UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Physicians Realty Trust
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CHI St. Luke's Health
NORTHSIDE MEDICAL
IMS
10815

DOC
10 YEARS

2023 NOTICE OF ANNUAL MEETING
& Proxy Statement

PHYSICIANS REALTY TRUST

Invest in better.®

DOC
LISTED
NYSE

LETTER TO OUR SHAREHOLDERS
March 23, 2023

DEAR FELLOW SHAREHOLDERS,
You are cordially invited to attend the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Physicians Realty Trust to be held on Wednesday, May 3, 2023, at 2:00 p.m., Central Daylight Time, at The Westin Milwaukee located at 550 N Van Buren St, Third Floor, Milwaukee, WI 53202.
This booklet includes the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”). The Proxy Statement provides information about Physicians Realty Trust, in addition to describing the business we will conduct at the meeting.
As we approach our tenth anniversary on July 19, 2023, we hope you will be able to attend the Annual Meeting as we celebrate our Company’s successes to date. Whether or not you plan to attend the Annual Meeting, please mark, sign, and date the proxy card received and return it in the accompanying envelope as soon as possible. Your common shares will be voted in accordance with the instructions you have provided in your proxy card. You may attend the Annual Meeting and vote online even if you have previously returned your proxy card by following the instructions included in the Proxy Statement. We hope you are able to join us on May 3.
Sincerely,

IMPORTANT
A proxy card is enclosed. We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Any shareholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked. Please note, however, that if your common shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a legal proxy issued in your name. Please refer to the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” for instructions regarding how to vote your common shares.
IT IS IMPORTANT THAT YOU VOTE YOUR COMMON SHARES

Governor Tommy G. Thompson Chairman of the Board of Trustees	John T. Thomas President, Chief Executive Officer, and Trustee

Physicians Realty Trust 309 N. Water Street, Suite 500 Milwaukee, Wisconsin 53202	Website: www.docreit.com Phone Number: (414) 367-5600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time Wednesday, May 3, 2023 2:00 p.m., Central Daylight Time	Location The Westin Milwaukee 550 N Van Buren St, Third Floor, Milwaukee, WI 53202	Who Can Vote Shareholders as of February 24, 2023, are entitled to vote

Proposals	Voting Items	Board Vote Recommendation	For Further Details
Proposal 1:	Election of 9 Trustees	FOR each trustee nominee	Page 12
Proposal 2:	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm	FOR	Page 39
Proposal 3:	Approval on a non-binding advisory basis of the compensation paid to the Company’s named executive officers	FOR	Page 47
Proposal 4:	Approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan	FOR	Page 77
Proposal 5:	Approval of the Amended and Restated Physicians Realty Trust 2015 Employee Stock Purchase Plan	FOR	Page 86

Shareholders will also act on other business properly presented to the Annual Meeting or any adjournments or postponements thereof.
The preceding items of business are more fully described in the Proxy Statement accompanying this Notice of the Annual Meeting. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
The Board of Trustees (“Board”) has fixed the close of business on February 24, 2023, as the record date (the “Record Date”) for identifying those shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting. On or about March 23, 2023, the Company mailed or made available on the Internet this Notice, the Proxy Statement, and the Company’s 2022 Annual Report to shareholders.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and vote as soon as possible. For specific instructions on how to vote your common shares, please refer to the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting”.
All shareholders are cordially invited to attend the Annual Meeting. If, as of the close of business on the record date, your common shares were registered directly in your name, then you received this Proxy Statement by regular mail and you may authorize a proxy to cast your vote by mail by following the instructions on the enclosed proxy card. If, as of the close of business on the record date, your common shares were not held directly in your name but rather were held in an account with a brokerage firm, bank or similar intermediary organization, then you are the beneficial holder of common shares held in “street name,” and a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials on the Internet was sent to you by that intermediary. You may authorize a proxy to cast your vote by mail, the telephone or over the Internet by following the instructions in the Notice.
Thank you for your ongoing support of Physicians Realty Trust.
By Order of the Board of Trustees of Physicians Realty Trust,
HOW TO VOTE
Internet www.investorvote.com/DOC
Telephone 1-800-652-VOTE (8683)
Mail Mark, sign, date, and return your proxy card in the enclosed envelope

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2023
Our Notice of Annual Meeting of Shareholders, the Proxy Statement and the Company’s 2022 Annual Report are available on the following website: www.investorvote.com/DOC

John T. Thomas President, Chief Executive Officer, and Trustee

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this proxy statement. Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we”, “us”, “our”, the “Company”, or “DOC” refer to Physicians Realty Trust, a Maryland real estate investment trust.

PROPOSAL 1 Election of 9 Trustees	The Board recommends a vote FOR each trustee nominee.
See page 12

PROPOSAL 2 Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm	The Board recommends a vote FOR this proposal.
See page 39

PROPOSAL 3 Approval on a non-binding advisory basis of the compensation paid to the Company’s named executive officers	The Board recommends a vote FOR this proposal.
See page 47

PROPOSAL 4 Approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan	The Board recommends a vote FOR this proposal.
See page 77

PROPOSAL 5 Approval of the Amended and Restated Physicians Realty Trust 2015 Employee Stock Purchase Plan	The Board recommends a vote FOR this proposal.
See page 86

Our Trustee Nominees
The tables below summarize the primary skills and experience of our trustee nominees. For a discussion of these qualifications and why they are important to our Board, see “Proposal 1: Election of Trustees — Trustee Nominees.” The committee memberships below indicate the composition of the committees of our Board.

			Committee Memberships
Trustee Nominees	Trustee Since	Independent	AC	CC	NCGC	FI
John T. Thomas President and Chief Executive Officer (“CEO”) Physicians Realty Trust	2013					•
Governor Tommy G. Thompson Former U.S. Secretary of Health and Human Services Non-Executive Chairman of the Board	2013			•	•	•
Stanton D. Anderson Former Partner McDermott Will & Emery	2013		•	c
Mark A. Baumgartner Former Chief Investment & Risk Officer and Sr. Managing Director The Ziegler Companies, Inc.	2013		c
Albert C. Black, Jr. Founder and Chairman On-Target Supplies & Logistics, Ltd.	2013				c	•
William A. Ebinger, M.D. Former Internist Advocate Aurora Health Care	2013			•		•
Pamela J. Kessler Co-President, Chief Financial Officer & Secretary LTC Properties, Inc.	2018		•
Ava E. Lias-Booker Partner McGuireWoods LLP	2022			•	•
Richard A. Weiss Former Managing Partner Foley & Lardner LLP	2013				•	c

AC	Audit Committee	CC	Compensation Committee	NCGC	Nominating and Corporate Governance Committee	FI	Finance and Investment Committee	C	Chair	●	Member

Corporate Governance Highlights
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

Accountability to Shareholders	• Annual Board Elections • Majority Voting for Trustees • Trustee Resignation Policy for Failed Elections
Board Independence
•    All Trustees Except One Management Trustee are Independent under New York Stock Exchange (“NYSE”) Rules
•    Audit, Nominating and Compensation Committees are 100% Independent
•    Independent Chairman
•    Separate Chairman and CEO Roles
•    Independent Trustees Meet Without Management Regularly

Alignment with Shareholder Interests
•    Annual Trustee Equity Awards That Vest Over Two Years
•    Trustee and Executive Officer Stock Ownership Guidelines
•    Commitment to Corporate Sustainability
•    Committee-Level Oversight of Environmental, Social, and Governance (“ESG”), and Human Capital Management, and Diversity, Equity, and Inclusion (“DEI”) Matters
•    Corporate Governance Guidelines
•    Code of Business Conduct and Ethics
•    Opted out of Business Combination and Control Share Acquisition Statutes In the Maryland General Corporation Law
•    No Shareholder Rights Plans

Our trustees stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications with management. Our non-management trustees meet regularly in executive session without the presence of our corporate officers.
DOC’S C.A.R.E. PHILOSOPHY
At DOC, we “Invest in Better” to help medical providers, developers, and shareholders realize better health care, better communities, and better returns. We are dedicated to making a difference in the lives of our team members, investors, health care partners, and those who visit our properties.
We C.A.R.E.

Collaborate & Communicate	Act with Integrity	Respect the Relationship	Execute Consistently
We have developed a collaborative culture of mutual respect, and team members have a sense of pride in what we accomplish together. We strive for true partnerships, working toward a common purpose and shared success.

Integrity and transparency are at the heart of all that we do. We believe that performing to the highest standards on behalf of our health care partners, team members, and investors is fundamental to our identity as a company.
		We continually support our partners so they can provide outstanding health care services in their communities. We are committed to providing industry-leading customer service.	By promoting a culture of innovation and creativity and, above all, consistency, we strive to exceed our clients’ expectations.

ESG Highlights

ENVIRONMENTAL

2022 Results & Initiatives	Recognition

•Since sharing our sustainability goals in our inaugural ESG Report released in 2020, which included 10% reduction goals in energy, emissions, water, and a 10% increase goal in waste diversion, we have reduced energy consumption by 10.1%, emissions by 10.8%, and water by 5.3%, with an increase of 8.6% in waste diversion over a 2018 baseline
•31 sustainability-driven capital expenditure projects totaling $5.6 million
•Developed an ESG Scorecard to benchmark sustainability performance for long-term incentive plans

	GRESB Public Disclosure Level score of 98 out of 100, rating of 75 out of 100, and Green Star Designation	Green Lease Leader Platinum from Institute for Market Transfor- mation and U.S. Dept. of Energy Better Buildings Alliance	26 Cumulative ENERGY STAR® Certifications, Qualifying for Certification Nation Premier Member status (16 new in 2022)	38 Cumulative IREM® Certified Sustainable Property (CSP) Designations (10 new in 2022)

SOCIAL

2022 Results & Initiatives	Recognition

•60% female workforce
•95% response rate in annual employee engagement survey conducted through an independent third party
•Incorporated anonymous gender identity, sexual orientation, and allyship questions to better understand and support our internal diversity
•$408,800 in philanthropic and charitable support
•902 hours of volunteerism, exceeding our 600 hour goal by over 50%
•DEI highlights included all-Team town halls with topics on generational diversity, work/life balance, mental health, intersectionality, and women in leadership

	Modern Healthcare Best Places to Work (2nd Year)	Milwaukee Journal Sentinel Top Workplaces (5th Year)

2022 CRE Insight Journal Excellence in Diversity, Equity, and Inclusion Award Winner

GOVERNANCE

2022 Results & Initiatives	Recognition

•Aligned annual ESG Report with the Global Reporting Initiative (GRI) standards, Sustainability Accounting Standards Board (SASB), the Task Force on Climate-Related Financial Disclosures (TCFD), and the United Nations Sustainable Development Goals (SDGs), contributing to 30 new sections of content disclosure
•Conducted annual Materiality Survey of stakeholders, including DOC’s Board of Trustees, Senior Leadership, and a selection of the Company’s equity investors
•In support of mental health, provided 8 hours of mental health programming, Company paid access to a meditation and sleep app, and one annual mental health and wellness paid time off day

	ISS ESG Corporate “Prime” Rating for ESG Performance and Disclosure	Kingsley Associates Award for Tenant Satisfaction	2023 Bloomberg Gender-Equality Index (first-time submitter)

2022 Financial and Operational Highlights

$178.3 million	$109.6 million	$53.9 million	$30.6 million
Total investment activity*	2 properties and 1 condominium unit acquired	Gain on the sale of three related properties in Great Falls, MT	Total loan activity
*Total investment activity includes $6.4 million of additional purchase consideration under five earn-out agreements

Cumulative Total Return

Our stock price has increased from $11.50 at the time of our initial public offering in July 2013 to $14.47 as of December 31, 2022. In addition, we paid a quarterly dividend of $0.225 on shares of our common stock each quarter beginning with the quarter ended December 31, 2013 through March 31, 2017 and a quarterly dividend of $0.230 on shares of our common stock each quarter beginning with the quarter ended June 30, 2017 through December 31, 2022. Cumulative total return of an investment in our common shares has outperformed both the MSCI US REIT Index (RMS) and the FTSE EPRA/Nareit North American Healthcare Index from the date of our initial public offering through December 31, 2022.

Total Health Care Properties	Total Portfolio Gross Leasable Area (sq. ft.)	Total Percent of Portfolio Leased	Percent of GLA On-Campus / Affiliated	Weighted average remaining lease term (years)
277	15,528,879	95%	90%	5.5
We have grown our portfolio of gross real estate investments from approximately $124 million at the time of our initial public offering in July 2013 to approximately $5.8 billion as of December 31, 2022. As of December 31, 2022, our portfolio consisted of 277 health care properties with approximately 15,528,879 net leasable square feet, which were approximately 95% leased with a weighted average remaining lease term of approximately 5.5 years. As of December 31, 2022, approximately 90% of the net leasable square footage of our portfolio was either on a campus with a hospital or other health care facility or strategically affiliated with a hospital or other health care facility.

Executive Compensation Highlights
CONSISTENTLY POSITIVE SAY-ON-PAY RESULTS

We provided shareholders with a “say-on-pay” advisory vote on executive compensation at the 2022 annual meeting of shareholders. We maintain an open line of communication with our investors on our compensation practices and have consistently received high say-on-pay support from our shareholders.
At the 2022 annual meeting of shareholders, 95% of the votes cast by shareholders were cast “For” the approval of the compensation of our named executive officers (“NEOs”). In the last five years, say-on-pay results have averaged 94% approval results.

Say on Pay Results
2018	2019	2020	2021	2022	AVERAGE
94%	98%	97%	84%	95%	94%

PAY AND PERFORMANCE ALIGNMENT
Our executive compensation program is designed to reward successful annual performance while encouraging long-term value creation for our shareholders. NEO short- and long-term incentive compensation is subject to rigorous, objective, at-risk performance hurdles across multiple metrics and performance periods, which the compensation committee intends to be an incentive to management to drive Company performance and encourage prudent risk management consistent with the Company’s financial and strategic goals.

NEW ESG PERFORMANCE METRIC IN 2023
Consistent with incorporating our ESG goals into our business, the compensation committee has determined to add a new ESG metric to our 2023 long-term incentive plan.
This ESG scorecard metric includes numerous quantitative and qualitative environmental, social, and governance factors to connect our NEOs’ incentive compensation to our ESG performance. This metric aligns with the Company’s current key ESG initiatives, including but not limited to the following areas:
•Transparent environmental disclosure
•Excellence in ESG reporting
•Sustainability-driven capital investment targets
•DEI training
•Employee satisfaction
•Employee engagement
•Supplier diversity targets

2022 COMPENSATION SNAPSHOT
Our executive compensation program is designed to retain and motivate our executive officers, each of whom is critical to the Company’s continued success and growth. Our 2022 executive compensation awards reflect our commitment to aligning pay with performance. The primary elements of our executive compensation program are base salary, performance-based annual incentive compensation, restricted stock, and performance-based long-term incentive compensation. These elements were selected by the compensation committee because each element is important in meeting one or more of our executive compensation principles. Additionally, the majority of our executive officer pay is typically performance-based. The following snapshot details the CEO pay mix, as well as the average NEO (excluding the CEO) pay mix for 2022.

Fiscal 2022 Elements	CEO Pay Mix	Average other NEO Pay Mix	Description and Metrics
Base Salary and Other
Fixed cash income to compensate executives for their qualifications and the value of their performance in a competitive market. This also includes all other compensation such as: vacation payout, 401(k) match, and other benefits.

Performance-Based Annual Incentive
Annual cash incentive program designed to motivate our executives to achieve annual financial goals and other business objectives. The total amount paid is based on the achievement of annual operating performance goals and individual performance.

Restricted Stock
Annual equity incentive awards designed to retain executives and further align the interests of our executives with those of our shareholders by facilitating significant ownership of stock by the officers. The number of shares of restricted stock awarded is primarily based on the officer’s position and level of responsibility.

Performance-Based Long-Term Incentive
Annual equity incentive program designed to motivate our executives to achieve long-term financial goals and other business objectives. The total amount paid is based on the achievement of operating performance goals over a three fiscal-year period including dividend equivalent units.

Performance-Based Compensation(1)		At-Risk Compensation(2)
CEO Pay Mix	Avg other NEO Pay Mix	CEO Pay Mix	Avg other NEO Pay Mix
65%	60%	82%	77%
1.Includes performance-based annual cash incentive awards and performance-based long-term equity incentive awards.
2.Includes performance-based annual cash incentive awards, restricted stock awards subject to time-vesting requirements, and performance-based long-term equity incentive awards.

TABLE OF CONTENTS

Corporate Governance	12	Compensation Design and Philosophy	51
PROPOSAL 1: Election of Trustees	12	2022 Executive Compensation	56
Board Composition	13	Additional Compensation Plan Features and Policies	64
Trustee Nominees	13
Trustee Nomination Procedure	24	Compensation Committee Report	65
Trustee Independence	24	Executive Compensation Tables	66
Annual Board and Committee Self-Evaluation	24	Summary Compensation Table	66
Our Board and Committees	25	All Other Compensation in 2022	67
Board Leadership Structure	25	2022 Grants of Plan-Based Awards Table	68
Committee Membership and Structure	25	Outstanding Equity Awards at 2022 Fiscal Year-End	69
Trustee Engagement	28
Corporate Governance Guidelines	28	2022 Option Exercises and Stock Vested Table	69
Corporate Governance Highlights and Enhancements	28	Employment Agreements with Named Executive Officers	70

Board Responsibilities	29	Potential Payments Upon a Change in Control and/or Termination	71
Strategic Oversight	29
Risk Oversight	29	CEO Pay Ratio	76
Code of Business Conduct and Ethics	30	PROPOSAL 4: Approval of the Amended and Restated 2013 Equity Incentive Plan	77
Commitment to Corporate Responsibility and Sustainability	30
		PROPOSAL 5: Approval of the Amended and Restated 2015 Employee Stock Purchase Plan	86
Human Capital Management & DEI	33
Philanthropy & Volunteerism	36
Shareholder Outreach and Engagement	36	Stock Ownership	90
Non-Employee Trustee Compensation	38	Equity Compensation Plan Information	90
		Beneficial Ownership of the Company’s Securities	90
Audit Committee Matters	39	Certain Relationships and Related Party Transactions	92
PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm	39
		Questions and Answers about the Proxy Materials and the Annual Meeting	93
Selection and Engagement of Independent Registered Public Accounting Firm	40

Audit Committee Pre-Approval Policies and Procedures	40	Next Annual Meeting - Shareholder Proposals and Trustee Nominations	97

Fees Paid to Independent Registered Public Accounting Firm	40
		Information not incorporated into this Proxy Statement	97
Report of the Audit Committee	41

Executive Officers	42	Other Matters	97
		Appendix A - Non-GAAP Reconciliation	98
Executive Compensation	47	Appendix B - Amended and Restated 2013 Equity Incentive Plan	99
PROPOSAL 3: Advisory Vote on Executive Compensation	47
		Appendix C - Amended and Restated 2015 Employee Stock Purchase Plan	112
Compensation Discussion and Analysis	48
Executive Summary	48	Appendix D - Proxy Card	121

FORWARD-LOOKING STATEMENTS
This proxy statement contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, “continue”, “intend”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements may include statements regarding the Company’s strategic and operational plans, including the Company’s environmental, social and governance goals and initiatives, the Company’s ability to generate internal and external growth, and the Company’s future outlook. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the SEC. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a discussion of factors that could impact the Company’s results, performance, or transactions, see Part I, Item 1A (Risk Factors) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”).

CORPORATE GOVERNANCE

PROPOSAL 1 Election of 9 Trustees
BOARD OF TRUSTEES AND NOMINEES
The Board currently consists of nine trustees, and the term of all of the trustees expires at the Annual Meeting. Upon recommendation of the nominating and corporate governance committee of the Board, the Board has proposed that the following nine nominees be elected to the Board at the Annual Meeting, each of whom will hold office for a one-year term until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified: John T. Thomas, Tommy G. Thompson, Stanton D. Anderson, Mark A. Baumgartner, Albert C. Black, Jr., William A. Ebinger, M.D., Pamela J. Kessler, Ava E. Lias-Booker, and Richard A. Weiss. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. The proxies solicited by this proxy statement may not be voted for more than nine nominees. Biographical information about each of the nominees is provided herein.
REQUIRED VOTE
Pursuant to our bylaws, in uncontested elections (which is the case for the Annual Meeting), the nominees for election to the Board who receive a majority of all of the votes cast for the election of trustees shall be elected trustees. Each nominee receiving more “FOR” votes than “AGAINST” votes will be elected. Proxies may not be voted for more than nine trustees and shareholders may not cumulate votes in the election of trustees. With respect to Proposal 1, votes cast do not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
In accordance with our corporate governance guidelines, if an incumbent trustee who is nominated for election to the Board fails to receive the required number of votes for re-election, the trustee is required to tender his or her resignation promptly following the Annual Meeting; in which case, within 90 days following certification of the shareholder vote, the nominating and corporate governance committee will determine whether to recommend that the Board accept the trustee’s resignation, and upon submission of the nominating and corporate governance committee’s recommendation to the Board, the Board will decide and act on the matter in its discretion. The nominating and corporate governance committee and the Board may consider any factors they deem relevant in deciding whether to recommend or accept a trustee’s resignation. In general, any trustee who tenders his or her resignation will not participate in the nominating and corporate governance committee recommendation or Board action regarding whether to accept the resignation offer. The Company will disclose promptly the Board’s decision regarding whether to accept or reject the trustee’s resignation offer and its rationale for such decision in a Current Report on Form 8-K.
Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. At the time of the Annual Meeting, in the event any nominee is unable or declines to serve as trustee, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. If elected at the Annual Meeting, each of the nominees would serve a one-year term until the 2024 annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named above.

The Board recommends a vote “FOR” the election of John T. Thomas, Tommy G. Thompson, Stanton D. Anderson, Mark A. Baumgartner, Albert C. Black, Jr., William A. Ebinger, M.D., Pamela J. Kessler, Ava E. Lias-Booker, and Richard A. Weiss as trustees.

Board Composition
TRUSTEE NOMINEES
The nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new trustees as well as the composition of the Board as a whole. This assessment includes an analysis of trustees’ qualifications under the categorical standards for independence, as well as consideration of diversity, age, skills, and experience in the context of the Board’s needs. Nominees for trusteeship are selected by the nominating and corporate governance committee in accordance with the policies and principles in its charter and the corporate governance guidelines. The nominating and corporate governance committee considers trustee candidates recommended by its members and other Board members, as well as by management and shareholders. In addition, the nominating and corporate governance committee may engage the assistance of a professional search firm. All potential trustee candidates are reviewed by the nominating and corporate governance committee in consultation with the Chairman of the Board and the CEO. The nominating and corporate governance committee decides whether to recommend one or more candidates to the Board for nomination.
The nominating and corporate governance committee may consider the following criteria, among others it deems appropriate, in recommending candidates for election to the Board:
i.personal and professional integrity, ethics, and values;
ii.experience in corporate management, such as serving as an officer or former officer of a publicly held company;
iii.experience in the Company’s industry;
iv.experience with relevant social policy concerns;
v.experience as a board member of another publicly held company;
vi.ability and willingness to commit adequate time to the Board and its committee matters;
vii.the fit of the individual’s skills with those of the other members of the Board and potential members of the Board in the building of a board that is effective, collegial, and responsive to the needs of the Company;
viii.academic expertise in an area of the Company’s operations; and
ix.practical and mature business judgment.
In addition to the criteria set forth above, the nominating and corporate governance committee considers diversity for trustee nominees in terms of perspective, background, experience, gender, race, and ethnic or national origin. Our corporate governance guidelines provide that the nominating and corporate governance committee should include women and minority candidates in each pool of candidates from which new trustee nominees are chosen.

SKILLS, EXPERIENCE, QUALITIES, AND CHARACTERISTICS

Knowledge, Skills, and Experience
Health Care	●	●		●	●	●	●		●
Real Estate	●			●			●
Strategy and Business Development	●	●	●	●	●	●	●	●
Government and Regulatory	●	●	●					●
Risk Management				●			●	●	●
Finance and Reporting			●	●			●		●
Board	●	●	●	●	●	●	●	●	●
Senior Leadership	●	●	●	●	●	●	●	●	●
DEI	●				●		●	●
Independent		●	●	●	●	●	●	●	●
Gender
Male	●	●	●	●	●	●			●
Female							●	●
Race/Ethnicity
African American or Black					●			●
Alaskan Native or American Indian
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	●	●	●	●		●	●		●
Based on trustee nominees' self-identified characteristics. We do not currently have any Trustees who self-identify as LGBTQIA+.

The charts on this page and the previous highlight certain skills, experiences, qualities, and characteristics that the particular trustee has, as more fully discussed below. A notation for an attribute indicates that the nominee gained the attribute through a current or prior position other than his or her service on the Company's Board. Our Board did not assign specific weights to any of these attributes or otherwise rate the level of a nominee’s attribute relative to the rating for any other potential nominee. The absence of a mark for an attribute does not necessarily mean that the nominee does not possess that attribute; it means only that when the Board considered that nominee in the overall context of the composition of our Board, that attribute was not a key factor in the determination to nominate that individual. Further information on each nominee’s qualifications and relevant experience is provided in the individual biographies that follow the chart.

Skills and Experience	Description
Health Care	enhances the Board’s ability to understand the Company’s portfolio and business, assess challenges specific to the health care industry, and evaluate the Company’s strategy
Real Estate	provides the Board with insight into understanding the Company’s strengths and challenges specific to real estate investment trusts (“REITs”) and real estate industries
Strategy and Business Development	allows the Board to guide the Company in the execution of its short-term and long-term business strategies and supports the ongoing evaluation of the Company’s assets and portfolio
Government and Regulatory	promotes the Board’s understanding of the Company’s compliance with regulatory requirements
Risk Management	helps the Board appreciate, anticipate, and oversee the Company’s management of its various risks
Finance and Reporting	assists the Board in understanding and overseeing the Company’s financial statements, financial reporting, and internal controls
Board	provides insight into public and/or private company best practices and enhances the Board’s oversight of operations and governance
Senior Leadership	brings leadership qualifications and skills and encourages development of leadership qualities in others while navigating in an atmosphere of continued change
Diversity, Equity, and Inclusion	facilitates the Company's DEI initiatives to foster equity in the workplace by providing recruitment, retention, education, and advancement support for our employees

BIOGRAPHIES OF TRUSTEES

Age: 56 Trustee Since: 2013 Committees: Finance and Investment Independent: No
John T. Thomas
BACKGROUND
•President, Chief Executive Officer, and Trustee, Physicians Realty Trust, 2013-Present
•EVP - Medical Facilities Group, Welltower Inc. (NYSE: WELL, formerly Health Care REIT Inc.), 2009-2012
•President, Chief Development Officer and Business Counsel, Cirrus Health, 2005-2008
•SVP and General Counsel, Baylor Health Care System, 2000-2005
•General Counsel and Secretary, Unity Health System, 1997-2000
•Tax Attorney, Sonnenschein, Nath & Rosenthal (now Dentons), 1995-1997
•Tax Attorney, Shook, Hardy & Bacon, 1992-1995
•Tax Attorney, Milbank, Tweed, Hadley & McCoy, 1990-1992
•Graduate of Vanderbilt University Law School, with a J.D.
•Graduate of Jacksonville State University, finishing with Distinction and Special Honors with a B.S. in Economics
Mr. Thomas is our President and Chief Executive Officer and serves on our Board and is a member of the finance and investment committee. Mr. Thomas has been the chief executive officer and trustee since our organization in April 2013. Mr. Thomas was the Executive Vice President-Medical Facilities Group for Welltower Inc. (NYSE: WELL, formerly known as Health Care REIT Inc.) from January 2009 to July 2012. Prior to Welltower, Mr. Thomas served as President, Chief Development Officer and Business Counsel of Cirrus Health from August 2005 to December 2008, where he led efforts to acquire and manage four hospitals and an endoscopy center, as well as efforts to develop other outpatient care facilities. From October 2000 to July 2005, he served as Senior Vice President and General Counsel for Baylor Health Care System in Dallas, Texas. As General Counsel for Baylor Health Care System, he was responsible for legal and government affairs. Mr. Thomas has been recognized for his team’s advocacy work on Texas H.B. 3 and Proposition 12, the 2003 Texas legislative and constitutional amendment efforts to increase patient access to physicians and care through reforms to Texas’ medical malpractice laws. He was also co-founder and chairman of the Coalition for Affordable and Reliable Health Care, a national coalition to reform medical malpractice laws through federal legislation. Mr. Thomas has testified before the Ways and Means Committee and Energy and Commerce Committee of the U.S. House of Representatives and a sub-committee of the U.S. Senate’s Homeland Security Committee, all related to health care policy. From April 1997 to October 2000, he served as General Counsel and Secretary for Unity Health System, a five hospital division of the Sisters of Mercy Health System in St. Louis, MO, where he oversaw legal affairs for the health care delivery system and its operating subsidiaries. Mr. Thomas was a member of the Board of Directors of Education Realty Trust, Inc. (NYSE: EDR) from 2016 to 2018 at which time EDR was sold to a private company. He also serves on the Board of Trustees for the Jacksonville State University Foundation.
Mr. Thomas began his career as a tax lawyer at Milbank, Tweed, Hadley & McCoy in New York, NY in 1990, and was elected a partner at Sonnenschein, Nath & Rosenthal (now Dentons) in April 1997. Mr. Thomas received his J.D. from Vanderbilt University Law School and his B.S. in Economics from Jacksonville State University, where he was a scholarship letterman on the football team and was a member of the Academic All-Conference Team. Mr. Thomas graduated with Distinction and Special Honors in Economics.
TRUSTEE QUALIFICATIONS
We have determined that Mr. Thomas should serve on our Board given his background, skills, and extensive experience in the health care industry. As President and Chief Executive Officer of the Company, he is knowledgeable on all aspects of the Company’s business and operations and has considerable executive experience in the real estate industry.

Age: 81 Trustee Since: 2013 Committees: Compensation, Nominating and Corporate Governance, Finance and Investment Independent: Yes
Governor Tommy G. Thompson
BACKGROUND
•Non-Executive Chairman of the Board, Physicians Realty Trust, 2013-Present
•President, University of Wisconsin System, 2020-2022
•United States Secretary of Health and Human Services, 2001-2005
•Governor of State of Wisconsin, 1987-2001
•Senior Advisor, Deloitte & Touche USA LLP, 2005-2009
•Senior Partner, Akin Gump Strauss Hauer & Feld LLP, 2005-2012
•President, Logistics Health, Inc., 2005-2011
•Graduate of the University of Wisconsin-Madison, with a B.S. and J.D.
Governor Thompson was appointed to our Board in connection with our initial public offering (“IPO”) in July 2013 and is the non-executive chairman of our Board and a member of the compensation committee, nominating and corporate governance committee, and the finance and investment committee. Governor Thompson served the University of Wisconsin System as President from July 2020 to March 2022. Governor Thompson is the former United States Health and Human Services (HHS) Secretary, serving from 2001 to 2005, and a four-term Governor of Wisconsin. Following his terms in public office, Governor Thompson built, and continues to build, on his efforts as HHS Secretary and Governor to develop innovative solutions to the health care challenges facing American families, businesses, communities, states and the nation. These efforts focus on improving the use of information technology in hospitals, clinics, and doctors’ offices; promoting healthier lifestyles; strengthening and modernizing Medicare and Medicaid; and expanding the use of medical diplomacy around the world. From 2005 until 2009, Governor Thompson served as a senior advisor at the consulting firm Deloitte & Touche USA LLP and was the founding independent chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation’s most pressing health care and public health related challenges. From 2005 to early 2012, Governor Thompson served as a senior partner at the law firm of Akin Gump Strauss Hauer & Feld LLP. Governor Thompson served as Chairman of the Board of Trustees of Logistics Health, Inc. from January 2007 to May 2011, and served as President from February 2005 to January 2011. Governor Thompson served on the Board of Directors of Centene Corporation from 2005 to 2022. Governor Thompson currently serves on the Board of Directors of United Therapeutics Corporation (since 2010) and TherapeuticsMD, Inc. (since 2012). Governor Thompson was formerly a director of C.R. Bard, Inc., Cytori Therapeutics, Inc., Cancer Genetics, Inc., CareView Communications, Inc., and Tyme Technologies, Inc. Governor Thompson received his B.S. and J.D. from the University of Wisconsin-Madison.
TRUSTEE QUALIFICATIONS
We have determined that Governor Thompson should serve on our Board because of his public company board experience, extensive knowledge of the evolving health care industry, and unique experience with physicians, health care decision makers, and business executives nationwide regarding health care policy and improvements within the industry.

Age: 82 Trustee Since: 2013 Committees: Audit, Compensation (Chair) Independent: Yes
Stanton D. Anderson
BACKGROUND
•Trustee, Physicians Realty Trust, 2013-Present
•Partner, McDermott Will & Emery, 1995-2008
•Senior Counsel to the President and CEO, U.S. Chamber of Commerce, 1997-2016
•Executive Vice President and Chief Legal Officer, U.S. Chamber of Commerce, 2003-2007
•Counsel, Reagan-Bush Presidential Campaign, 1980
•Graduate of Willamette University, with a J.D. and served as a member of the Law Review
•Graduate of Westmont College, with a B.A.
Mr. Anderson was appointed to our Board in connection with our IPO in July 2013 and is the Chairman of the compensation committee and is a member of the audit committee. Mr. Anderson resigned as a partner from the law firm McDermott Will & Emery in February 2008. He served as Senior Counsel to the President and CEO of the U.S. Chamber of Commerce (the “Chamber”) from 1997 until 2016. While a partner at McDermott Will & Emery, Mr. Anderson served as Executive Vice President and Chief Legal Officer of the Chamber. Mr. Anderson also oversaw the National Chamber Litigation Center, the public policy legal arm of the Chamber; the Institute for Legal Reform, a Chamber affiliate dedicated to restoring fairness, efficiency, and consistency to the U.S. civil justice system; and the Chamber’s Office of General Counsel. Mr. Anderson was involved in national political affairs, including managing a number of Republican conventions and serving as Counsel to the Reagan-Bush Campaign in 1980. Mr. Anderson received a number of Presidential appointments, including the President’s Advisory Committee on Trade Negotiations, the Presidential Commission on Personnel Interchange, and he chaired the U.S. delegation to the United Nations Conference on New and Renewable Energy Resources in 1981. Mr. Anderson previously served on the Board of Directors of two public companies, CB Richard Ellis (now CBRE), where he chaired the audit committee for a number of years, and Aegis Communications Group, where he chaired a number of board committees, including the audit committee. Mr. Anderson graduated from Westmont College, where he was a Small College All-American basketball player, and he graduated from Willamette University with a J.D. degree and served as a member of the Law Review.
TRUSTEE QUALIFICATIONS
We have determined that Mr. Anderson should serve on our Board because of his significant financial and legal experience, prior service as a member of the Board of Directors of other public companies, and his familiarity with business policy.

Age: 67 Trustee Since: 2013 Committees: Audit (Chair) Independent: Yes
Mark A. Baumgartner
BACKGROUND
•Trustee, Physicians Realty Trust, 2013-Present
•Chief Investment & Risk Officer and Senior Managing Director, The Ziegler Companies, Inc., 2009-2020
•Investment Banker, The Ziegler Companies, Inc., 1984-2009
•Graduate of the University of Notre Dame, with a B.B.A. in Finance
Mr. Baumgartner was appointed to our Board in connection with our IPO in July 2013 and is the Chairman of the audit committee. From 2009 to 2020, Mr. Baumgartner served as the Chief Investment & Risk Officer and a Senior Managing Director of The Ziegler Companies, Inc. (“Ziegler”). During his tenure he was responsible for review of certain transactions underwritten by the firm for hospitals, senior living entities, and charter schools, totaling approximately $3 billion annually. In addition, Mr. Baumgartner oversaw Ziegler’s proprietary investments, private equity funds, and general business risks. Prior to assuming his position in 2009, Mr. Baumgartner worked as an investment banker at Ziegler beginning in 1984. Over the next 25 years, he completed more than 150 public debt offerings in excess of $5 billion for hospital systems, clinics, and senior living facilities across the country. During that time, Mr. Baumgartner’s investment banking activities included mergers, acquisitions, and financial advisory work as well as tax-exempt and taxable financings on a fixed variable or blended interest rate basis. Mr. Baumgartner also worked on numerous strategic advisory transactions for health care providers involved in merging, acquiring, or partnering with other health care entities. Mr. Baumgartner was a registered representative and registered principal of Ziegler. He earned a B.B.A. in finance from the University of Notre Dame.
TRUSTEE QUALIFICATIONS
We have determined that Mr. Baumgartner should serve on our Board because of his health care industry expertise, financial expertise, and capital markets experience.

Age: 63 Trustee Since: 2013 Committees: Nominating and Corporate Governance (Chair), Finance and Investment Independent: Yes
Albert C. Black, Jr.
BACKGROUND
•Trustee, Physicians Realty Trust, 2013-Present
•Founder and Chairman, On-Target Supplies & Logistics, Ltd., 1982-Present
•Graduate of Southern Methodist University's Cox School of Business, with a M.B.A.
•Graduate of the University of Texas at Dallas
Mr. Black was appointed to our Board in connection with our IPO in July 2013 and is the Chairman of the nominating and corporate governance committee, and a member of the finance and investment committee. Mr. Black founded On-Target Supplies & Logistics, Ltd. (“On-Target”), a regional logistics management firm that provides outsourced services to a diverse set of companies, in 1982. On-Target's services include a broad range of supply chain functions. As Executive Chairman of the company, Mr. Black’s responsibilities include developing its executive management, corporate strategy, and leadership, including diversity, equity, and inclusion efforts to build and grow diverse teams. On-Target's affiliate companies are TreCo Investments and READYTOWORK®, a workforce training and development company. Mr. Black’s professional and community experience over the years has included serving in leadership positions with several civic and educational institutions, including Baylor Scott and White Health, one of the leading health care delivery systems in the country, where he has served as a trustee for over 25 years. Mr. Black is a past Chairman of the Board of Trustees for Baylor Health Care System. Mr. Black also serves as the inaugural chairman of the Charles A. Sammons Cancer Center Board. He is also a sponsoring trustee of the BSWH Diabetes Health and Wellness Institute. Mr. Black also has served as Chairman of the boards of Dallas Regional Chamber BSWH, PrimeSource, and the Dallas Housing Authority. In February 2023, Mr. Black was honored by having a new elementary school named after him in Dallas, Texas. The ceremony for Albert C. Black Elementary School was attended by community members, educators, and school officials who recognized Mr. Black's legacy as a dedicated educator and civil rights leader. Mr. Black’s college and university board experience includes St. Louis University Board of Trustees, Baylor University Regent, Texas Southern University Regent, and Paul Quinn College Regent. Mr. Black received a bachelor's degree from the University of Texas at Dallas and earned an MBA from the Cox School of Business at Southern Methodist University.
TRUSTEE QUALIFICATIONS
We have determined that Mr. Black should serve on our Board because of his entrepreneurial start-up business experience, his experience as President and CEO of a company, and his insightful perspective serving as a long-standing member of the board of trustees of a major health care delivery system, as well as other civic and educational institutions. We also have determined that Mr. Black’s leadership in diversity, equity, and inclusion matters is an asset as Chairman of our nominating and corporate governance committee.

Age: 68 Trustee Since: 2013 Committees: Compensation, Finance and Investment Independent: Yes
William A. Ebinger, M.D.
BACKGROUND
•Trustee, Physicians Realty Trust, 2013-Present
•Internist, Advocate Aurora Health Care, 2008-2021
•President of the Medical Staff, Aurora Medical Center, Grafton, Wisconsin, 2010-2013
•Medical Director, Ozaukee Region, Aurora Advanced Healthcare Division, 2012-2014
•Physician Shareholder, Advanced Healthcare, 1992-2008
•Physician Shareholder, Milwaukee Medical Clinic, 1984-2002
•Postgraduate Training, Internal Medicine, University of Michigan
•Graduate of Cornell College and the Pritzker School of Medicine at the University of Chicago
•Certification, American Board of Internal Medicine since 1983
•Member, American College of Physicians
Dr. Ebinger was appointed to our Board in connection with our IPO in July 2013 and is a member of the compensation committee and the finance and investment committee. Dr. Ebinger was a practicing internist with Advocate Aurora Health Care, now one of the 10 largest not-for-profit integrated health systems in the nation with 28 hospitals, 8,300 physicians, and approximately $9.4 billion annual revenue, from 2008 through 2021. Dr. Ebinger served as the inaugural President of the Medical Staff at the Aurora Medical Center in Grafton, Wisconsin from 2010 through 2013. Dr. Ebinger served as a Medical Director for the Ozaukee Region of the Aurora Advanced Healthcare Division from 2012 through 2014. Dr. Ebinger was also a member of the Board of Directors for the Aurora Medical Group upon its formation in 2008 and served as the inaugural President of the Aurora Greater Milwaukee North Market Management Committee from 2014 through 2017. Prior to joining Aurora Health Care in 2008, Dr. Ebinger was a shareholder of Advanced Healthcare, the largest independent physician practice group in Southeastern Wisconsin with 250 physicians, and served on its Board of Directors for 12 years. In 2008, Dr. Ebinger helped Advance Healthcare arrange a strategic hospital affiliation with Aurora Health Care to create Aurora Advanced Health Care. Dr. Ebinger graduated from Cornell College and the Pritzker School of Medicine at the University of Chicago. Dr. Ebinger completed his postgraduate training in Internal Medical at the University of Michigan, is certified by the American Board of Internal Medicine, and is a member of the American College of Physicians.
TRUSTEE QUALIFICATIONS
We have determined that Dr. Ebinger should serve on our Board because of his unique perspective as a practicing physician and experience with the integration and affiliation of an independent physician practice group with a leading health care delivery system.

Age: 57 Trustee Since: 2018 Committees: Audit Independent: Yes
Pamela J. Kessler
BACKGROUND
•Trustee, Physicians Realty Trust, 2018-Present
•Co-President, LTC Properties, Inc. (NYSE: LTC), May 2020-Present
•EVP, LTC Properties, Inc., 2007-May 2020
•Chief Financial Officer and Corporate Secretary, LTC Properties, Inc., 2007-Present
•VP - Controller, LTC Properties, Inc., 2000-2007
•Corporate Controller, The Ezralow Company, 1997-2000
•Director of Financial Reporting, Irvine Apartment Communities, 1994-1997
•Assistant Controller, Inland Empire Division of KB Home, 1992-1994
•Senior Accountant, Real Estate Group, Ernst & Young LLP., 1989-1992
•Graduate of the University of California-Irvine, with Honors earning a B.A. in Economics
•Licensed Certified Public Accountant (CPA-Inactive)
Ms. Kessler was appointed to our Board on January 1, 2018, and is a member of the audit committee. Ms. Kessler is the Chief Financial Officer and Secretary of LTC Properties, Inc. (NYSE: LTC), positions she has held since 2007 and was promoted to Co-President in May 2020. Ms. Kessler previously served as EVP of LTC from 2007 - May 2020. She has been with LTC as a member of the senior management team since 2000, when she joined as Vice President, Controller. Ms. Kessler oversees all aspects of finance, accounting, corporate reporting, tax, and risk management, and is also responsible for LTC’s capital markets and key stakeholder engagement activities. She has over 25 years of real estate experience and has demonstrated expertise in developing, leading, and executing capital markets and financial planning and analysis activities. LTC is a real estate investment trust that invests in senior housing and post-acute/skilled nursing properties primarily through sale-leaseback transactions, mortgage financing, and structured finance solutions, including mezzanine lending. Prior to joining LTC, Ms. Kessler served as the Corporate Controller for a privately held commercial and multifamily real estate developer. She was also the Director of Financial Reporting for Irvine Apartment Communities, a publicly traded multifamily REIT, and Assistant Controller of the Inland Empire division of KB Home, one of the nation’s largest publicly traded homebuilders. She began her career as a certified public accountant in the real estate group at Ernst & Young LLP. Ms. Kessler also serves on the board and as a member of the real estate committee of the Providence Tarzana Foundation. Providence Cedars-Sinai Tarzana Medical Center is a 249-bed hospital serving the San Fernando Valley, a joint venture between Providence St. Joseph Health, a national not-for-profit health system comprised of 50 hospitals and 829 clinics throughout the western part of the United States, and Cedars-Sinai Health System. Ms. Kessler graduated with honors earning her bachelor’s degree in economics from the University of California, Irvine where she was the Vice President of Student Services. Ms. Kessler is a founding member of the Women of the Dean’s Leadership Society at the UC Irvine School of Social Sciences. Her current efforts within this organization include the development of a mentorship program with a focus on female leadership to provide undergraduate women with professional advice, guidance, and networking opportunities.
TRUSTEE QUALIFICATIONS
We have determined that Ms. Kessler should serve on our Board because of her experience as CFO and Secretary of a publicly traded company, her REIT experience, and her financial knowledge and expertise.

Age: 62 Trustee Since: 2022 Committees: Compensation, Nominating and Corporate Governance Independent: Yes
Ava E. Lias-Booker
BACKGROUND
•Trustee, Physicians Realty Trust, 2022-Present
•Partner, McGuireWoods LLP, 2004-Present
•Partner, Saul Ewing LLP, 2001-2004
•Partner, Gordon, Feinblatt, Rothman, Hoffberger & Hollander LLP, 1995-2001
•Partner, Saul Ewing LLP (formerly Weinberg & Green LLC), 1994-1995
•Associate, Saul Ewing LLP (formerly Weinberg & Green LLC), 1986-1994
•Graduate of Maryland Francis King Carey School of Law, with a J.D.
Ms. Lias-Booker was appointed to our Board on March 1, 2022. A seasoned trial and appellate lawyer, Ms. Lias-Booker serves in a number of leadership roles at McGuireWoods LLP, a leading international law firm, where she has been a partner since 2004. She is a member and past chair of the firm's Diversity & Inclusion Committee, a member of its Diversity Action Committee, and part of the firm’s Associates Committee. Ms. Lias-Booker is also a former Baltimore office managing partner. Ms. Lias-Booker leads the Baltimore litigation practice with three decades of first chair trial experience representing businesses from a broad range of industries in complex commercial and civil litigation. She served as co-lead counsel to a multinational oil and gas corporation that successfully argued for the reversal of jury verdicts awarding plaintiffs more than $1.5 billion damages before Maryland’s highest appellate court. She has successfully defended financial institutions in cases at the trial and appellate levels, including a multimillion-dollar claim involving alleged violations of the Fair Credit Reporting Act and the Computer Fraud and Abuse Act and a more than $50 million check fraud matter. Ms. Lias-Booker’s dedication to providing excellent client service is matched by her passion for mentoring young lawyers and serving the legal and civic communities of Baltimore, the state, and the nation.
Ms. Lias-Booker also serves in a number of leadership roles in the legal and business communities, including as a member of the board of directors of University of Maryland Saint Joseph’s Medical Center and sits on the boards of visitors of Duke University School of Law and the University of Maryland Francis King Carey School of Law (emeritus). She is a founding member of the Cole-Davidson American Inns of Court and a Litigation Counsel of America senior fellow. She is a former member of the boards of directors for the Baltimore Symphony Orchestra and the Baltimore Open Society Institute. Ms. Lias-Booker also serves as chair of the Magistrate Judges’ Merit Selection Panel of the U.S. District Court for the District of Maryland and was a gubernatorial appointee to the Maryland Appellate Judicial Nominating Committee. The Best Lawyers in America named Ms. Lias-Booker “Lawyer of the Year” for Baltimore litigation-banking and finance, and she is recognized for commercial litigation and litigation-securities. She was included in Chambers’ “America's Leading Lawyers for Business” in the general commercial litigation category, and she was a “Lawyer of the Year" finalist in Chambers’ Diversity & Inclusion Awards: North America. Savoy magazine named her to its list of “Most Influential Black Lawyers” and she received a Women, Influence & Power in Law Award from Corporate Counsel magazine. She frequently speaks on litigation, leadership, and diversity issues.
TRUSTEE QUALIFICATIONS
We have determined that Ms. Lias-Booker should serve on our Board because of her legal experience, her experience in matters of compliance with legal and regulatory requirements, and her leadership on DEI issues.

Age: 76 Trustee Since: 2013 Committees: Nominating and Corporate Governance, Finance and Investment (Chair) Independent: Yes
Richard A. Weiss
BACKGROUND
•Trustee, Physicians Realty Trust, 2013-Present
•Management Committee Member, Foley & Lardner LLP, 1999-2008
•Graduate of the University of Wisconsin Law School, finishing Magna Cum Laude earning a J.D., Order of the Coif, and served on the editorial board of the Wisconsin Law Review
•Graduate of Northwestern University, finishing with distinction honors earning a B.S.B.A.
Mr. Weiss was appointed to our Board in connection with our IPO in July 2013 and is Chairman of the finance and investment committee and a member of the nominating and corporate governance committee. Mr. Weiss retired as a partner from the law firm Foley & Lardner LLP in June 2008, where he served as managing partner of the firm’s Washington D.C. office and as a member of the firm’s management committee. Mr. Weiss concentrated his law practice in health care finance, representing hospital systems, medical practice groups, and investment banks. Mr. Weiss is a former member of the board of trustees and former board chair of Washington Hospital Center, the largest private hospital in Washington, D.C. Mr. Weiss served for over 30 years on the boards of directors of Advocate Aurora Health and predecessor health care institutions, including multi-year terms as finance committee chair and board chair of Aurora Health Care and Milwaukee Psychiatric Hospital until 2021. Mr. Weiss has also been a trustee of the Medical College of Wisconsin.
In addition to his work in health care, Mr. Weiss worked in the sports industry, where he represented the Washington Nationals in connection with its baseball stadium in Washington, D.C., the Green Bay Packers in the renovation of Lambeau Field, the Milwaukee Brewers in the development and financing of Miller Park, and Major League Baseball in the financing of ballparks in San Diego and Miami. Mr. Weiss graduated from the University of Wisconsin Law School (magna cum laude, 1971), where he was Order of the Coif and on the editorial board of the Wisconsin Law Review, and has a business degree from Northwestern University (B.S.B.A., with distinction, 1968). Mr. Weiss is a board member and audit committee chair of Ascendium Education Group, a retired member of The Economic Club of Washington D.C., a former board member and the general campaign chair for the United Way of the National Capital Area, and a former member of the board of trustees and executive committee of the Greater Washington Board of Trade.
TRUSTEE QUALIFICATIONS
We have determined that Mr. Weiss should serve on our Board because of his health care industry, legal and financial experience, and his experience in matters of compliance with legal and regulatory requirements.

TRUSTEE NOMINATION PROCEDURE
Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our Board at an annual meeting and the proposal of other business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board or (iii) by a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
Our bylaws require the shareholder to provide notice of a nomination in writing to the Secretary containing the information required by our bylaws not earlier than the 150th day nor later than 5:00 p.m., Eastern Standard Time, on the 120th day prior to the first anniversary of the date our proxy statement is released to our shareholders (as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the SEC from time to time) for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the shareholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Standard Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a shareholder’s notice as described above.
Our corporate governance guidelines provide further procedures by which shareholders may recommend nominees to our Board in relevant part as follows:

•    Shareholders may contact the nominating and corporate governance committee by mail to recommend a nominee for our Board. Correspondence should be addressed to the nominating and corporate governance committee and should be sent by mail to Physicians Realty Trust, Board of Trustees c/o the Office of the Secretary, 309 N. Water Street, Suite 500, Milwaukee, WI 53202.
•    The Secretary shall promptly forward to members of the nominating and corporate governance committee any recommendations so received.
•    The nominating and corporate governance committee shall give appropriate consideration to candidates for trusteeship nominated by shareholders in accordance with the Company’s bylaws and shall evaluate such candidates in the same manner as other candidates identified by the nominating and corporate governance committee.
•    The nominating and corporate governance committee, through the Secretary, will endeavor to acknowledge its receipt of any timely recommendation received and notify the shareholder of the actions taken with respect to such candidate.

TRUSTEE INDEPENDENCE
Under the listing requirements and rules of the NYSE, independent trustees must comprise a majority of a listed company’s board of directors. The nominating and corporate governance committee recommended to the Board, and the Board determined, that of the nine persons who serve on our Board, the following eight trustees are “independent” based on the NYSE’s listing rules, and the Company’s corporate governance guidelines: Messrs. Anderson, Baumgartner, Black, and Weiss, Dr. Ebinger, Mss. Kessler and Lias-Booker, and Governor Thompson.
In making the independence determinations, our Board broadly considers all relevant facts and circumstances, including the current and prior relationships that each non-employee trustee has with us and the beneficial ownership of our common shares by each non-employee trustee. In assessing the independence of one trustee, the Board considered immaterial, ordinary course and arm’s-length rental payments received from one health care system that is a tenant at two of our properties and on whose board the trustee serves. Based on the assessments, the Board determined that none of the non-employee trustees had a relationship with our Company or our management that, in the judgment of the Board, would impair the trustee’s independence.
A copy of the Company’s corporate governance guidelines is available in the “Investors” section of our website (www.docreit.com) under “Governance Documents”.
Annual Board and Committee Self-Evaluation
The Board recognizes that a robust evaluation process is an essential component of good corporate governance and Board effectiveness.
The Board and each of its committees conduct self-evaluations through the completion of written questionnaires related to their performance on an annual basis. The Board and the Committees meet to discuss the results of the self-evaluations. Through this process, trustees provide feedback and assess the Board’s and each of the committees’ performance, including areas where the Board and/or the committees can improve. The nominating and corporate governance committee oversees this evaluation process.

Our Board and Committees
BOARD LEADERSHIP STRUCTURE
Mr. Thomas currently serves as our President and Chief Executive Officer and Governor Thompson currently serves as the Non-Executive Chairman of the Board. Pursuant to the Company’s bylaws, the Board may, but is not required to, designate a Chief Executive Officer. In the absence of such designation, the Chairman of the Board shall be the Chief Executive Officer of the Company. The Board has no policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer as the Board believes that it is in the best interests of the Company and its shareholders to make that determination from time to time based on the needs of the Company and the Board. The Board has determined that separating the roles of Chief Executive Officer and Chairman is currently in the Company’s and shareholders' best interests. The roles of Chief Executive Officer and Chairman have been separated since the Company's initial public offering in 2013.
COMMITTEE MEMBERSHIP AND STRUCTURE
Our Board has established four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and a finance and investment committee. The principal functions of each committee are described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of the audit committee, compensation committee, and nominating and corporate governance committee is comprised exclusively of independent trustees. Additionally, our Board may from time to time establish certain other committees to facilitate the management of our Company.
The audit committee, compensation committee, and nominating and corporate governance committee each operate under charters approved by our Board, which charters are available in the “Investors” section of our website (www.docreit.com) under “Governance Documents”.

Audit Committee
MEMBERS Mark A. Baumgartner (Chair) Stanton D. Anderson Pamela J. Kessler Meetings in 2022: 4
We have adopted an audit committee charter, which details the principal functions of the audit committee, including oversight related to:
•    our accounting and financial reporting processes;
•    the integrity of our financial statements and financial reporting process;
•    our systems of disclosure controls and procedures and internal control over financial reporting;
•    our compliance with financial, legal and regulatory requirements;
•    the annual evaluation of the qualifications, independence, and performance of our independent registered public accounting firm;
•    the performance of our internal audit function;
•    our cybersecurity and information technology system risk management; and
•    our overall risk profile.
The Board has determined that each member of the audit committee is “independent” based on the NYSE’s listing rules and that each member of the audit committee also satisfies the additional independence requirements of the SEC for members of audit committees. In addition, the Board has determined that each member of the audit committee is “financially literate” within the meaning of the listing standards of the NYSE and that each of Mr. Baumgartner, Mr. Anderson, and Ms. Kessler is an “audit committee financial expert” as that term is defined by the applicable SEC regulations and the listing standards of the NYSE.
The audit committee is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls. The audit committee considers whether the independent registered public accounting firm is qualified and able to provide effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with the Company’s industry, business, personnel, culture, accounting systems, or risk profile; the appropriateness of fees charged; and whether the retention of the independent registered public accounting firm would enhance the Company’s ability to manage or control risk or improve the quality of the audit. The audit committee meets with the independent registered public accounting firm at least quarterly, both together with management and separately, to review and discuss significant matters related to the audit and/ or the quarterly reviews of financial statements. The audit committee also approves the audit committee report required by SEC regulations to be included in our annual proxy statement. The audit committee also reviews any related party transaction identified and presented to the committee under the Company’s Related Person Transaction Policy, and oversees the investigation and handling of any concerns or complaints that arise under the Company's whistleblower policy.
The report of the audit committee is included in this proxy statement.

Finance and Investment Committee
MEMBERS Richard A. Weiss (Chair) John T. Thomas Governor Tommy G. Thompson Albert C. Black, Jr. William A. Ebinger, M.D. Meetings in 2022: 5
The function of the finance and investment committee is to review and approve the Company’s capital structure and financing activities and investments in health care properties.
Our finance and investment committee operates pursuant to a written charter. Unless otherwise determined by the Board, the committee shares in the responsibility for consulting with management on, and recommending for Board approval, all strategies, plans, policies and actions relating to: (i) capital structure; (ii) equity and debt financings, including public and private securities offerings; (iii) credit facilities and loans, hedging and other financing transactions subject to investment parameters established by the Board for the Company; (iv) dividends; and (v) cash management. From time to time, the committee will also review and approve or recommend to the full Board specific investments in health care properties by the Company.
Our Board has determined that, other than Mr. Thomas, each member of the finance and investment committee is “independent” under NYSE rules.

Compensation Committee
MEMBERS Stanton D. Anderson (Chair) Governor Tommy G. Thompson William A. Ebinger, M.D. Ava E. Lisa-Booker Meetings in 2022: 3
Our compensation committee charter details the principal compensation-related functions of the compensation committee, including:
•    at least annually, review and approve the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluate our Chief Executive Officer’s performance in light of such goals and objectives and, determine and approve the Chief Executive Officer's compensation level based on this evaluation;
•    at least annually, review and approve all compensation for all other officers, and all other employees of the Company or its subsidiaries who are senior vice president and above;
•    periodically review and recommend to the Board the amount and composition of compensation for trustees;
•    at least annually, review the compensation philosophy of the Company;
•    at least annually, conduct a risk assessment of the Company's compensation policies and practices;
•    develop, periodically review, and recommend to the Board a succession plan for the Chief Executive Officer and other executive officers;
•    implement and administer our incentive compensation equity-based remuneration plans;
•    review and discuss with management the Compensation Discussion and Analysis (“CD&A”) and determine whether to recommend to the Board that the CD&A be included in the annual proxy statement;
•    prepare a report of the compensation committee for inclusion in our annual proxy statement; and
•    oversee any clawback policy relating to executive compensation.
The Board has determined that each member of the compensation committee is “independent” based on the NYSE’s listing rules and also meets the NYSE’s additional requirements for membership on the compensation committee.

Nominating and Corporate Governance Committee
MEMBERS Albert C. Black, Jr. (Chair) Governor Tommy G. Thompson Ava E. Lisa-Booker Richard A. Weiss Meetings in 2022: 4
Our nominating and corporate governance committee charter details the principal governance-related functions of the nominating and corporate governance committee, including:
•    identify and recommend to the full Board qualified candidates for election as trustees and recommend nominees for election as trustees at the annual meeting of shareholders;
•    recommend candidates to fill any vacancies on the Board;
•    in connection with the recommendation of candidates for election as trustees or to fill a vacancy on the Board, consider diversity in terms of perspective, background, experience, gender, race and ethnic or national origin;
•    develop and recommend to the Board policies and procedures regarding the consideration of trustee candidates recommended by the Company's shareholders;
•    recommend to the Board nominees for each committee of the Board;
•    oversees the Company's ESG and receives regular updates regarding strategy, practices, and performance;
•    oversee the Company's human capital and DEI policies and initiatives, and oversee the DEI Council;
•    develop and recommend to the Board corporate governance guidelines and implement and monitor such guidelines and annually review such guidelines;
•    review and make recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;
•    annually review and assess the independence of trustees;
•    annually facilitate the assessment of the Board’s performance and effectiveness;
•    oversee the evaluation of the Board and management;
•    make recommendations to the Board regarding governance matters, including the Company’s organizational documents and committee charters;
•    oversight of employee health, safety, and wellness; and
•    at least annually, consider and discuss with management the Company’s code of business conduct and ethics and the procedures in place to enforce the code of business conduct and ethics.
The Board has determined that each member of the nominating and corporate governance committee is “independent” based on the NYSE’s listing rules.

TRUSTEE ENGAGEMENT
BOARD MEETINGS
The Board held thirteen meetings during fiscal year 2022. Each of our trustees attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such trustee served during fiscal year 2022.
The non-management members of the Board also met regularly in executive sessions without management present. Governor Thompson, the Non-Executive Chairman of the Board, served as presiding trustee of these executive sessions.
ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS
Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting, we encourage, but do not require, trustees to attend. All of our trustees attended the 2022 Annual Meeting of Shareholders.
CORPORATE GOVERNANCE GUIDELINES
Our Board has established corporate governance guidelines that address the role and composition of, and policies applicable to, the Board and management. At least annually, the nominating and corporate governance committee reviews and reassesses the corporate governance guidelines and submits any recommended changes to the Board for its consideration. A copy of the Company’s corporate governance guidelines is available in the “Investors” section of our website (www.docreit.com) under “Governance Documents”. Information contained on our website is not part of this proxy statement.
CORPORATE GOVERNANCE HIGHLIGHTS AND ENHANCEMENTS
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

Accountability to Shareholders	• Annual Board Elections • Majority Voting for Trustees • Trustee Resignation Policy for Failed Elections
Board Independence
•    All Trustees Except One Management Trustee are Independent under NYSE Rules
•    Audit, Nominating and Compensation Committees are 100% Independent
•    Independent Chairman
•    Separate Chairman and CEO Roles
•    Independent Trustees Meet Without Management Regularly

Alignment with Shareholder Interests
•    Annual Trustee Equity Awards That Vest Over Two Years
•    Trustee and Executive Officer Stock Ownership Guidelines
•    Commitment to Corporate Sustainability
•    Committee-Level Oversight of ESG, Human Capital Management, and DEI Matters
•    Corporate Governance Guidelines
•    Code of Business Conduct and Ethics
•    Opted out of Business Combination and Control Share Acquisition Statutes In the Maryland General Corporation Law
•    No Shareholder Rights Plans

Our trustees stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications with management. Our non-management trustees meet regularly in executive sessions without the presence of our corporate officers.

Board Responsibilities
STRATEGIC OVERSIGHT
Oversight of the Company’s business strategy and strategic planning is a key responsibility of the Board. The Board believes that overseeing and monitoring strategy is a continuous process and the Board takes a multilayered approach in exercising its duties.

The Board is committed to oversight of the Company’s business strategy and strategic planning, including work embedded in the Board committees, regular Board meetings, and dedicated meetings each year to focus on strategy.

This ongoing effort enables the Board to focus on Company performance over the short, intermediate, and long term, as well as the quality of operations. In addition to financial and operational performance, non-financial measures, including sustainability metrics, are discussed regularly by the Board and Board committees.

While the Board and its committees oversee strategic planning, Company management is charged with executing the business strategy. To monitor performance against the Company’s strategic goals, the Board receives regular updates and actively engages in dialogue with our Company’s senior leaders. These boardroom discussions are enhanced with in-depth investment discussions, which provide Board members an opportunity to monitor the Company's execution against strategic goals.
The Board’s oversight and management's execution of business strategy are viewed with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company.
RISK OVERSIGHT
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its four standing committees — the audit committee, the compensation committee, the nominating and corporate governance committee, and the finance and investment committee — each of which addresses key risks to the Company that are specific to its respective area of oversight.
•Our audit committee is responsible for considering and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also oversees our information and technology risks, including cybersecurity, monitors compliance with legal and regulatory requirements, and oversees the performance of our internal audit function. The audit committee receives regular reports from the Company’s general counsel on regulatory and legal risks affecting the Company.
•Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.
•Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and our code of business conduct and ethics, including whether they successfully prevent illegal or improper liability-creating conduct. The nominating and corporate governance committee also oversees our ESG initiatives and risks.
•Our finance and investment committee at least quarterly reviews the performance, significant risks, and the credit status of tenants in the Company’s portfolio monitors our investments and financing activities, approves or recommends to the Board certain financial transactions, including equity and debt financings, material amendments to our credit facilities and other indebtedness, and, from time to time, approves specific investments in health care properties by the Company.
Generally, at each Board meeting, the chairs of each committee provide a report to the Board on any key items and risks discussed at the respective committee meetings. In addition, the Board regularly discusses the Company’s short-, medium-, and long-term strategy and risks. Shorter term risks and related matters are generally discussed at meetings of the Board and applicable committee on a regular and recurring basis, whereas longer term risks are discussed at least annually and as appropriate throughout the course of the year.
Our Board or applicable committee receives information from external advisors and others, including the Company’s independent auditors, legal counsel, compensation consultant, and financial advisors, to advise on key risks and other issues relevant to the Company. Additionally, the Board occasionally brings in outside speakers to discuss with the Board developments and risks related to, among other things, the health care industry, real estate market, and capital markets.
On an ongoing basis, the Board assesses and discusses with management the Company’s current and future risk environment.

CYBERSECURITY OVERSIGHT
•    We deploy a cybersecurity defense strategy with multiple layers of controls, including embedding security into our technology investments.
•    We invest in threat intelligence and are active participants in industry and government forums to improve sector cybersecurity defense.
•    We collaborate with our peers in threat intelligence, vulnerability management, response, and drills.
•    We perform simulations and drills at both technical and management level, including annual cybersecurity training for all employees.
•    We utilize the expertise of top information security providers to conduct external and internal audits of our cybersecurity defense program and implement their recommendations for improved security.
•    We adopted and review annually our Security Breach Incident Response Plan, which incorporates our annual cybersecurity training program.
•    We maintain a cybersecurity risk insurance policy.
•    Management briefs our audit committee on a quarterly basis on controls, protocols, and activities, including but not limited to employee training, risk mitigation, and assessment measures.

CODE OF BUSINESS CONDUCT AND ETHICS
Our Board has established a code of business conduct and ethics that applies to our officers, trustees, and employees, including our Chief Executive Officer, Chief Financial Officer, and other senior officers. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely, and understandable disclosure in our SEC reports and other public communications;
•compliance with laws, rules, and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•accountability for adherence to the code of business conduct and ethics.
Waivers or amendments of the code of business conduct and ethics for our executive officers or trustees must be approved by the Board or the nominating and corporate governance committee, and any such waiver or amendment will be disclosed on our website.
A copy of the Company’s corporate governance guidelines is available in the “Investors” section of our website (www.docreit.com) under “Governance Documents”.
COMMITMENT TO CORPORATE RESPONSIBILITY AND SUSTAINABILITY
HOW WE WORK
Physicians Realty Trust focuses on stakeholder engagement with team members, health care partners, investors, and the greater community within our asset markets. Through the strong support and oversight of our Board of Trustees, and under the direction of our nominating and corporate governance committee, DOC's senior leadership dedicates resources and tools to measure and manage resource consumption, including energy, carbon, water, and waste. Our sustainability policies are critical to delivering on our business goals of helping medical providers, developers, and shareholders realize better health care, better communities, and better returns.
DOC is committed to publishing an annual ESG Report, which outlines our commitment and progress toward goals related to ESG matters. The current ESG Report is available on our website at www.docreit.com/esg. The information contained on our website is not included in, nor incorporated by reference into, this Proxy Statement.

OUR ESG TEAM APPROACH

DEFINING ESG AT DOC

Environmental	Social	Governance
Capitalizing on opportunities, lowering occupancy costs, reducing our carbon footprint, and improving the patient experience through property upgrades generates long-term shareholder value.
Sustaining trust and loyalty among our team, clients, and society while reflecting our values of giving back to our communities promotes a healthy working environment that retains top team member talent and client satisfaction within a diverse and inclusive workforce.

Establishing checks and balances with company processes and providing strong governance oversight by a Board comprised of eight (out of nine) independent trustees ensures our decisions reflect the best interests of our shareholders.

SUSTAINABILITY PHILOSOPHY

At DOC, we strive to be a sustainability leader across all real estate industry sectors. All DOC capital projects adhere to our G2 Sustainability℠ philosophy—a practical approach in which being “green” through our environmental initiatives equates to a “green” cash return via cost savings over time. From a social perspective, DOC prioritizes the well-being of our team members, our health care partners, and the patients that visit our properties. We strive toward the highest ethics, integrity, and corporate governance standards. With these principles in mind, DOC has adopted a holistic approach to ESG, ensuring our nationwide portfolio’s economic viability, operational efficiency, natural resource conservation, and social responsibility.

ESG INITIATIVES
Since our founding in 2013, DOC has established a track record of environmental stewardship, value creation at the community level, and strong governance. We are also committed to increased transparency and accountability through public disclosure. We believe that sustainable investments are investments in a brighter future.
Highlights from our 2022 achievements can be found on page 6. In addition, our 2022 ESG Report to be issued in June 2023 will provide in-depth coverage of our efforts and will be available on our website at www.docreit.com/esg.

2022-2024 ESG GOALS

Energy & Emissions	10% reduction over 3 years
Water	5% reduction over 3 years
Waste	10% increased diversion over 3 years
Climate Mitigation	Continue to implement our greenhouse gas (GHG) reductions strategy, striving for a 40% reduction by 2030
2023 Capital Target	$5.0 million in sustainability-driven projects $375,000 in philanthropic, fundraising, and in-kind support
2023 Reporting	Publish Annual ESG Report aligned with the GRI standards, SASB, TCFD, and the United Nations SDGs
Goals are benchmarked as of 1/1/2022 for all properties under our financial control with available utility data.

HUMAN CAPITAL MANAGEMENT & DEI
HUMAN CAPITAL MANAGEMENT
Our Company is focused on human capital management, which our Board believes is vital to the health of the Company. We believe that the success of our business depends on a strong, talented, and committed workforce to ensure excellence on behalf of our clients and shareholders. Therefore, we prioritize the well-being of our employees and offer comprehensive benefits packages, opportunities for personal and group volunteer efforts, and paths for life-long learning to our employees. Our employees work with various business units across the Company to diversify their skill sets. Employees are offered challenging projects, stock ownership as a form of compensation, and a collaborative and inclusive environment with exposure to our top executives.
We are an equal opportunity employer, and we are committed to making employment decisions without regard to race, creed, color, religion, sex, age, ancestry, national origin, sexual preference, sexual orientation, marital status, disability, protected veteran status, or any other legally protected status. As of December 31, 2022, we had 101 full-time employees, none of whom were subject to a collective bargaining agreement. We believe that relations with our employees are positive.
The nominating and corporate governance committee retains oversight over human capital matters, including diversity, equity, and inclusion policies and initiatives, and oversees the Company's DEI Council. Our Board receives regular reports from our CEO regarding annual employee engagement results conducted through an independent third party. In 2022, the Company had approximately 95% participation in this survey, representing a year-over-year increase in participation of over 2%. We are pleased to report that as of December 31, 2022, our employee retention rate is 94%, a year-over-year increase of over 4%. Our Board members periodically attend employee events, participate in our annual Management Summit event, and attend all-team holiday gatherings. Also, in 2022, as part of the Company’s ongoing Women in Leadership series, we were honored to have the newest member of our Board of Trustees, Ava Lias-Booker, Esq., hold a leadership discussion with our team members during a company-wide meeting. In January 2023, we were named to the Bloomberg Gender-Equality Index as a first-time submitter.
EMPLOYEE ENGAGEMENT
In 2022, the Company offered team member training, including courses on leadership, work/life balance, mental health, and cybersecurity, among other topics. Our team also routinely participates in training opportunities related to ESG and workplace best practices to pursue continued professional development. In addition, employees participate in an annual book club discussion and training events, including regular Company-wide “lunch and learn” discussions on leadership, wellness, mentorship, team-building, the REIT industry, and advanced computer skills.
At Physicians Realty Trust, our employees are heavily invested in building a stronger and more inclusive workplace environment. Employees lead committees focusing on social, environmental, philanthropic, and health and wellness topics that shape the Company’s policies. As mentioned above, annual engagement surveys are conducted by an independent third party to provide anonymous team member feedback, the response rate to this survey was approximately 95% in 2022. We believe that continuous improvement and investment in our team are the keys to our continued success.
The Company also created a new Culture Specialist position to focus on sustaining and improving our culture. In addition to day-to-day human resource responsibilities, the Culture Specialist will support our employees’ general health, well-being, and engagement by fostering a strong, supportive, and productive work environment. Prioritizing our most important asset--our people--through this position, especially in an era of hybrid working environments, we expect will ensure a sense of belonging and shared mission to energize our Company in the future.
What We Offer our Team Members

Visibility and a Voice	Stretch Opportunities	Leading-Edge Technology
DOC offers challenging projects, ownership, and a collaborative environment. Team members receive exposure to our top executives and are encouraged to present their best ideas and programs.	Through numerous growth opportunities, employees work with a variety of business units across the Company to diversify their skill set.	The Company invests in leading software and systems to give our team members the tools needed to achieve results for our health care clients and shareholders.

DIVERSITY, EQUITY, AND INCLUSION
The Company values diversity and embraces the unique qualities of our employees. In 2019, we formed our DEI Council, which sets ambitious, attainable, and authentic goals, develops educational platforms, and plans activities to promote DEI at all levels of our organization, creating a culture of fairness and respect for our employees. We believe we are a stronger organization when our workforce represents a diversity of ideas and experiences.
We take a personalized approach, driven by a 20-member DEI Council that represents all workgroups within our Company. Strategies include attracting and retaining top talent while intentionally including diverse candidates in recruitment efforts, providing enhanced career development support, and supporting DEI awareness and education for our employees.
Our DEI Council, which meets monthly, operates under the direction and full support of our Senior Vice President and Deputy Chief of Investments, who reports on activities to our President and CEO. In addition, the DEI Council is overseen by the nominating and corporate governance committee and reports to the entire Board as needed. We feel that this level of visibility leads to high engagement, accountability, and fulfillment of our DEI goals.
2022 Successes
At DOC, our longstanding commitment to our health care partners and the patients they serve is to C.A.R.E.: Collaborate and Communicate, Act with Integrity, Respect the Relationship, and Execute Consistently. Each of these values is reflected in our DEI Council and its work to ensure our actions reflect our DEI values and help us achieve our goals.
Our 2022 successes tie directly to our Company’s shared vision to C.A.R.E.:
Collaborate and Communicate
Build CRE Diversity Pipeline: In 2022, the Company surpassed its goal to hire 50% or more diverse candidates in our summer internship program, representing those who identify as Black, Indigenous, people of color, female, veteran, or LGBTQIA+. This goal supports our efforts to build a young, diverse, and talented leadership pipeline. In addition, all internal and external candidate recruitment focuses on seeking diverse candidates, using organizations, resources, and job boards with diverse followings.
Support Company Education via Communications Channels: The DEI Council provided educational touchpoints via the Company’s new SharePoint DEI Hub site with over 6,000-lifetime site visits to date. To promote transparency, resources include news stories, Council files, our DEI mission statement, working goals, meeting schedules, DEI Council member directory, and an anonymous, third-party administered team suggestion box. The Council also authors news articles based on team interviews and research on holidays, traditions, and observances to promote understanding and inclusion.
Industry Representation: We are also proud of our 2022 representation on the Nareit Communications Council, DEI Working Group, Real Estate Sustainability Council, and Social Responsibility Council, and our employees regularly attend continuing education on DEI matters through Nareit conferences.
Act with Integrity
Attract Top Talent: The DEI Council conducted a comprehensive benefits review to ensure the Company remains competitive in our offerings to current and prospective employees. As a result, recommendations that we anticipate will be implemented in 2023 include a wellness incentives program and an onboarding Buddy Program for new hires to foster connections and professional development.
Wraparound Tools for Mental Health and Wellness: In a Company survey conducted in January 2022, mental health and work/life balance were the most-requested topics for DEI programming. The Company took a holistic approach, offering over eight hours of mental health programming, paid access to an award-winning mental health and wellness app, and a new yearly paid time off day for mental health and wellness. We also provided resources surrounding observances of World Mental Health Day, Mental Health Awareness Month, and Stress Awareness Day.
Create a Consistent Feedback Loop to Further Belonging and Allyship: The DEI Council added DEI touchpoint questions to quarterly manager/team member reviews and measured engagement/perception of DEI through a new yearly survey. Participation in this survey increased by 11% year-over-year, and positive responses increased in every category. Separately, the DEI Council also incorporated gender identity, sexual orientation, and allyship questions in our annual anonymous top workplaces survey administered through a third party to better understand and support our internal diversity.
Respect the Relationship
Mentor Diverse Future Leaders: In 2022, the Company continued its ongoing partnership with Year Up, a national organization whose mission connects talented young adults and top companies to launch careers, power businesses, and build communities. Our activities included virtual networking events and mock interviews that have fostered ongoing mentorships between our employees and recent program graduates.

Financial Investments: In coordination with NAIOP Wisconsin and the Marquette University Center for Real Estate, the Company supported the MKE CRE week-long summer immersion program through financial investments and as a key event organizer. This organization's mission is to expose diverse high school students to career opportunities in commercial real estate. Students learned about designing, building, managing, owning, and selling commercial real estate through in-person instruction, hands-on experiences, site visits, and intentional interaction with real estate professionals working locally and across the country. In addition, the Company provided $7,500 in financial support, as a Presenting Sponsor, toward scholarships for diverse high school students interested in careers in commercial real estate.
Execute Consistently
Execute Team Programming: The Company offered four All-Team Lunch & Learn sessions on generational diversity, work/life balance, mental health, and intersectionality. These sessions included video watch parties, guest speakers, breakouts, and lively group discussions. The DEI Council also debuted three optional, informal, and small-group “Coffee Talks” to discuss working styles and recognition differences, imposter syndrome, and perfectionism. Also, in 2022, as part of the Company’s ongoing DEI-led Women in Leadership series, we were honored to host the newest member of our Board of Trustees, Ava Lias-Booker, Esq. The Council also assisted in selecting two topics and speakers for the Company’s 2022 Management Summit - a virtual breakout on conflict de-escalation strategies geared toward property management professionals and our 2022 main stage keynote session on tactical negotiation strategies, utilizing tools such as a DEI lens.
Share our Progress to Date: We were proud to be honored as the 2022 CRE Insight Journal “Excellence in DEI” Award Winner, recognizing the culture of transparency and integrity that guides our business and shapes our strategy in addressing DEI opportunities for positive change.
2023: Looking Ahead
Our team continues to develop targeted DEI goals to make a tangible and meaningful impact on our Company, industry, and communities, ultimately advancing DEI principles and better business performance. Our forthcoming ESG Report will showcase our efforts in greater detail.
Beginning in 2023, our long-term incentive plan includes a DEI element as part of our new ESG scorecard, with a goal of providing annual training to all employees with 100% participation.
COVID-19 UPDATE
Throughout the COVID-19 pandemic, we prioritized our employees’ health and safety. In 2022, to encourage and support COVID-19 vaccination, the Company provided one paid “wellness day” to allow our employees to get vaccinated and deal with any immediate side effects. Employees could also use their wellness day for overall mental health and wellness. In addition, in 2022, the Company took a wraparound approach to increase mental health support for employees by also facilitating communication and education related to mental health and wellness. These efforts included a Company-wide, team-led town hall discussion facilitated by a licensed clinical psychologist. The Company also held a small group “Coffee Talk” series on mental health related to perfectionism and imposter syndrome. Finally, the Company supported mental health through a new benefit: paid access to a mental health and wellness app.
In addition, we supported various COVID-19 relief efforts alongside our health care partners across the country. Our past efforts have included donating supplies, allowing local government agencies to store personal protective equipment at our facilities, establishing a temporary COVID-19 vaccine site at one of our facilities available for lease, establishing and managing drive-through COVID-19 testing locations at our facilities, and coordinating COVID-19 screening at building entrances.
COMPENSATION AND BENEFITS
Our leadership has championed the importance of providing a robust benefits package. We offer competitive pay and compensation packages, including an annual bonus, paid medical and dental insurance, paid time off benefits, paid holidays, yearly paid volunteer time off, one paid mental health and wellness day, summer Friday hours, 401(k) match with immediate vesting, Company-sponsored short- and long-term disability benefits, voluntary life and accident insurance, paid parental leave, and pet insurance. We provide equity compensation after six months of employment. Through our employee stock purchase program and annual stock grant, our employees are also owners of the Company. The Company also offers a health plan option with a health savings account, which to date, has included an annual company contribution, an onsite gym in Milwaukee, and numerous team-building activities throughout the year.
One of the Company’s continuing education benefits, our graduate degree sponsorship program, is awarded based on a competitive submission process. In 2022, we were proud to celebrate the graduation of a team member who earned her master’s degree in accounting. This program was launched in 2019 and has two graduates.

In response to the COVID-19 pandemic, the Company has adopted a hybrid return-to-work approach tailored to the decisions and responsibilities of each workgroup, including several fully remote work options, which we believe will maximize company-wide productivity. Additionally, the Company has a yearly four-week “work from anywhere” policy.
CORPORATE GOVERNANCE MATTERS
Physicians Realty Trust shares information regarding its corporate governance, SEC reports, press releases, and disclosures on our website, including voluntary disclosures such as investor presentations and a quarterly supplemental. The “Investors” section of our website (www.docreit.com) also provides information regarding our Board's role in overseeing our business operations, including details of the Board’s committee structure and governance documents.
PHILANTHROPY & VOLUNTEERISM
The Company provides monetary support to various nonprofit organizations. In 2022, the Company contributed over $408,800 in philanthropy giving, exceeding our 2022 goal of $375,000. Separately, we fundraised $150,000 to support charitable causes nationwide. Employees are actively involved in the Company’s philanthropic decisions through a team-led committee, an annual philanthropy survey, and quarterly “Jeans Week” drives with charitable recipients chosen from team-nominated organizations nationwide. The Company does not make contributions of any kind to any political action committees or political candidates or their campaigns.
Under the Company all-team volunteerism efforts, our employees contributed 455 hours through Company-sponsored team volunteer opportunities in 2022.
Additionally, through the Company’s Volunteer Time Off (VTO) program launched in 2019, we encourage and empower our employees to give back to the community in personally meaningful ways. In 2022, our employees spent 447 hours serving their communities individually, representing a 47% year-over-year increase in usage of the Company’s VTO program. This change was primarily driven by a new VTO team-based challenge that created meaningful opportunities for our team to bond over shared causes while encouraging each other to take full advantage of these opportunities to make a difference. The winning team collectively completed over 80% of their total possible VTO hours, and the Company contributed to the charity of their choice in recognition of this effort.
SHAREHOLDER OUTREACH AND ENGAGEMENT
COMMITMENT TO ACTIVE ENGAGEMENT WITH OUR SHAREHOLDERS
Shareholder views regarding matters affecting our Company are important to our Board. We employ a year-round approach to engagement that includes proactive outreach, as well as responsiveness to targeted areas of focus.
OUR APPROACH

Who • Shareholders • ESG Rating Firms • Fixed-Income Investors • Proxy Advisory Firms • Prospective Shareholders • Thought Leaders	When & How • Year-round • Additional targeted outreach ahead of annual meetings • In-person or virtual meetings • Teleconferences and phone calls • Conferences
Approach
•    Targeted outreach and open lines of communication for inbound inquiries
•    Led by our officers who meet regularly with stakeholders
•    Feedback provided to Board throughout the year from these interactions and on other key areas of focus

POLICIES AND PROCEDURES FOR COMMUNICATIONS TO BOARD OF TRUSTEES
Shareholders and other interested parties may communicate directly with any member (or all members) of the Board (including the trustee that presides over the executive sessions of non-management trustees), or the non-management trustees as a group, any Board committee, or any chair of any such committee by mail. To communicate with the Board, any individual trustee or any group or committee of trustees, correspondence should be addressed to the Board or any such individual trustee or group or committee of trustees by either name or title. All such correspondence should be sent by mail to Physicians Realty Trust, Board of Trustees c/o the Office of the Secretary, 309 N. Water Street, Suite 500, Milwaukee, WI 53202.

The Secretary, or in his or her absence, another Company officer, will open all communications received for the sole purpose of determining whether the contents represent a message to the trustees. All correspondence that is not in the nature of advertising, promotions of a product or service, or is not trivial, irrelevant, unduly hostile, threatening, illegal, patently offensive, or similarly inappropriate will be forwarded promptly to the addressee.
If correspondence reflects a complaint or concern that involves (i) accounting, internal accounting controls, and auditing matters, (ii) possible violations of, or non-compliance with, applicable legal and regulatory requirements, (iii) possible violations of the Company’s code of business conduct and ethics or (iv) retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, the correspondence will be forwarded to the Chairman of the audit committee.
If no particular trustee is named, such communication will be forwarded, depending on the subject matter, to the Chairman of the audit committee or the Chairman of the nominating and corporate governance committee, as appropriate.
This policy is set forth in our corporate governance guidelines, a copy of which is available in the “Investors” section of our website (www.docreit.com) under “Governance Documents”.

Non-Employee Trustee Compensation
Trustees who are also employees of the Company receive no additional compensation for serving on the Board of Trustees. For fiscal 2022, each of our non-employee trustees received an annual cash retainer of $65,000. Our Chairman of the Board received an additional annual cash retainer of $60,000. The Chair of the audit committee received an additional annual cash retainer of $40,000, and the Chairs of the compensation committee, nominating and corporate governance committee, and finance and investment committee, respectively, received an additional annual cash retainer of $20,000.
For fiscal 2022, each of our non-employee trustees, other than the Chairman of the Board, received equity-based compensation with a value of $110,000. The Chairman of the Board received equity-based compensation with a value of $150,000. The equity-based compensation paid to our non-employee trustees in 2022 consisted of time-based restricted stock units granted pursuant to our 2013 Equity Plan, as amended and restated and approved by our shareholders (the “Equity Plan”). Restricted stock units granted to our non-employee trustees generally vest in two equal annual installments, beginning on the first anniversary of the grant date. On average, 61% of the compensation paid to our non-employee trustees is equity-based compensation.
Beginning with fiscal year 2021, trustees had the option to elect to receive all or a portion of the trustee's cash retainer in the form of a restricted stock unit award equal to 1.25 times the amount of the foregone cash amount. The restricted stock unit award vests one year from the grant date.
The following table sets forth the compensation earned by each non-employee trustee for service during our fiscal year ended December 31, 2022.

Name(1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)(4)		Dividend Equivalents ($)(5)	Total ($)
Tommy G. Thompson	125,000		150,000		11,160	286,160
Albert C. Black, Jr.	85,000		131,250	(6)	12,631	228,881
Richard A. Weiss	85,000		110,000		7,439	202,439
Mark A. Baumgartner	105,000		110,000		7,439	222,439
Stanton D. Anderson	85,000		110,000		7,439	202,439
Pamela J. Kessler	65,000		118,125	(6)	9,424	192,549
Ava E. Lias-Booker	54,000	(7)	110,000		0	164,000
William A. Ebinger, M.D.	65,000		110,000		7,439	182,439
(1)    Each of our non-employee trustees had time-based restricted stock units outstanding as of December 31, 2022. Such amounts were 9,625 for Messrs. Black, Weiss, Anderson, Baumgartner, Dr. Ebinger, Mss. Kessler and Lias-Booker, and 13,522 for Governor Thompson.
(2)    Represents the cash portion of the annual board fees and chair fees. Retainers were paid in cash, except for Mr. Black who received his entire cash retainer, and Ms. Kessler who received a portion of her cash retainer, in the form of restricted stock units equaling 1.25 times the amount of the foregone cash amount (5,643 and 2,157 restricted stock units, respectively) under our Equity Plan. These restricted stock units vested one year from the grant date.
(3)    Represents the aggregate grant date fair value of time-based restricted stock units computed in accordance with FASB ASC Topic 718. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the non-employee trustees upon vesting.
(4)    Each of our non-employee trustees, other than Governor Thompson, received a grant of 6,720 time-based restricted stock units and Governor Thompson received a grant of 9,164 time-based restricted stock units (collectively, the “Trustee Awards”). The Trustee Awards were granted pursuant to our Equity Plan. The Trustee Awards vest in two equal installments on the first and second anniversary of the date of grant.
(5)    Represents the dollar value of dividends accrued on restricted stock units for the quarterly periods ended March 31, 2021, through December 31, 2022, each of which is payable subject to the terms of the award.
(6)    Also includes an amount equal to 25% of the amount of the foregone cash retainer pursuant to the election made by each of Mr. Black and Ms. Kessler.
(7) Ms. Lias-Booker was appointed to the Board effective as of March 1, 2022, and accordingly, her annual cash retainer was pro-rated based on her period of service during the fiscal year ended December 31, 2022.

AUDIT COMMITTEE MATTERS

PROPOSAL 2 Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm
The audit committee has appointed the firm of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal 2023. EY has served as the Company’s independent registered public accounting firm since 2014. The audit committee believes that the continued retention of EY as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
REQUIRED VOTE
Ratification of the selection of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, requires the affirmative vote of a majority of all of the votes cast on Proposal 2 at the Annual Meeting or by proxy. Votes cast do not include abstentions, and therefore, abstentions will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Because brokers are entitled to vote on Proposal 2 without specific instructions from beneficial owners, there will be no broker non-votes on this matter. You may vote “FOR”, “AGAINST” or “ABSTAIN.”
Shareholder ratification of the selection of EY as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of EY to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain EY. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board recommends a vote “FOR” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2023.

Selection and Engagement of Independent Registered Public Accounting Firm
The audit committee annually reviews EY’s performance and independence in deciding whether to engage a different independent registered public accounting firm. In the course of these reviews, the Committee considers, among other things:
•EY’s independence from the Company and management, including any factors that may impact EY’s objectivity
•The experience, qualifications, and performance of EY's senior personnel that are providing audit services to the Company
•Any issues raised by the most recent internal quality-control review, peer review or Public Company Accounting Oversight Board’s (“PCAOB”) review of EY
•The quality and candor of EY’s communications with the Committee and management
•EY’s quality control procedures
•The quality and effectiveness of EY’s historical and recent audit plans and performance on our audit
•The fees for EY's services
•The advisability and potential impact of selecting a different independent public accounting firm
Following this review, the audit committee believes that EY’s continued engagement as our independent registered public accounting firm for fiscal 2023 is in the best interests of the Company and its shareholders.
Audit Committee Pre-Approval Policies and Procedures
Under the audit committee charter, audit and permissible non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the audit committee. The term of any pre-approval is 12 months from the date of pre-approval unless the audit committee specifically provides for a different period. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as certain other services, must be specifically pre-approved by the audit committee. Under the audit committee charter, the audit committee may delegate pre-approval authority to one or more designated members of the audit committee provided that such approvals are presented to the audit committee at a subsequent meeting. All services provided by the Company's independent registered public accounting firm for the years ended December 31, 2022 and 2021 were pre-approved in accordance with the policies and procedures described above.

Fees Paid to Independent Registered Public Accounting Firm
The aggregate fees billed for professional services by EY in fiscal 2022 and 2021 were as follows:

Fees	Fiscal 2022 (Ended December 31, 2022) ($)	Fiscal 2021 (Ended December 31, 2021) ($)
Audit Fees	838,300	950,000
Audit Related Fees	0	67,500
Tax Compliance	319,500	326,000
Tax Advisory	6,650	13,776
Total Fees	1,164,450	1,357,276
Audit Fees. The aggregate fees billed for professional services rendered by EY for the audit of the Company’s consolidated and combined financial statements included in the Company’s annual report, review of financial statements included in Form 10-Qs, audit of management’s assessment of internal controls, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were approximately $838,300 and $950,000 for the years ended December 31, 2022 and December 31, 2021, respectively.
Audit Related Fees. The aggregate fees billed for assurance and related services by EY that are reasonably related to the performance of the audit or review of the Company’s consolidated and combined financial statements and are not reported under “Audit Fees” above were approximately $0 and $67,500 for the years ended December 31, 2022 and December 31, 2021, respectively. Audit related services included services for matters such as audits of equity offerings, acquisitions, and other domestic services.

Tax Compliance. The aggregate fees billed for professional services rendered by EY for tax compliance were approximately $319,500 and $326,000 for the years ended December 31, 2022 and December 31, 2021, respectively. Tax compliance services primarily involve the preparation and review of tax returns and compliance with state and local tax regulatory matters.
Tax Advisory. The aggregate fees billed for professional services rendered by EY for tax advisory services were approximately $6,650 and $13,776 for the years ended December 31, 2022 and December 31, 2021, respectively. Tax advisory services primarily included tax advice related to acquisitions and investments.

Report of the Audit Committee
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.
The following is the report of the audit committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K for that year.
Each member of the audit committee is “independent” based on the NYSE’s listing rules and each member also satisfies the additional requirements of the SEC for members of audit committees. The role of the audit committee is to oversee our financial reporting process on behalf of the Board of Trustees. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles, and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. general accepted accounting principles.
The audit committee has reviewed and discussed with management of the Company these audited financial statements, including the quality and acceptability of the financial reporting and controls of the Company.
The audit committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board, or any successor rule.
The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. In addition, the audit committee has discussed with EY its independence and has considered the compatibility of non-audit services with EY’s independence.
The audit committee discussed with EY the overall scope and plans for the audit. The audit committee meets periodically with EY, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of the Company, prior to the issuance of the financial statements.
Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s Board of Trustees that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Trustees
Mark A. Baumgartner, Chairman
Stanton D. Anderson
Pamela J. Kessler

EXECUTIVE OFFICERS
The following are biographical summaries of the experience of our executive officers as of March 1, 2023, other than John T. Thomas, the Company’s President and Chief Executive Officer, who is nominated for election as a trustee and whose biographical information is found under the heading “Biographies of Trustees.”

Executive Vice President -Chief Financial Officer Age: 49
Jeffrey N. Theiler
•    Executive Vice President - Chief Financial Officer of the Company since July 2014
•    Equity Research Analyst of Green Street Advisors specializing in Health Care REITS from 2010 to 2014
•    Vice President and Associate in the real estate investment banking divisions of Bank of America Securities and Lehman Brothers from 2003 to 2008
•    Graduate of University of North Carolina at Chapel Hill’s Kenan-Flagler Business School, with an M.B.A. in Corporate Finance
•    Graduate of Tulane University, with an M.S.P.H. in Environmental Science
•    Graduate of Vanderbilt University, with a B.S. in Biology

Executive Vice President -Chief Investment Officer Age: 66
D. Deeni Taylor
•    Executive Vice President - Chief Investment Officer of the Company since January 2017
•    Executive Vice President - Investments of the Company from October 2015 to December 2016
•    Executive Vice President of Indianapolis based Duke Realty, Inc. (NYSE:DRE) from 2006 to 2015, helping to lead Duke’s health care team
•    25-year hospital career prior to a career in health care real estate
•    Executive Vice President and Chief Strategy Officer of St. Vincent Health, an Ascension Health ministry including 16 hospitals serving central Indiana, from 2000 until 2006
•    President of UNITY Health Management Services in Birmingham, Alabama from 1997 to 2000
•    Vice President of Planning and Marketing of Ascension’s St. Vincent’s Hospital in Birmingham, Alabama from 1992 to 1997
•    Vice President Ancillary Services of St. Joseph Hospital in Augusta, Georgia from 1982 to 1992
•    Graduate of Purdue University, with a B.S. in Pharmacy
•    Graduate of Central Michigan University, with a Masters in Science Administration
•    Member of ULI and serves on their Health Care and Life Science Council in a leadership position
•    A past Diplomat in American College of Healthcare Executives
•    Served on Peyton Manning’s PeyBack Foundation from 2001 to 2017

Executive Vice President - Asset Management Age: 39
Mark D. Theine
•    Executive Vice President - Asset Management of the Company since February 2019
•    Senior Vice President - Asset and Investment Management of the Company from July 2013 to February 2019
•    Oversees the asset management, operations, sustainability, marketing, and leasing teams providing hospital and physician clients with high-quality management services and creating strategies to maximize property and portfolio value
•    Employed by B.C. Ziegler and Company as an officer of the Ziegler Healthcare Real Estate Funds from September 2005 to July 2013 and was responsible for evaluating investment opportunities, assisting in the daily asset management of all investments, overseeing third party property management and leasing, and monitoring actual property performance
•    Additional responsibilities for the Ziegler Healthcare Real Estate Funds included identifying new investment opportunities as well as assisting with due diligence and financing arrangements for each investment
•    Graduate of Northwestern University - Kellogg School of Management, with an Executive M.B.A.
•    Graduate of the University of Wisconsin - Milwaukee, finishing summa cum laude with a B.B.A. in Finance and Accounting
•    Board Member of the Children’s Wisconsin Foundation
•    Honored as a 2021 GlobeSt Real Estate Forum CRE’s Best Bosses awardee as well as a Fifty Under 40 Professional
•    Recognized as one of the “16 People to Know in Commercial Real Estate” and 40 Under 40 by the Milwaukee Business Journal

Chief Accounting and Administrative Officer Age: 61
John W. Lucey
•    Chief Accounting and Administrative Officer of the Company since February 2019
•    Senior Vice President - Chief Accounting and Administrative Officer of the Company from May 2016 to February 2019
•    Senior Vice President - Principal Accounting and Reporting Officer of the Company from July 2013 to April 2016
•    More than thirty years of public company financial experience, of which more than twenty have been in the real estate and health care industries
•    Director of Financial Reporting for Assisted Living Concepts, Inc. (now known as Enlivant), a senior housing operator with over 200 locations in 20 states and annual revenues of approximately $230 million, from 2005 to July 2013
•    Manager of Financial Reporting for Case New Holland from 2003 to 2005
•    Division Controller at Monster Worldwide from 2001 to 2003
•    Director of Financial Reporting for Alterra Healthcare Corporation (now Brookdale Living Communities, NYSE: BKD) from 1996 to 2001
•    Graduate of St. Louis University, with an M.B.A. in Finance
•    Graduate of the University of Wisconsin - Madison, with a B.S. in Accounting
•    A Certified Public Accountant (CPA) licensed in the State of Wisconsin

Senior Vice President - Controller Age: 44
Laurie P. Becker
•    Senior Vice President - Controller of the Company since February 2019
•    Vice President, Controller of the Company from January 2016 to February 2019
•    Controller of the Company from June 2015 to December 2015
•    Oversees the Company's Corporate Accounting and Property Accounting Departments, including managing SEC reporting, SOX compliance, and monthly and quarterly consolidation
•    Controller of Koss Corporation (NASDAQ: KOSS) from February 2010 to June 2015, brought on to help lead the company through a significant restatement
•    More than 15 years of corporate controllership experience
•    Over 20 years of accounting experience, starting in Big 4 public accounting
•    Graduate of Marquette University, finishing Beta Gamma Sigma with an Executive M.B.A.
•    Graduate of the University of Wisconsin – Madison, with a B.B.A. in Accounting and Risk Management
•    A Certified Public Accountant (CPA) licensed in the State of Wisconsin

Senior Vice President - Asset Management Age: 60
W. Mark Dukes
•    Senior Vice President - Asset Management of the Company since March 2022
•    Vice President, Asset Management of the Company from February 2016 to December 2021
•    Served as Chair and Chief Elected Officer of the Building Owners and Managers Association (BOMA) International for the 2021 - 2022 association year
•    Oversees operations of the Company's 36-state health care portfolio, including asset management, property management, client relations, and customer satisfaction
•    Vice President, Regional Asset Management for Duke Realty from May 2006 to February 2016 where he was responsible for overseeing Duke Realty’s health care portfolio totaling over 6.5 million square feet in 16 states
•    Vice President, Property Management for Carter & Associates from March 1991 to May 2006
•    Former President of BOMA Georgia and served two terms on the Southern Region Board of Directors
•    Graduate of the Moore School of Business at the University of South Carolina, with a B.B.A. in Marketing
•    A Certified Commercial Investment Member (CCIM) licensed since 2013
•    A Real Property Administrator (RPA) certification from BOMA

Senior Vice President - Leasing & Physician Strategy Age: 41
Amy M. Hall
•    Senior Vice President - Leasing & Physician Strategy of the Company since January 2021
•    Vice President, Leasing of the Company from July 2016 to January 2021
•    Vice President, Office Properties of CBRE (NYSE: CBRE) from July 2012 to July 2016
•    Vice President of Business Development, 4UMD from July 2011 to July 2012
•    Senior Associate at CBRE (formerly CB Richard Ellis | Louisville) from February 2007 to July 2011
•    Associate at Cushman Wakefield Commercial Kentucky from 2005 to 2007
•    Over 15 years of diversified strategic leasing and management experience in real estate
•    Graduate of Miami University Richard T. Farmer School of Business, with a B.A. in Marketing and Organizational Management
•    A Certified Commercial Investment Member (CCIM) Designee since 2007
•    Recognized as a GlobeSt Real Estate Forum 2022 Woman of Influence winner in the Mentor category
•    Recognized as a winner of Connect Commercial Real Estate’s 2022 Women in Real Estate Awards for the Atlanta & Southeast region
•    Member of the March of Dimes Commercial Reach Board
•    Hall of Fame Distance Swimmer at Sacred Heart Academy and Miami University, and named a Kentucky Woman of the Year

Senior Vice President - Deputy Chief Investment Officer Age: 58
Daniel M. Klein
•    Senior Vice President - Deputy Chief Investment Officer of the Company since January 2017
•    Executive Vice President of Healthcare Trust of America, Inc. from January 2016 to March 2016
•    Employed by Welltower Inc. (formerly Health Care REIT, Inc.) from January 2010 to December 2015, most recently as a Senior Vice President, and was responsible for the leadership, management, and execution of business development, origination, and investment efforts for the company’s Outpatient Medical Group
•    Co-founder and President of The Reichle Klein Group, from January 1994 to January 2010, which subsequently evolved into the Toledo affiliate office of CB Richard Ellis
•    Managing Director of Asset Services of The Reichle Klein Group, responsible for the Asset Services business line, including all aspects of business development, client relationships, execution, and administration of the company’s asset services, property management, project management, and maintenance operations
•    General Counsel of Romanoff Electric Corp. from 1992 to 1993
•    Associate specializing in real estate law at Shumaker, Loop & Kendrick, LLP from 1990 through 1992
•    Graduate of the University of Toledo College of Law
•    Graduate of the University of Virginia, with a B.S.
•    Member of the Healthcare Real Estate Insights Advisory Board
•    Member of the Advisory Board of Revista
•    Member of the Advisory Board of the Medical University of South Carolina Storm Eye Institute

Senior Vice President -General Counsel Age: 62
Bradley D. Page
•    Senior Vice President - General Counsel of the Company since February 2015
•    President of Davis & Kuelthau, s.c., from 2014 to 2015, managing the law firm operations for over 150 attorneys, other professionals, and staff in 5 offices located throughout the state of Wisconsin.
•    Attorney and shareholder of Milwaukee-based law firm Davis & Kuelthau, s.c. from 1995 to January 2015, representing businesses, including the Company, in all areas of commercial real estate, commercial lending, and development transactions, as well as general corporate matters.
•    Private practice included acquisition, development, leasing and sales of health care, retail, office, multifamily and industrial properties
•    Extensive experience drafting and negotiating contracts, leases, organizational documents, real estate documents, financing documents and other agreements with national retail tenants, health care providers, financial institutions, municipalities, and owners of real property
•    Graduate of the University of Wisconsin Law School
•    Graduate of the University of Michigan, with a B.B.A.
•    Retired from the United States Army Reserve in 2004 as a lieutenant colonel in the Judge Advocate General’s Corps

See “Executive Compensation” for additional information regarding the NEOs of the Company.

EXECUTIVE COMPENSATION

PROPOSAL 3 Approval on a non-binding advisory basis of the compensation paid to the Company’s named executive officers
The Board recognizes the interests our investors have in the compensation of our NEOs. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.
The compensation committee of the Board periodically reviews the compensation programs for our NEOs to ensure they align our executive compensation programs with our shareholders’ interests and current market practices. As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation programs are pay-for-performance based and are designed to align our executives’ interests with our shareholders’ interests. We believe that our compensation programs, with their balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over a period of years) reward sustained performance that is aligned with long-term shareholder interests.
This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our NEOs and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”
REQUIRED VOTE
Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast on Proposal 3 at the Annual Meeting or by proxy. Votes cast do not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of a quorum. As an advisory vote, the result will not be binding on the Board or the compensation committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the compensation committee will review and consider when considering our executive compensation program.

The Board recommends a vote “FOR” the approval of the advisory vote on our executive compensation as discussed in this proxy statement.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the compensation paid to our NEOs, provides information about the goals and key elements of our executive compensation program, and discusses the objectives behind the compensation decisions for our NEOs made by the compensation committee of the Board. This section focuses on the 2022 compensation program applicable to our NEOs who are listed below and appear in the Summary Compensation Table of this proxy statement:

John T. Thomas President and Chief Executive Officer	Jeffrey N. Theiler Executive Vice President - Chief Financial Officer	D. Deeni Taylor Executive Vice President - Chief Investment Officer	Mark D. Theine Executive Vice President - Asset Management	John W. Lucey Chief Accounting and Administrative Officer
EXECUTIVE SUMMARY
EXECUTIVE COMPENSATION PRINCIPLES
Our executive compensation program is designed to attract, motivate, and retain our executives, including our NEOs, each of whom is critical to our long-term success. Our executive compensation program is based upon and reflects three core principles:

Compensation is significantly performance-based
We provide a competitive total compensation package with payouts dependent upon the degree to which performance measures are met or exceeded. We regularly review our performance measures to ensure that they provide a balanced assessment of overall Company performance.

Compensation is designed to attract and retain effective leadership
We regularly benchmark our compensation programs against the competitive market and compare both fixed and variable compensation that is tied to short- and long-term performance goals to similar compensation of our competitors. We use the results of this analysis as context when making compensation adjustments.

Executive officer compensation goals are aligned with shareholder interests
Long-term equity awards, including awards that vest based on performance over multiple years, align management’s interests with those of our shareholders. In order to emphasize long-term shareholder returns, we require significant stock ownership among executives through the use of stock ownership guidelines.

Our compensation committee, which is comprised solely of independent trustees, is responsible for oversight of our executive compensation program and determines the compensation paid to our executive officers, including the type and amounts of total compensation paid or awarded to our NEOs. The compensation committee reaches decisions on executive compensation using input from a variety of sources, including an independent compensation consultant. A significant portion of our executives’ compensation is performance-based, which we believe ensures that a substantial portion of the compensation of our NEOs is directly aligned with our shareholders’ interests and the three core principles outlined above.

2022 FINANCIAL AND OPERATIONAL HIGHLIGHTS

$178.3 million	$109.6 million	$53.9 million	$30.6 million
Total investment activity*	2 properties and 1 condominium unit acquired	Gain on the sale of three related properties in Great Falls, MT	Total loan activity
*Total investment activity includes $6.4 million of additional purchase consideration under five earn-out agreements

Cumulative Total Return

Our stock price has increased from $11.50 at the time of our initial public offering in July 2013 to $14.47 as of December 31, 2022. In addition, we paid a quarterly dividend of $0.225 on shares of our common stock each quarter beginning with the quarter ended December 31, 2013 through March 31, 2017 and a quarterly dividend of $0.230 on shares of our common stock each quarter beginning June 30, 2017 through December 31, 2022. Cumulative total return of an investment in our common shares has outperformed both the MSCI US REIT Index (RMS) and the FTSE EPRA/Nareit North American Healthcare Index from the date of our initial public offering through December 31, 2022.

Total Health Care Properties	Total Portfolio Gross Leasable Area (sq. ft.)	Total Percent of Portfolio Leased	Percent of GLA On-Campus / Affiliated	Weighted average remaining lease term (years)
277	15,528,879	95%	90%	5.5
We have grown our portfolio of gross real estate investments from approximately $124 million at the time of our initial public offering in July 2013 to approximately $5.8 billion as of December 31, 2022. As of December 31, 2022, our portfolio consisted of 277 health care properties with approximately 15,528,879 net leasable square feet, which were approximately 95% leased with a weighted average remaining lease term of approximately 5.5 years. As of December 31, 2022, approximately 90% of the net leasable square footage of our portfolio was either on campus with a hospital or other health care facility or strategically affiliated with a hospital or other health care facility.

2022 EXECUTIVE COMPENSATION DECISIONS AND ACTIONS
Pay Mix
Our executive compensation program is designed to retain and motivate our executive officers, each of whom is critical to the Company’s continued success and growth. Our 2022 executive compensation awards reflect our commitment to aligning pay with performance. The primary elements of our executive compensation program are base salary, performance-based annual incentive compensation, restricted stock, and performance-based long-term incentive compensation. These elements were selected by the compensation committee because each element is important in meeting one or more of our executive compensation principles. Additionally, the majority of our executive officer pay is typically performance-based. The following snapshot details the CEO pay mix, as well as the average NEO (excluding the CEO) pay mix for 2022.

Fiscal 2022 Elements	CEO Pay Mix	Average other NEO Pay Mix	Description and Metrics
Base Salary and Other
Fixed cash income to compensate executives for their qualifications and the value of their performance in a competitive market. This also includes all other compensation such as: vacation payout, 401(k) match, and other benefits.

Performance-Based Annual Incentive
Annual cash incentive program designed to motivate our executives to achieve annual financial goals and other business objectives. The total amount paid is based on the achievement of annual operating performance goals and individual performance.

Restricted Stock
Annual equity incentive awards designed to retain executives and further align the interests of our executives with those of our shareholders by facilitating significant ownership of stock by the officers. The number of shares of restricted stock awarded is primarily based on the officer’s position and level of responsibility.

Performance-Based Long-Term Incentive
Annual equity incentive program designed to motivate our executives to achieve long-term financial goals and other business objectives. The total amount paid is based on the achievement of operating performance goals over a three fiscal-year period including dividend equivalent units.

Performance-Based Compensation(1)		At-Risk Compensation(2)
CEO Pay Mix	Avg other NEO Pay Mix	CEO Pay Mix	Avg other NEO Pay Mix
65%	60%	82%	77%
1.Includes performance-based annual cash incentive awards and performance-based long-term equity incentive awards.
2.Includes performance-based annual cash incentive awards, restricted stock awards subject to time-vesting requirements, and performance-based long-term equity incentive awards.

2022 Compensation Changes
During 2022, we made certain changes to our compensation program for NEOs, including the following:
•Increased base salary by 3% for the NEOs in 2022;
•Updated some of the performance goals and weightings under the 2022 annual incentive award;
•Updated some of the performance goals and weightings under the 2022 long-term incentive award; and
•Added the number of new IREM certified buildings as a new ESG metric under the 2022 long-term incentive award.

COMPENSATION DESIGN AND PHILOSOPHY
COMPENSATION BEST PRACTICES
The compensation committee and management periodically review the compensation and benefit programs for executives and other employees to align them with the three core principles discussed above. Additionally, we benchmark both compensation and Company performance against peer companies in our industry in evaluating the appropriateness of our compensation. We have implemented a number of measures in an effort to align the interests of the Company’s executives with those of our shareholders, while also driving performance and achievement of long-term goals. Some highlights of our executive compensation program include the following best practices and features:

What We Do	What We Do Not Do
•    Link annual incentive compensation to the achievement of pre-established corporate and individual performance goals;
•    Provide our long-term compensation in the form of performance-based restricted stock units;
•    Balance short-term and long-term incentives;
•    Align executive compensation with shareholder returns through long-term incentives;
•    Use appropriate peer groups when establishing compensation;
•    Maintain stock ownership guidelines;
•    Include clawback provisions in employment agreements with our NEOs and in our STIP;
•    Include “double-trigger” change in control provisions in employment agreements with our NEOs;
•    Conduct an annual compensation risk assessment of our compensation policies and practices; and
•    Use an independent compensation consultant.

•    Provide tax gross-ups for executive officer compensation;
•    Provide extensive perquisites to our executive officers;
•    Guarantee salary increases, bonuses or equity grants;
•    Provide uncapped payouts for short-term and long-term incentive awards; or
•    Allow for “single-trigger” change in control cash payments.

PROCESS OF SETTING EXECUTIVE COMPENSATION
Participants in the Compensation Process
Our executive compensation program is administered and overseen by our independent compensation committee with assistance from our executives and an independent compensation consultant retained by the committee. Generally, the amount and composition of compensation paid to our executives is determined by analyzing, among other things, compensation data and pay practices from our peer group, as well as our own performance and financial and strategic goals. In addition, the compensation committee solicits the opinions of various constituents discussed below, as we believe feedback from varying perspectives serves the best interests of our shareholders in setting effective compensation standards and goals.
Role of the Compensation Committee
The compensation committee approves the compensation of each of our executive officers, including the NEOs listed in the Summary Compensation Table of this proxy statement. Additionally, the compensation committee approves the grant of the long-term incentive awards and other equity awards, and the funding of annual cash-based incentive awards. The compensation committee and the Board have authority to grant equity awards to executive officers.

The compensation committee regularly reviews the Company’s executive compensation and benefits policies, programs, and practices and monitors applicable new rules and evolving best practices concerning executive compensation. The compensation committee may delegate its authority to a subcommittee or to one or more officers of the Company to the extent consistent with its charter and the Company’s declaration of trust, bylaws, and applicable law and NYSE rules. However, the compensation committee may not delegate any of its responsibilities relating to the review and approval of the Chief Executive Officer’s compensation or the compensation philosophy of the Company, or any matters that involve executive compensation or any matters where compensation is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of non-employee trustees.
Compensation committee meetings are regularly attended by committee members and are attended by our Chief Executive Officer. Meetings may be attended by other executives and advisors as appropriate. The compensation committee also meets in executive sessions without members of management present. The Chairman of the compensation committee reports to the Board on the compensation committee’s decisions concerning, among other things, compensation of the executive officers.
The compensation committee also reviews and discusses with management this Compensation Discussion and Analysis section of the proxy statement and reaches a determination, on an annual basis, whether to recommend to the Board that this Compensation Discussion and Analysis section of the proxy statement be included in the Company’s annual proxy statement or annual report on Form 10-K, as required by the SEC. The compensation committee is also responsible for overseeing any clawback policy of the Company relating to executive compensation and shareholder advisory votes with respect to executive compensation matters, including non-binding advisory votes on executive compensation, the frequency of such votes, and votes on “golden parachute” payments.
Role of the Compensation Consultant
The compensation committee retains its own independent compensation consultant who reports directly to the committee. The independent compensation consultant’s engagement includes reviewing and advising on material aspects of the Company’s executive officer compensation, including base salaries, annual incentives, and equity compensation. Since 2014, the compensation committee has engaged the services of Ferguson Partners Consulting (“FPC”), formerly Ferguson Partners Limited (“FPL”), as its independent compensation consultant. During fiscal 2022, FPC provided the following executive compensation consulting services to the compensation committee:

•    Assist with the benchmarking and analysis of the compensation for the Company’s executive officers;
•    Assist with the development and analysis of peer group companies for comparison of executive officers compensation;
•    Discuss the mix of compensation components for each executive position;
•    Provide commentary and information regarding the overall executive compensation program; and
•    Provide benchmarking and information on trustee compensation.

From time to time, FPC communicates with our Chief Executive Officer and other executive officers to discuss different elements and weightings of compensation and best practices and trends in executive compensation. Outside of meetings, FPC also communicates with the Chairman of the compensation committee concerning executive compensation matters.
While the compensation committee considers the compensation consultant’s input and advice, it uses its own independent judgment in making final decisions concerning compensation paid to the NEOs. The compensation committee has the full authority to retain and terminate the services of the compensation consultant as it deems necessary or appropriate.
The compensation consultant does not provide any other services to the Company. After reviewing information provided by the compensation consultant regarding its independence and considering the relevant independence factors pursuant to applicable SEC rules and NYSE guidelines, the compensation committee determined that no conflicts of interest existed in connection with the services the compensation consultant performed for the Company in 2022.
Role of the Chief Executive Officer
Our Chief Executive Officer participates in the compensation determination process by consulting with the Board and the compensation committee on matters related to compensation, and by making compensation recommendations for the executive officers. These recommendations are based upon information provided by FPC, the Chief Executive Officer’s assessment of each executive officer’s performance and contributions to the Company’s performance, and other considerations including employee retention. The compensation committee considers this information, but approves and ultimately determines, based on its own independent judgment, the amounts payable to the executive officers.

Summary of the Annual Compensation Decision-Making Process
Background
Our Board established the compensation committee to carry out the Board’s responsibilities to administer our compensation programs. The compensation committee has decision-making authority for the compensation of our NEOs and has independent authority to engage outside consultants and obtain input from external advisers, as well as our management team or other employees, in determining executive compensation. The compensation committee may retain any independent counsel, experts, or advisors that it believes to be desirable and appropriate. The compensation committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The compensation committee undertakes an independence assessment prior to retaining or otherwise selecting any counsel, compensation consultant, expert or other advisor that will provide advice to the committee. In conducting this independence assessment, the compensation committee considers factors that may be required to be considered under applicable NYSE rules from time to time, as well as best practices in this area. On at least an annual basis, the compensation committee evaluates whether any work performed by any compensation consultant raised any conflict of interest.
Compensation Decision-Making Process
Each year, the Chief Executive Officer meets with the compensation committee to review the Company’s performance for the year and to discuss qualitative and quantitative performance objectives related to compensation of the executive officers. These discussions include the Chief Executive Officer’s assessment of each executive’s impact on overall Company performance, as well as each executive’s achievements during the year. Separately, the Chief Executive Officer meets with the Board and, in addition to the topics discussed with the compensation committee, provides his assessment of the highlights and challenges from the year and summarizes company performance. The Chairman of the compensation committee then leads an executive Board session during which the non-executive trustees evaluate the Company’s and the Chief Executive Officer’s performance.
From August through the following February of each year, the Chief Executive Officer, using information compiled and supplied by the independent compensation consultant, including peer group compensation information, presents compensation recommendations for the executive officers to the compensation committee for review and discussion. The compensation committee then assesses the Chief Executive Officer’s and each executive officer’s performance, using the information provided, including the input from the Board and benchmarking and other information provided by the independent compensation consultant, to determine the Chief Executive Officer’s and each other executive officer’s total target direct compensation for the ensuing year and the annual incentive payout amount for the most recently completed fiscal year. In connection with the discussions described above, the compensation committee uses the input from the above meetings to select the Company’s peer group and determine each executive officer’s total target compensation package for the ensuing year, including base salary, annual incentive target, long-term incentive award targets and equity awards. The compensation committee discusses its decisions regarding the compensation of the executive officers with the Board. In general, the compensation committee does not consider any previous awards when determining the compensation of the executive officers.

Peer Group and Competitive Positioning
The compensation committee, with input and recommendations from the Company’s independent compensation consultant, establishes the Company’s peer group on an annual basis. The compensation committee uses the peer group for compensation benchmarking and general comparison purposes. The peer group comprises companies selected on various criteria including criteria recommended by the independent compensation consultant, including size, industry, equity market capitalization, and total market capitalization. FPC evaluates the continued appropriateness of each company in the peer group on an annual basis and recommends to the compensation committee additions and/or deletions from the prior year’s peer group as may be warranted. For 2022, the 2021 peer group was updated to remove Columbia Property Trust (which had been acquired and is no longer a publicly traded REIT). The 2022 peer group consisted of the following 15 public REITs:

Peers	Industry	Market Capitalization ($ Billions)
Healthcare Realty Trust, Inc.	Health Care REIT	7.3
Medical Properties Trust, Inc.	Health Care REIT	6.7
EastGroup Properties, Inc.	Industrial REIT	6.4
First Industrial Realty Trust, Inc.	Industrial REIT	6.4
STAG Industrial, Inc.	Industrial REIT	5.8
Cousins Properties Incorporated	Office REIT	3.8
Physicians Realty Trust	Health Care REIT	3.3
National Storage Affiliates Trust	Self-storage REIT	3.3
Highwoods Properties, Inc.	Office REIT	2.9
Corporate Office Properties Trust	Office REIT	2.9
Sabra Health Care REIT, Inc.	Health Care REIT	2.9
CareTrust REIT, Inc.	Health Care REIT	1.8
LTC Properties, Inc.	Health Care REIT	1.4
Brandywine Realty Trust	Office REIT	1.1
Healthcare Trust of America, Inc.*	Health Care REIT	-
QTS Realty Trust, Inc**	Specialty REIT	-
Source: S&P Global, data as of December 31, 2022
* Healthcare Trust of America, Inc. was acquired by Healthcare Realty Trust, Inc. in 2022.
** QTS Realty Trust, Inc. was acquired by affiliates of Blackstone in 2021.
FPC evaluates the peer group based on similarities to the Company, including asset class focus, size including capitalization, performance, and geographic location.
In order to assist the compensation committee in its determination of executive compensation, the Company’s independent compensation consultant prepares an independent analysis of key size and performance indicators such as revenue, market capitalization, and total shareholder return compared to the companies in our peer group. This analysis is provided to the compensation committee, so it has sufficient information on the competitiveness of pay in the context of our performance compared with that of our peers.
FPC also delivers a benchmarking analysis of the compensation paid to our NEOs and to our trustees to the compensation committee. This analysis compares base salary, total annual cash compensation, long-term incentive awards, and total compensation to compensation components of companies in our peer group and provides general guidance for future compensation levels. While the compensation committee uses this analysis to help frame its decisions on compensation, it uses its collective judgment in determining executive compensation.
The compensation committee does not target a specific market position relative to our peer group for the compensation elements of executive officers but seeks to pay competitively and takes into consideration the relative positioning compared to our peer group in making compensation decisions. The compensation committee exercises discretion in making compensation decisions based on the following inputs: its understanding of market conditions, its understanding of competitive pay analysis, recommendations from the Chief Executive Officer regarding the executive officers, the need to retain executive talent, the compensation committee’s overall evaluation of each executive’s performance, and our overall compensation strategy, among other factors.

Risk Assessment
Each year, the compensation committee discusses and analyzes risks associated with the Company’s compensation policies and practices for executive officers and employees generally. The compensation committee believes that the Company’s compensation program and policies do not create or encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.
Several features of the Company’s compensation program and policies are designed to reduce the likelihood of excessive risk-taking by employees, including:

•    The three executive compensation principles and compensation program elements are designed to align compensation goals with the interests of our shareholders;
•    Compensation typically consists of a mix of fixed and performance-based compensation, with the performance-based compensation structured to reward both short- and long-term corporate performance and contains both absolute and relative metrics versus peers;
•    The payout amounts under the short-term and long-term incentives are capped;
•    Employment agreements with executive officers as well as our Short-term Incentive Plan (the “STIP”) contain clawback provisions which generally subject compensation paid to our executives to recovery by the Company in the event of material restatements of financial results;
•    A significant portion of our NEOs’ total direct compensation is in the form of equity-based incentive awards that vest over multiple years; and
•    The compensation committee exercises discretion in making compensation decisions and may reduce compensation payable to our executives.

Influence of Say on Pay Results on Executive Compensation Decisions

We provided shareholders with a “say-on-pay” advisory vote on executive compensation at the 2022 annual meeting of shareholders. We maintain an open line of communication with our investors on our compensation practices and have consistently received high say-on-pay support from our shareholders.
At the 2022 annual meeting of shareholders, 95% of the votes cast by shareholders were cast “For” the approval of the compensation of our named executive officers (“NEOs”). In the last five years, say-on-pay results have averaged 94% approval results.

Say on Pay Results
2018	2019	2020	2021	2022	AVERAGE
94%	98%	97%	84%	95%	94%

The compensation committee evaluated the results of the say-on-pay vote and in light of the substantial support for our executive compensation program, it did not make any significant changes to the executive compensation program and policies for fiscal year 2022 compensation based on the shareholder voting results. The compensation committee will continue to consider the outcome of future say-on-pay votes when making future compensation decisions for the NEOs. In addition, we provided shareholders with a “say-on-frequency” advisory vote at the 2022 Annual Meeting of Shareholders to determine whether the say-on-pay advisory vote on executive compensation should occur every one, two, or three years. More than 97% of the votes cast on the say-on-frequency proposal were in favor of a vote every year. Based on the results of the say-on-frequency vote, the Board has determined to hold the say-on-pay vote annually.

2022 EXECUTIVE COMPENSATION
PRIMARY ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed to retain and motivate our executive officers, each of whom is critical to the Company’s continued success and growth. The primary elements of our executive compensation program are base salary, annual cash incentive compensation, and long-term incentive compensation and equity awards. These elements were selected by the compensation committee because each element is considered to be important in meeting one or more of our executive compensation principles, including the three core principles discussed above.
Our fiscal 2022 long-term incentive and equity awards program generally consisted of time-based restricted common shares and performance-based restricted stock units for our NEOs. The compensation committee believes this compensation package is appropriately tied to our Company’s performance while also rewarding both short-term and long-term performance in a manner that encourages retention of our NEOs. With these objectives in mind, the compensation committee attempts to set realistic but challenging goals in our annual incentive and performance-based long-term incentive programs.
The compensation committee evaluates the various components of compensation annually and does not set fixed percentages for each element of compensation. The total composition of compensation elements may change over time as the competitive market evolves, or other market conditions which affect us change. The compensation committee does not have, and does not anticipate establishing, any policies for allocating between long-term and currently paid compensation, or between cash and non-cash compensation. Part of our compensation determination process includes assessing the appropriate allocation between these elements of compensation on a periodic basis and adjusting our position based on market conditions and our business strategy.
Base Salary
Base salary is the fixed portion of the total compensation package for our executive officers, including our NEOs. The base salary for each NEO is determined by the compensation committee pursuant to the process discussed above. The base salary paid to our executive officers is generally intended to compensate executives for their qualifications and provides executives with a fixed level of guaranteed income for their services.
The compensation committee does not target a specific market position relative to the peer group for base salary but seeks to pay competitively and near the median of the Company’s peer group. In reaching decisions with respect to base salary, the compensation committee considers various factors, including peer group data for each NEO’s position, the need to retain the executive, and an assessment of the executive officer’s contributions to the Company’s performance.
The compensation committee reviews each executive’s salary and performance every year to determine whether his or her base salary should be adjusted.
Base Salaries
Based on the compensation committee’s review and consideration of the materials provided by FPC and the competitive positioning of our executives’ salaries compared to our peer group, the compensation committee approved the salary levels set forth below for our NEOs for fiscal year 2022.

Officer	Fiscal 2022 Salary ($)	Fiscal 2021 Salary ($)	Fiscal 2020 Salary ($)
John T. Thomas	891,000	865,000	865,000
Jeffrey N. Theiler	528,000	512,000	512,000
D. Deeni Taylor	528,000	512,000	512,000
Mark D. Theine	425,000	412,000	412,000
John W. Lucey	387,000	375,000	358,000

Annual Incentive Awards
The annual incentive awards available to our executive officers are intended to reward executives for the achievement of annual goals related to key business drivers, and to communicate to executives the key business goals of the Company from year to year. In general, the compensation committee uses the Company’s STIP to make annual incentive awards for our executive officers based on company and individual performance. The compensation committee retains discretion under the STIP to adjust individual performance goals and to reward executive officers for individual achievement not reflected in the STIP performance measures.

The compensation committee does not target a specific market position relative to the peer group for annual incentive awards but seeks to pay competitively and in line with the Company’s peer group. The compensation committee takes into consideration the Company's relative positioning compared to our peer group in establishing the range of possible payouts under the STIP.
2022 Annual Incentive Awards
For fiscal year 2022, the compensation committee established annual incentive awards under the STIP based upon the achievement of corporate performance goals and individual performance goals. The corporate performance goals were based on the following measures:

Net Debt to Gross Asset Value
•the average of the Company’s total indebtedness at each quarter end date during fiscal year 2022, with net debt calculated as indebtedness less any cash balances, divided by the value of the Company’s gross assets at each quarter end date
•promotes a strong balance sheet and discourages overleveraging
•a healthy leverage ratio is important as it measures our ability to maintain our credit ratings and access the capital markets at favorable rates

General and Administrative (“G&A”) Expenses as percentage of Gross Assets	•the Company's G&A expenses as compared to the Company's ending gross asset balance •reflects the ability to generate sufficient earnings to meet debt obligations as the portfolio grows
Funds Available for Distribution (“FAD”) Per Share Growth compared to 2021 base	•the growth in FAD per share compared to the base year 2021 FAD per share •FAD per share growth is important as it provides an enhanced measure of the operating performance of our portfolio
Investment grade related Gross Leasable Area (“GLA”)
•the GLA that is leased to an investment grade-rated tenant or a subsidiary of an investment grade-rated entity divided by the Company’s total leased GLA. For purposes of this calculation, certain tenants have implied investment grade ratings based on the strength of their financial statements
•tenant quality is important as it helps to measure the financial strength of our tenants and the quality of our underwriting, and accordingly, the reliability of our projected income stream

The compensation committee changed the Net Debt to Gross Asset Value, G&A Expenses as a percentage of Gross Assets, and Investment grade related GLA performance metrics for the 2022 STIP awards from the prior year's awards to make it more challenging for executives to achieve.
For fiscal year 2022, the compensation committee set the following goals and weightings for the above corporate performance measures. The gold markers show actual performance against the corporate measures.

Weighting as % of Annual Incentive Opportunity Under Corporate Performance Goals	Corporate Performance Goals	Threshold	Target	Max
25%	Net Debt to Gross Asset Value
25%	G&A Expenses as percentage of Gross Assets
25%	FAD Per Share Growth compared to 2021 base
25%	Investment grade related GLA
For fiscal year 2022, the compensation committee also established individual performance goals for the Chief Executive Officer and the other executive officers based on recommendations from the Chief Executive Officer. The compensation committee evaluates the individual performance for the Chief Executive Officer and the other executive officers in making its determination of annual incentive payouts under the STIP.
Highlights of the individual performance goals achieved for each NEO for fiscal year 2022 include:

John T. Thomas
Led the Company’s Business through a transition to market based best practices for workplace environment, including flexibility with work from home and office policies, seeking to maximize professional performance, with work-life balance. Mr. Thomas continued to guide the Company’s commitment to ESG and focus on DEI; the Company’s inaugural GRESB score was 75 (better than industry average), and the Company improved diversity and inclusion across our workforce. Mr. Thomas focused on reducing capital deployment and strengthening the Company’s balance sheet in a rapidly rising rate environment, to position the Company for future growth.

Jeffrey N. Theiler
Proactively managed the Company’s balance sheet and liquidity while raising $106 million in equity capital. Mr. Theiler also carried out various strategic and investment initiatives and oversaw the Company’s credit team, whose work resulted in virtually no bad debt during the Covid-19 pandemic.

D. Deeni Taylor
Led the sourcing and acquisition of medical assets and the development of new medical office buildings. Mr. Taylor was instrumental in focusing the Company's business development strategies to meet market challenges from construction cost inflation, to rising cost of capital, and rapid changes in the value of real estate assets in the health care real estate sector.

Mark D. Theine
Led teams responsible for portfolio operations and FAD growth, including the leasing team which produced record results for the Company with 77% tenant retention, 6.0% lease renewal spreads, and 2.8% average annual rent escalators implemented in leases renewed or initiated in 2022. Mr. Theine was instrumental in negotiating and executing on the $116.3 million sale of the Great Falls properties where the Company recognized a net gain of approximately $53.9 million. Mr. Theine also led the Company’s ESG team which has earned 26 Energy Star certifications, 38 IREM Certified Sustainable Property designations, and an “A” rating in the 2022 GRESB Public Disclosure Level with a score of 98 out of 100, ranking first in its health care comparison group.

John W. Lucey
Continued leadership and management of our Company’s administrative duties in a hybrid work environment while implementing return-to-office initiatives. Mr. Lucey oversaw and fine-tuned our cyber security defense strategy and the expansion of our information technology team as well as the creation and implementation of a new Culture Specialist position. Further, Mr. Lucey directed continuous improvement of the Company’s public reporting disclosures, with an increased emphasis on transparency and accountability. Mr. Lucey’s responsibility included compliance with the new pay versus performance rule for the 2023 proxy statement.

The relative weight of each of the various individual performance goals for a NEO was equal; however, no single individual goal was material to the committee’s decisions. Rather, the compensation committee considered the executive’s performance against the overall individual goals and the Chief Executive Officer’s assessment of each executive’s overall performance.
For each NEO, the compensation committee also determined the relative weighting of corporate versus individual performance goals. For fiscal year 2022, the weighting for each NEO’s annual incentive award was as follows:

Officer	Corporate Performance Goals	Individual Performance Goals
John T. Thomas	80%	20%
Jeffrey N. Theiler	70%	30%
D. Deeni Taylor	70%	30%
Mark D. Theine	70%	30%
John W. Lucey	60%	40%
Based on competitive market practices for annual incentives and our compensation strategy, the compensation committee set a target award opportunity for each of our executive officers. The target represents the amount of incentive compensation the executive officer would recognize when corporate and individual performance meets expected results, or is on “target.” The table below reflects the payout as a percentage of an executive officer’s base salary for fiscal year 2022. Maximum performance is capped at 200% of base salary for Mr. Thomas, and at 150% for all other NEOs. To simplify the presentation, certain intermediate payouts are not shown; however, payouts were determined by linear interpolation when performance occurred between the payout levels described below. If the executive officer’s performance were below threshold in all applicable corporate and individual performance measures, no annual incentive compensation would be payable.

Officer	At Threshold Achievement (% of base salary)	At Target Achievement (% of base salary)	At or Above Maximum Achievement (% of base salary)
John T. Thomas	50%	100%	200%
Jeffrey N. Theiler	50%	90%	150%
D. Deeni Taylor	50%	90%	150%
Mark D. Theine	50%	90%	150%
John W. Lucey	50%	75%	150%
2022 Annual Incentive Results
Based on the compensation committee’s assessment of the executive officers’ achievement of the corporate and individual performance goals, and using linear interpolation, the following payouts were approved by the compensation committee to the NEOs under the STIP:

Officer	Fiscal 2022 Incentive Target ($)	Fiscal 2022 Incentive Payout (% of base salary)	Fiscal 2022 Incentive Payout ($)
John T. Thomas	891,000	198.6%	1,769,400
Jeffrey N. Theiler	475,200	149.1%	787,500
D. Deeni Taylor	475,200	149.1%	787,500
Mark D. Theine	382,500	149.1%	633,900
John W. Lucey	290,250	148.9%	576,400
Long-Term Incentive and Equity Awards
The compensation committee designed the Company’s long-term incentive program and grant of equity awards to align the interests of our executive officers with the interests of our shareholders and to reward the executive officers for the achievement of long-term goals. Our long-term incentive and equity award program is critical to the attraction and retention of key executive talent and therefore represents a significant portion of the executive officers’ total direct compensation. The Equity Plan serves as the governing document for long-term incentive and equity awards for our executive officers.
The compensation committee does not target a specific market position relative to the peer group for long-term and equity incentive awards but seeks to pay competitively and in line with the Company’s peer group. The compensation committee considers the relative positioning of the Company compared to the peer group in establishing the range of possible payouts under the Equity Plan. In making its determination on what type of awards to grant, the compensation committee considers the following:
•Peer group compensation, including the components of compensation and the total direct compensation paid to executives of peer group companies;
•General trends in long-term incentive and equity grants; and
•The effect of having the NEOs receive a significant portion of their total direct compensation in equity awards to motivate and provide an incentive for these officers and to align their interests with those of our shareholders.
2022 Long-Term Incentive and Equity Awards Program Design
The fiscal year 2022 long-term incentive and equity program consisted of a combination of time-based restricted common shares and performance-based restricted stock units. The allocation between each type of equity award was determined by the compensation committee based on input from FPC and the Chief Executive Officer.
Based on competitive market practices for long-term incentive and equity awards, and our compensation strategy, the compensation committee approved equity awards for each executive officer for the fiscal year 2022. On average, 62% of the equity-based compensation granted to our NEOs, including the associated dividend equivalent units, is also performance-based compensation. Fiscal year 2022 grants were made on March 1, 2022, and the number of shares awarded was determined based on the closing price of the Company’s common shares on the grant date. Information regarding the equity awards made to the NEOs is set forth in the Grants of Plan-Based Awards in 2022 table of this proxy statement.

Officer	2022 Time-Based Restricted Common Shares ($)	2022 Performance-Based Restricted Stock Units Target Grant ($)	Total Target Grant ($)
John T. Thomas	891,000	1,674,529	2,565,529
Jeffrey N. Theiler	475,200	793,846	1,269,046
D. Deeni Taylor	475,200	793,846	1,269,046
Mark D. Theine	382,500	639,010	1,021,510
John W. Lucey	232,200	436,417	668,617
Time-Based Restricted Common Shares
The compensation committee chose to award restricted common shares because they provide meaningful retentive value to our key executives, help smooth out market volatility, and are cost efficient. The time-based restricted common shares granted in March 2022 vest in full one year after the grant date, so long as the participant remains employed by the Company.
Performance-Based Restricted Stock Units
Performance-based restricted stock units were granted to each NEO. The compensation committee chose to grant performance-based restricted stock units in order to motivate executives to achieve long-term strategic goals, create long-term shareholder value, and provide an incentive to outperform similarly-situated companies as measured by relative total shareholder return and other metrics.
The performance-based restricted stock units vest after a three-year performance period, if at all, and are payable in common shares based on the number of restricted stock units that actually vest. The extent to which the awards will vest is contingent upon the satisfaction of key corporate performance goals established when granted.

GRANT OF 2022 PSU AWARDS
For fiscal year 2022, the compensation committee granted new three-year performance-based restricted stock unit (“PSU”) awards. Performance goals for these awards were established by the compensation committee and are described in detail below:

DOC Total Shareholder Return compared to Select Health Care REIT Peers	the percentage rate of return during the 3-year period of 2022-2024 compared to the rate of return of Select Health Care REIT peers, assuming reinvestment of all dividends during the performance period
FAD Per Share Growth compared to 2021 base	the growth in FAD per share per year during the 3-year period of 2022-2024 compared to the 2021 base year, which excludes any material one-time FAD adjustments
Net Debt to Gross Asset Value	the Company’s total indebtedness, less any cash balances, divided by the value of the Company’s gross assets at the end of the performance period
Institute of Real Estate Management (IREM) Certified Sustainable Property (CSP) Buildings	an ESG metric that refers to the number of buildings in the Company’s portfolio holding IREM® CSP designation at the end of the performance period
The compensation committee changed some of the performance metrics and weightings for the 2022 awards from the prior year’s awards because the committee believed that achievement of these 2022 performance metrics could be influenced more directly by the executives’ actions and would enhance shareholder value. In 2022, the compensation committee added the number of new IREM-certified buildings as a new ESG metric under the 2022 long-term incentive award. In 2022, the compensation committee also replaced the DOC Total Shareholder Return compared to Health Care MOB Peers goal and DOC Total Shareholder Return compared to Specific Nareit Health Care Peers goal with the DOC Total Shareholder Return compared to Select Health Care REIT Peers goal due to the possibility of consolidation within the smaller Health Care MOB Peer group and re-weighted all of the 2022 performance metrics as shown below.

For fiscal year 2022, the compensation committee set the following goals and weightings for the above corporate performance measures:

Weighting as % of Annual Incentive Opportunity Under Corporate Performance Goals	Corporate Performance Goals	Threshold	Target	Max	Measurement
30%	DOC Total Shareholder Return compared to Select Health Care REIT Peers				Compared to seven Health Care Peers with two of the seven having three-times heavier weighting due to being MOB peers
23 1/3%	FAD Per Share Growth compared to 2021 base				Increase in FAD
23 1/3%	Net Debt to Gross Asset Value				Ratio at the end of the performance period
23 1/3%	IREM® CSP Buildings				Number of IREM® CSP buildings
For each goal, performance below threshold would result in no vesting, performance at threshold would result in vesting of 50% of the award, performance at target would result in vesting of 100% of the award, and performance at maximum would result in vesting of 300% of the award. For performance between threshold and target, or between target and maximum, linear interpolation was used.
Actual performance will be determined at the end of the three-year performance period ending on December 31, 2024.

SETTLEMENT OF PREVIOUSLY GRANTED PSU AWARDS
In 2023, following the completion of the three-year performance period of 2020-2022, the Company settled the performance-based restricted stock unit awards that were granted in 2020. Performance goals for these awards were established by the compensation committee in 2020. The metrics, weighting, threshold, target, and maximum goals for each metric, and actual performance are shown in the table below:

Measurement	Threshold	Target	Max	Weighting
DOC Total Shareholder Return compared to Health Care MOB Peers				20%
DOC Total Shareholder Return compared to specific Nareit Health Care Peers				20%
FAD Per Share Growth compared to 2019 base				20%
Net Debt to Gross Asset Value				20%
Institute of Real Estate Management (“IREM”) Certified Sustainable Property (“CSP”) Buildings				20%
For each goal, performance below threshold would result in no vesting, performance at threshold would result in vesting of 50% of the award, performance at target would result in vesting of 100% of the award, and performance at maximum would result in vesting of 300% of the award. For performance between threshold and target, or between target and maximum, linear interpolation was used.
Each NEO was granted a 2020 performance-based restricted stock unit award and based on the actual results, the award vested at 292.0% of target.
OTHER ELEMENTS OF COMPENSATION
In addition to the primary elements of total direct compensation described above, the NEOs are eligible to participate in employee benefits and group insurance programs generally available to employees, as well as additional programs and benefits described below. Further detail regarding the compensation related to these programs and benefits is provided in the Summary Compensation Table and the All Other Compensation in 2022 table, included in this proxy statement.
401(k) Plan
The Company maintains a 401(k) plan which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) for all eligible employees. The 401(k) plan allows all eligible employees to contribute up to 100% of their base salary and bonus, up to limits imposed by the Code. The Company adds a cash match to its 401(k) plan for all participants, including those executive officers who participate in the 401(k) plan. The Company matches 100% of the first 3% of compensation deferred as contributions plus 50% of the next 2% deferred as contributions. The 401(k) plan also allows for discretionary profit sharing contributions. Employer contributions, if any, vest immediately.

Employee Stock Purchase Plan
Our Employee Stock Purchase Plan allows all active full-time employees, excluding certain employees who are citizens or residents of a non-U.S. jurisdiction, to purchase our common shares through payroll deductions at a 15% discount to the lower of the market price on the first trading day of the six-month purchase period or the last trading day of the six-month purchase period. No plan participant is allowed to purchase more than $25,000 in market value of our common shares under the plan in any calendar year, or own or hold outstanding purchase rights to purchase common shares possessing 5% or more of the total combined voting power of all classes of our capital stock. In fiscal year 2022, all NEOs participated in our Employee Stock Purchase Plan.
Dividends
Our NEOs receive dividends on unvested restricted common share awards and accumulate dividend equivalents that are paid in cash upon vesting of performance-based restricted stock unit awards. Dividends for 2022 paid on unvested restricted common shares are disclosed in the All Other Compensation in 2022 portion of the Summary Compensation Table, and dividend equivalents paid are included in the grant date fair value of our performance-based restricted stock units.
Perquisites
Pursuant to the terms of their respective employment agreements, each NEO is entitled to reimbursement of up to $10,000 annually for reasonable professional expenses to receive personal advice from certain professional advisors.
New ESG Performance Metric in 2023
Consistent with incorporating our ESG goals into our business, the compensation committee has determined to add a new ESG metric to our 2023 long-term incentive plan.
This ESG scorecard metric includes numerous quantitative and qualitative environmental, social, and governance factors to connect our NEOs’ incentive compensation to our ESG performance. This metric aligns with the Company’s current key ESG initiatives, including but not limited to the following areas:
•Transparent environmental disclosure
•Excellence in ESG reporting
•Sustainability-driven capital investment targets
•DEI training
•Employee satisfaction
•Employee engagement
•Supplier diversity targets

ADDITIONAL COMPENSATION PLAN FEATURES AND POLICIES
POST-EMPLOYMENT COMPENSATION
Severance and change of control benefits are provided to our NEOs pursuant to the terms of their respective employment agreements, as well as under our incentive plans. These benefits are discussed at greater length in the section “Employment Agreements with Named Executive Officers” and “Potential Payments Upon a Change in Control and/or Termination” of this proxy statement.
CLAWBACK PROVISION (RECOVERY OF INCENTIVE PAYMENTS)
Each of our NEOs’ respective employment agreements contain a clawback provision that provides that any compensation paid to the executive is subject to recovery by the Company, and the executive is required to repay such compensation, in the event of a material financial restatement. In addition, the STIP contains a similar provision that subjects any incentive compensation paid under the STIP to recovery by the Company in the event of a similar circumstance.
Additionally, the individual award agreements for the performance-based restricted stock units granted under the Equity Plan contain a provision that subjects the awards covered by the agreements to any recoupment or “clawback” policy applied with prospective or retroactive effect.
STOCK OWNERSHIP GUIDELINES
The compensation committee encourages our executive officers and trustees to own our common shares because we believe such ownership provides strong alignment of interests between executives or trustees and our shareholders. Our stock ownership guidelines recommend that the Chief Executive Officer and other executive officers and trustees achieve the targeted level of ownership within five years of the adoption of the stock ownership guidelines or five years from the date of hire, promotion, appointment, or election, as applicable, of such person. Ownership for purposes of these guidelines includes all shares owned by the officer or trustee or an immediate family member sharing the same household, restricted stock, restricted stock units, deferred stock or units and all performance stock units for which the performance conditions to vesting have been met. The determination of an individual’s ownership level is reviewed annually. The chart below shows our stock ownership guidelines.

Title	Guideline
Chief Executive Officer	Five times base salary
Other Executive Officers	Three times base salary
Non-Employee Trustees	Three times annual cash retainer
HEDGING / PLEDGING PROHIBITIONS AND INSIDER TRADING POLICY
The Company maintains an insider trading policy that prohibits against various trading activities in the Company’s securities, including prohibitions on trading using material non-public information acquired by our trustees or employees during the performance of their duties. Trustees and employees, including executives, are strongly discouraged from trading in the Company’s securities on a short-term basis, and are encouraged to hold all securities purchased in the open market for a minimum of six months. Additionally, trustees and employees, including executives, are strongly discouraged from purchasing the Company’s securities on margin or pledging the Company’s securities as collateral for margin loans, engaging in hedging transactions of any kind, trading in puts, calls, and straddles on the Company’s securities, conducting short sales of the Company’s securities (including corresponding to positions in the Company’s common shares already held by the trustee or employee), and maintaining standing or limit orders on the Company’s securities (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 under the Exchange Act). As a practical matter, the Company’s insider trading policy strongly discourages trustees and employees from entering into most hedging and pledging arrangements.
Under the Company’s insider trading policy, trustees, NEOs and other employees with access to material non-public information about the Company or another company are prohibited from engaging in transactions in the Company’s securities during blackout periods (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 under the Exchange Act).
TAX DEDUCTIBILITY IMPLICATIONS OF EXECUTIVE COMPENSATION
The compensation committee reviews and considers the deductibility of executive compensation. Changes in tax laws or their interpretation and other outside factors may affect the deductibility of certain compensation payments. For example, changes to Section 162(m) of the Code under the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, generally places a limit of $1 million on the amount of applicable compensation paid to our NEOs that we may deduct each year for taxable years beginning after December 31, 2017.

However, as a REIT, the Company is not subject to federal income taxes to the extent the Company distributes at least 90% of its REIT taxable income to its shareholders. As a result, the compensation committee has awarded compensation, including the 2022 annual incentive awards paid to our NEOs, that may not be fully tax deductible when the committee believes that doing so is in the best interests of our shareholders. If deductibility were to become an issue, the compensation committee may consider various alternatives to preserve the deductibility of compensation payments to executive officers and other benefits to the extent reasonably practical and to the extent consistent with the Company’s other compensation objectives. There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs will ultimately be deductible by the Company.
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company’s Annual Report on 10-K for the year ended December 31, 2022, and in this proxy statement.

Submitted by the compensation committee of the Board of Trustees Stanton D. Anderson, Chairman William A. Ebinger, M.D. Governor Tommy G. Thompson Ava E. Lias-Booker

Executive Compensation Tables
SUMMARY COMPENSATION TABLE
The following table presents summary information regarding the total compensation awarded to or earned by each of the NEOs listed below.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John T. Thomas	2022	944,231	2,565,529	1,769,400	69,287	5,348,447
President and Chief Executive Officer	2021	923,554	2,523,313	1,384,000	57,595	4,888,462
	2020	908,938	7,502,557	1,730,000	56,649	10,198,144
Jeffrey N. Theiler	2022	551,631	1,269,046	787,500	47,268	2,655,445
Executive Vice President - Chief Financial Officer	2021	534,843	1,246,057	614,400	44,657	2,439,957
	2020	541,055	1,236,225	768,000	36,140	2,581,420
D. Deeni Taylor	2022	570,535	1,269,046	787,500	50,724	2,677,805
Executive Vice President - Chief Investment Officer	2021	560,837	1,246,057	614,400	47,732	2,469,026
	2020	512,000	1,236,225	768,000	45,083	2,561,308
Mark D. Theine	2022	459,228	1,021,510	633,900	43,490	2,158,128
Executive Vice President - Asset Management	2021	450,031	1,002,670	494,400	40,928	1,988,029
	2020	428,000	994,761	618,000	39,544	2,080,305
John W. Lucey	2022	400,846	668,617	576,400	36,233	1,682,096
Chief Accounting and Administrative Officer	2021	392,625	656,359	450,000	33,014	1,531,998
	2020	382,628	621,447	537,000	23,108	1,564,183
(1)    Includes vacation accrued but unused that was paid out to the respective NEOs in January 2022. Such amounts were $53,231, $23,631, $42,535, $34,228, and $13,846 for Messrs. Thomas, Theiler, Taylor, Theine, and Lucey, respectively.
(2)    Represents the aggregate grant date fair value computed in in accordance with FASB ASC Topic 718 of awards of restricted common shares and awards of performance-based restricted stock units made to the NEOs under the Equity Plan. Aggregate grant date fair value reported is based upon the closing price per share on the date of grant, and the amount for performance-based awards reflects the target level. The maximum number of common shares that could be issued under the 2022 performance-based restricted stock unit awards is three times the target number of shares, which would result in a value of $5,023,588, $2,381,539, $2,381,539, $1,917,029, and $1,309,252 to Messrs. Thomas, Theiler, Taylor, Theine, and Lucey, respectively, based on the closing price per share on the date of grant and market value for certain market-related performance measures. For 2020, this also represents a special long-term retention award of 259,067 restricted stock units with a fair market value of $5.0 million, which vests one-half after four years and one-half after five years from the grant date, to Mr. Thomas to incentivize and retain him. Further detail with respect to these awards are included in Note 9 (Stock-based Compensation) to the Company’s audited financial statements for the year ended December 31, 2022, included in the Form 10-K.
(3)    Represents non-equity incentive plan compensation paid to the NEOs under the STIP.
(4)    See the “All Other Compensation in 2022” table following the Summary Compensation Table for information with respect to these amounts.

ALL OTHER COMPENSATION IN 2022
The following table sets forth certain information with respect to the “All Other Compensation” column of the Summary Compensation Table for 2022 for the NEOs.

Name	Dividends ($)(1)	Professional Services ($)(2)	Other ($)(3)	401(k) Matching Contributions ($)(4)	Total ($)
John T. Thomas	49,116	6,550	1,421	12,200	69,287
Jeffrey N. Theiler	26,188	8,560	320	12,200	47,268
D. Deeni Taylor	26,188	10,000	2,336	12,200	50,724
Mark D. Theine	21,078	10,000	212	12,200	43,490
John W. Lucey	12,795	10,000	1,238	12,200	36,233
(1)    Represents the $0.230 per share dividends for the quarterly periods ended March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022, each of which is payable on unvested restricted common shares owned by each NEO, but excludes dividend equivalent rights credited to unvested performance-based restricted stock units, which were previously factored into the grant date fair value for such performance-based restricted stock units.
(2)    Represents professional expenses from certain professional advisors including tax, investment, and accounting services.
(3)    Represents the aggregate value of taxable gifts, taxable life insurance, and spousal travel to accompany the NEO on business trips.
(4)    Represents matching contributions by the Company to the 401(k) plan for each of the NEOs.

2022 GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides information about equity and non-equity awards granted to the NEOs in 2022.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Date Approved	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John T. Thomas	3/1/2022	2/21/2022							54,429	(3)	891,000
	3/1/2022	2/21/2022				40,822	81,644	244,932			1,674,529
		2/21/2022	445,500	891,000	1,782,000
Jeffrey N. Theiler	3/1/2022	2/21/2022							29,029	(3)	475,200
	3/1/2022	2/21/2022				19,353	38,705	116,115			793,846
		2/21/2022	264,000	475,200	792,000
D. Deeni Taylor	3/1/2022	2/21/2022							29,029	(3)	475,200
	3/1/2022	2/21/2022				19,353	38,705	116,115			793,846
		2/21/2022	264,000	475,200	792,000
Mark D. Theine	3/1/2022	2/21/2022							23,366	(3)	382,500
	3/1/2022	2/21/2022				15,578	31,155	93,465			639,010
		2/21/2022	212,500	382,500	637,500
John W. Lucey	3/1/2022	2/21/2022							14,185	(3)	232,200
	3/1/2022	2/21/2022				10,639	21,277	63,831			436,417
		2/21/2022	193,500	290,250	580,500
(1)    On February 21, 2022, the compensation committee established threshold, target, and maximum cash payouts under the Company’s STIP to each of the NEOs for 2022. Actual payout amounts under the STIP for 2022 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The business measurements and performance goals for determining the payouts under the STIP and with respect to the awards are described in the “Compensation Discussion and Analysis” section of this proxy statement.
(2)    These columns show the threshold, target, and maximum number of common shares that could be issued in connection with performance-based restricted stock units granted in 2022 under the Company’s Equity Plan to each of the NEOs. The exact number of shares to be issued depends upon, among other things, the Company’s financial performance, as described in the “Compensation Discussion and Analysis” section of this proxy statement. Subject to continued service of the NEO, the shares, if any, will be issued following the performance period end date of December 31, 2024.
(3)    Represents restricted common shares granted in 2022 under the Equity Plan, which vested on March 1, 2023, and are reflected using the grant date per share closing price of $16.37.
(4)    Amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718. Performance-based restricted stock units are reflected at target value. Further detail with respect to these awards is included in Note 9 (Stock-based Compensation) to the Company’s audited financial statements for the year ended December 31, 2022, included in the Form 10-K.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END
The following table sets forth all outstanding equity awards held by each of our NEOs as of December 31, 2022, including any unvested restricted common shares and performance-based restricted stock units with performance and/or service conditions that had not yet been satisfied as of December 31, 2022.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John T. Thomas	509,802	7,376,835	471,108	6,816,933
Jeffrey N. Theiler	121,984	1,765,108	223,215	3,229,921
D. Deeni Taylor	121,984	1,765,108	223,215	3,229,921
Mark D. Theine	98,168	1,420,491	179,646	2,599,478
John W. Lucey	62,931	910,612	122,664	1,774,948
(1)    Represents a number of performance-based restricted stock units granted to each of the NEOs in 2020, which vested on February 23, 2023, and correspond to the number of common shares that were issued at a performance level of 292.0% based on performance criteria over a three-year performance period ending December 31, 2022. This total also includes time-based common shares granted to each of the NEOs in 2022, which vested on March 1, 2023. In February 2020, the compensation committee recommended, and the Board approved, a special long-term retention award of restricted stock units, one-half of which vests after four years and one-half of which vests after five years from the grant date, to our CEO to incentivize and retain him. The special long-term award was made to our CEO prior to the COVID-19 outbreak in the United States.
(2)    The value is based on the $14.47 closing price per share of our common shares on December 31, 2022.
(3)    Represents a number of performance-based restricted stock units granted to each of the NEOs in 2021 and 2022, which will vest, if at all, based on achievement of performance criteria over a performance period ending December 31, 2023 and December 31, 2024, respectively, subject to the terms of the grant. As of December 31, 2022, actual performance for the 2021 and 2022 performance-based awards were between target and maximum levels; therefore, the number of common shares for these performance-based awards corresponds to the number of common shares that would be issued at the maximum performance level of 300%. The actual number of common shares, if any, to be issued and actual payout value of unvested common shares with respect to the performance-based awards will be determined based on achievement of performance criteria over a three-year performance period, subject to the terms of the grant of such awards.

2022 OPTION EXERCISES AND STOCK VESTED TABLE
The following table contains information about the vesting of awards of restricted common shares held by the NEOs in 2022.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
John T. Thomas	161,665	2,724,439
Jeffrey N. Theiler	79,509	1,338,476
D. Deeni Taylor	79,509	1,338,476
Mark D. Theine	63,987	1,077,176
John W. Lucey	40,767	686,741
(1)    If an NEO used share withholding to satisfy the tax obligations with respect to the vesting of restricted common shares, the number of shares acquired and the value realized were less than the amounts shown.
(2)    Represents a number of performance-based restricted stock units granted to each of the NEOs in 2019, which vested in February 2022, and correspond to the number of common shares that were issued at a performance level of 158.2% based on performance criteria over a three-year performance period ending December 31, 2021. This total also includes restricted common shares granted to each of the NEOs in 2021, which vested in March 2022.
(3)    Value realized upon vesting is based on the closing price per share of the Company’s common stock on the vesting date.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
On November 4, 2021, the Company entered into employment agreements with each of Mr. Thomas, Mr. Theiler, Mr. Taylor, Mr. Theine, and Mr. Lucey, which by their terms replaced the Company’s prior employment agreements with each of the executives. Mr. Thomas serves as our President and Chief Executive Officer, Mr. Theiler serves as our Executive Vice President and Chief Financial Officer, Mr. Taylor serves as our Executive Vice President and Chief Investment Officer, Mr. Theine serves as our Executive Vice President of Asset Management, and Mr. Lucey serves as our Chief Accounting & Administrative Officer, in each case until December 31, 2024. The employment term automatically renews for successive one-year terms, provided that the number of such additional terms may not exceed two, and unless earlier terminated in accordance with the respective agreement’s provisions, the agreements automatically terminate on December 31, 2026. The employment agreements for each NEO have been publicly filed with the SEC. The Company does not maintain a separate severance or change in control agreement or policy that would apply to the NEOs.
The employment agreements provide that each of Mr. Thomas, Mr. Theiler, Mr. Taylor, Mr. Theine, and Mr. Lucey is entitled to an annual base salary of $865,000, $512,000, $512,000, $412,000, and $375,000, respectively, subject to such annual increases as the compensation committee may approve, reimbursement of up to $10,000 annually for reasonable professional expenses to receive personal advice from certain professional advisors, and other benefits and group insurance programs generally available to other employees and our other executives. Each executive is entitled to receive an annual cash bonus opportunity for each calendar year during his employment based upon performance goals that are established by the Board or the compensation committee, as the case may be, in its sole discretion. Under Mr. Thomas’ employment agreement, he has the right to be nominated to be a member of the Board and any executive committee (or similar committee) of the Board for the term of his employment agreement. The compensation committee uses the STIP in general to make annual incentive awards for our executive officers based on company and individual performance. Each executive is eligible to receive options, restricted shares, or other awards under the Equity Plan at the discretion of the compensation committee.
Each executive’s employment agreement provides that it may be terminated at any time, without severance, by us for “cause” or by the executive if without “good reason”; however, upon such termination of employment, the executive will be entitled to receive (i) accrued but unpaid amounts through the date of termination, including base salary, vacation pay, and any bonuses earned but unpaid with respect to fiscal years or other periods ending in or with the year of termination (collectively, the “Accrued Obligations”) and (ii) nonforfeitable benefits payable to him under any benefit plans maintained by us (the “Nonforfeitable Benefits”).
If the executive’s employment is terminated by us without “cause” or by the executive for “good reason,” subject to his continued compliance with the restrictive covenants set forth in his employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to (i) severance pay equal to 24 months of his then current base salary, (ii) accelerated vesting of any unvested equity awards, (iii) continued coverage under any health insurance program maintained by us for a period of 12 months and (iv) a lump sum payment equal to two times the average of the annual bonuses paid to him for the two years ending prior to his termination date, subject to certain restrictions under the respective employment agreement.
If the executive’s employment is terminated by us due to non-renewal of the employment agreement or by automatic termination of the employment agreement on December 31, 2026, subject to his continued compliance with the restrictive covenants set forth in his employment agreement and a requirement that he timely return and not revoke an executed release agreement, and provided he does not enter into a new employment agreement with the Company for a period commencing before or immediately after December 31, 2026, he would be entitled to (i) severance pay equal to six months of his then current base salary, (ii) vesting of performance-based awards based on the actual level of achievement of the performance goals under the award, which would be pro-rated based on the executive’s period of service during the performance period, (iii) accelerated vesting of any awards not subject to performance-based vesting conditions, and (iv) continued coverage under any health insurance program maintained by us for a period of 6 months.
In the event of a change in control, if and to the extent that outstanding awards granted to the executive are not continued, assumed or replaced in connection with a change in control, and in the case of performance-based awards, performance can no longer be reasonably measured consistent with the original terms of award, such awards would become fully vested at the maximum level of achievement, and, in the case of options, exercisable in full. In addition, if at any time during the 12 consecutive months commencing on the occurrence of a change in control (i) the executive is involuntarily terminated by us (other than for “cause”), or (ii) the executive terminates his employment for “good reason,” or (iii) the Company gives notice of non-renewal of his employment agreement, or (iv) such 12 months period includes December 31, 2026, in lieu of the severance pay amount described above for termination by us without “cause”, termination by the executive for “good reason,” or termination by us due to non-renewal of the employment agreement, then (A) the executive would be entitled to severance pay in a lump sum cash payment equal to three times in the case of Mr. Thomas, and two times in the case of each of Mr. Theiler, Mr. Taylor, Mr. Theine and Mr. Lucey, the sum of (i) his base salary as in effect at the time of the change in control, and (ii) the average of the annual bonuses paid to him for the prior two fiscal years of the Company ending prior to the change in control, if any, and (B) any options, restricted shares or other awards granted to the executive under the Equity Plan would become fully vested and, in the case of options, exercisable in full. For purposes of the foregoing, reference to “fully vested” in the case of performance-based awards means vesting at the maximum level of achievement. Each lump sum severance payment made to an executive will be reduced on a dollar-for-dollar basis by any portion of such payment received or receivable by him from any successor to the Company. Additionally, the executive would be entitled to continued coverage under any health insurance program maintained by us for a period of 18 months.
If the executive’s employment were terminated due to his “disability,” then he would generally be entitled to the Accrued Obligations, Nonforfeitable Benefits, and subject to his continued compliance with the restrictive covenants set forth in his employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay equal to 12 months of his then current base salary.
Each executive’s employment agreement contains non-competition and non-solicitation restrictive covenants which apply during the term of the agreement and for one year following his termination, and a non-disparagement restrictive covenant that applies during and after the term of his employment with the Company.
The terms “cause,” “good reason,” “change in control” and “disability” have the meanings set forth in each executive’s employment agreement.

POTENTIAL PAYMENTS UPON A CHANGE IN CONTROL AND/OR TERMINATION
The employment agreements with each of our NEOs provide for certain payments and benefits to the NEOs in the event of a change in control or termination either in connection with a change in control or during the normal course of business. The material terms of these current arrangements are set forth in the above section “Employment Agreements with Named Executive Officers.” In addition, awards granted to our NEOs under the Equity Plan provide for acceleration of vesting under certain circumstances.
The Company’s STIP does not include a change of control provision under which the NEO would be paid a bonus for that year upon the occurrence of a change of control. However, in order for an executive officer to be paid a bonus under the STIP, the executive officer must be employed by us on the last day of the performance period for which the incentive bonus is otherwise payable, which would be December 31 of the applicable year. If the officer were terminated following a change of control but prior to the year end, no bonus would be payable under the STIP for that year; however, under the terms of the executive officer’s employment agreement, the officer would receive a lump sum cash payment corresponding to the amount designated in the applicable employment agreement.
The following tables estimate the payments required to be made to each NEO in connection with (i) a termination of employment upon specified events or (ii) a change in control assuming a $14.47 per share price for the Company’s common shares, which represents the closing market price on December 31, 2022. The amounts shown also assume that the termination or change in control was effective December 31, 2022, and thus (i) reflect the amounts payable under the Company’s prior employment agreements with each of the NEOs and (ii) include amounts earned (including accrued but unpaid dividend equivalents for unvested performance-based restricted stock units) through such time and are estimates of the amounts which would be paid out to the NEOs. Therefore, the amounts shown do not reflect, for instance, any changes to base salaries or bonus targets effective in 2023, changes in the cost of health benefit plans, equity grants or equity that vested following December 31, 2022, or any other circumstances after December 31, 2022. The actual amounts paid can only be determined at the time of the termination of the NEO’s employment or a change in control. The terms “Cause,” “Good Reason,” “Change in Control,” and “Disability” have the meanings set forth in each executive’s employment agreement.

Mr. Thomas
Executive Benefits and Payments Upon Separation or Change in Control	Qualifying Termination Change in Control ($)(1)	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination due to Disability ($)
Salary(2)	2,730,572	57,572	1,839,572	948,572
Bonus	5,505,500	775,400	2,558,621	775,400
Accelerated Vesting of Unvested Equity Compensation(3)	14,193,764	—	14,193,764	7,757,207
Health Coverage	48,765	—	32,510	—
Dividend Equivalents	1,501,604	—	1,501,604	—
Total	23,980,205	832,972	20,126,071	9,481,179
(1)“Qualifying Termination” means termination by the Company (or its successor) without Cause or by the officer for Good Reason within 12 months following a Change in Control.
(2)"Salary" also includes vacation accrued but unused as of December 31, 2022.

(3)See discussion under "Employment Agreements with Named Executive Officers" above for accelerated vesting of unvested equity compensation.

Mr. Theiler
Executive Benefits and Payments Upon Separation or Change in Control	Qualifying Termination Change in Control ($)(1)	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination due to Disability ($)
Salary(2)	1,081,994	25,994	1,081,994	553,994
Bonus	1,719,400	317,500	1,374,223	317,500
Accelerated Vesting of Unvested Equity Compensation(3)	4,995,034	—	4,995,034	1,945,634
Health Coverage	58,119	—	38,746	—
Dividend Equivalents	711,267	—	711,267	—
Total	8,565,814	343,494	8,201,264	2,817,128
(1)“Qualifying Termination” means termination by the Company (or its successor) without Cause or by the officer for Good Reason within 12 months following a Change in Control.
(2)“Salary” also includes vacation accrued but unused as of December 31, 2022.
(3)See discussion under “Employment Agreements with Named Executive Officers” above for accelerated vesting of unvested equity compensation.

Mr. Taylor
Executive Benefits and Payments Upon Separation or Change in Control	Qualifying Termination Change in Control ($)(1)	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination due to Disability ($)
Salary(2)	1,056,000	—	1,056,000	528,000
Bonus	1,719,400	317,500	1,374,223	317,500
Accelerated Vesting of Unvested Equity Compensation(3)	4,995,034	—	4,995,034	1,484,996
Health Coverage	32,749	—	21,832	—
Dividend Equivalents	711,267	—	711,267	—
Total	8,514,450	317,500	8,158,356	2,330,496
(1)“Qualifying Termination” means termination by the Company (or its successor) without Cause or by the officer for Good Reason within 12 months following a Change in Control.
(2)“Salary” also includes vacation accrued but unused as of December 31, 2022.
(3)See discussion under “Employment Agreements with Named Executive Officers” above for accelerated vesting of unvested equity compensation.

Mr. Theine
Executive Benefits and Payments Upon Separation or Change in Control	Qualifying Termination Change in Control ($)(1)	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination due to Disability ($)
Salary(2)	886,615	36,615	886,615	461,615
Bonus	1,384,200	255,900	1,106,482	255,900
Accelerated Vesting of Unvested Equity Compensation(3)	4,019,963	—	4,019,963	1,195,134
Health Coverage	48,649	—	32,433	—
Dividend Equivalents	572,397	—	572,397	—
Total	6,911,824	292,515	6,617,890	1,912,649
(1)“Qualifying Termination” means termination by the Company (or its successor) without Cause or by the officer for Good Reason within 12 months following a Change in Control.
(2)“Salary” also includes vacation accrued but unused as of December 31, 2022.

(3)See discussion under “Employment Agreements with Named Executive Officers” above for accelerated vesting of unvested equity compensation.

Mr. Lucey
Executive Benefits and Payments Upon Separation or Change in Control	Qualifying Termination Change in Control ($)(1)	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination due to Disability ($)
Salary(2)	791,266	17,266	791,266	404,266
Bonus	1,267,800	241,400	1,015,930	241,400
Accelerated Vesting of Unvested Equity Compensation(3)	2,685,567	—	2,685,567	790,398
Health Coverage	32,749	—	21,832	—
Dividend Equivalents	384,226	—	384,226	—
Total	5,161,608	258,666	4,898,821	1,436,064
(1)“Qualifying Termination” means termination by the Company (or its successor) without Cause or by the officer for Good Reason within 12 months following a Change in Control.
(2)“Salary” also includes vacation accrued but unused as of December 31, 2022.
(3)See discussion under “Employment Agreements with Named Executive Officers” above for accelerated vesting of unvested equity compensation.

Pay versus Performance
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects our commitment to aligning pay with performance. We provide a competitive total compensation package with payouts dependent upon the degree to which performance measures are met or exceeded. We regularly review our performance measures to ensure that they provide a balanced assessment of overall Company performance. Payouts under both the annual and long-term incentive awards are capped. The metrics that the Company uses for both our annual and long-term incentive awards are selected with the intention of incentivizing our NEOs to increase value for our shareholders and not all of those metrics are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year.

					Value of initial fixed $100 investment
Year	Summary compensation table total for CEO ($)(1)	Compensation actually paid to CEO ($)(2)	Average summary compensation table total for non-CEO NEOs ($)(3)	Average compensation actually paid to non-CEO NEOs ($)(4)	Total shareholder return ($)(5)	Peer group total shareholder return ($)(6)	Net income (thousands) ($)(7)	Normalized FAD per share ($)(8)
2022	5,348,447	4,415,915	2,293,369	2,358,932	81.07	73.59	110,036	1.01
2021	4,888,462	5,549,240	2,107,253	2,265,191	111.42	127.93	86,783	0.98
2020	10,198,144	10,536,428	2,196,804	2,466,673	98.17	93.01	68,488	0.99
(1) Reflects compensation amounts reported in the “Summary Compensation Table” for our CEO, John T. Thomas, for the respective years shown.
(2) “Compensation actually paid” to our CEO in each of 2022, 2021, and 2020 reflects the respective amounts set forth in (1) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. For awards with dividend rights, these amounts are paid in cash once the underlying award vests, and are incorporated as applicable in the summary compensation table total. The dollar amounts reflected in (2) of the table above do not reflect the actual amount of compensation earned by or paid to our CEO during the applicable year. For information regarding the decisions made by our compensation committee in regards to the CEO’s compensation for each fiscal year, please see the Compensation Discussion & Analysis sections of the proxy statements reporting pay for the fiscal years covered in the table above.

Year	2022	2021	2020
CEO	John T. Thomas	John T. Thomas	John T. Thomas
SCT Total Compensation ($)	5,348,447	4,888,462	10,198,144
Less: Stock Awards Reported in SCT for the Covered Year ($)	(2,565,529)	(2,523,313)	(7,502,557)
Plus: Fair Value for Stock Awards Granted in the Covered Year ($)	2,065,483	2,705,301	7,091,364
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years ($)	(112,744)	508,371	728,419
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year ($)	(319,742)	(29,581)	21,058
Compensation Actually Paid ($)	4,415,915	5,549,240	10,536,428
Equity Valuations: Performance-based restricted share unit fair values are calculated by a third-party specialist who utilizes a Monte Carlo simulation as of the grant date and each year-end measurement date. Adjustments have been made using the stock price and updated assumptions (i.e., volatility, dividend yield, and risk-free rates) as of each measurement date. Time-vested restricted share unit grant date fair values are calculated using the stock price. Adjustments have been made using the stock price as of each measurement date.
(3) The following non-CEO named executive officers are included in the average figures shown:
2022: Jeffrey N. Theiler, D. Deeni Taylor, Mark D. Theine, and John W. Lucey
2021: Jeffrey N. Theiler, D. Deeni Taylor, Mark D. Theine, and John W. Lucey
2020: Jeffrey N. Theiler, D. Deeni Taylor, Mark D. Theine, and Bradley D. Page
(4) Average “compensation actually paid” for our non-CEO NEOs in each of 2022, 2021, and 2020 reflects the respective amounts set forth in (3) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. For awards with dividend rights, these amounts are paid in cash once the underlying award vests, and are incorporated in the summary compensation table total. The dollar amounts reflected in (4) of the table above do not reflect the actual amount of compensation earned by or paid to our non-CEO NEOs during the applicable year. For information regarding the decisions made by our compensation committee in regards to the non-CEO NEOs’ compensation for each fiscal year, please the Compensation Discussion and Analysis sections of the proxy statements reporting pay for the fiscal years covered in the table above.

Year	2022	2021	2020
Non-CEO NEOs	See note (3)	See note (3)	See note (3)
SCT Total Compensation ($)	2,293,369	2,107,253	2,196,804
Less: Stock Awards Reported in SCT for the Covered Year ($)	(1,057,055)	(1,037,786)	(1,022,164)
Plus: Fair Value for Stock Awards Granted in the Covered Year ($)	853,942	1,113,429	1,010,472
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years ($)	400,174	95,181	274,760
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year ($)	(131,498)	(12,886)	6,801
Compensation Actually Paid ($)	2,358,932	2,265,191	2,466,673
Equity Valuations: Performance-based restricted share unit fair values are calculated by a third-party specialist who utilizes a Monte Carlo simulation as of the grant date and each year-end measurement date. Adjustments have been made using the stock price and updated assumptions (i.e., volatility, dividend yield, and risk-free rates) as of each measurement date. Time-vested restricted share unit grant date fair values are calculated using the stock price. Adjustments have been made using the stock price as of each measurement date.
(5) For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of the Company for the measurement periods ending on December 31 of each of 2022, 2021, and 2020, respectively.
(6) For the relevant fiscal year, represents the cumulative TSR of each year’s peer group for the measurement periods ending on December 31 of each of 2022, 2021, and 2020, respectively. The peer group for 2022 is shown on page 54 of this proxy statement with 2021 and 2020 peer groups shown in the Company’s proxy statements for 2021 and 2020.
(7) Reflects “Net Income” in the Company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021, and 2020.
(8) Normalized FAD per share is a non-GAAP financial measure which is frequently used by our analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD per share also has a direct relationship to the returns of our shareholders. A reconciliation of Normalized FAD per share to net income is included as Appendix A.

Relationship between Pay and Performance. The illustrations below provide a graphical description of the relationship between “compensation actually paid” (as calculated in accordance with SEC rules) and the information presented in the Pay versus Performance table above.

Compensation Actually Paid and Company v. Peer Group TSR
Compensation Actually Paid (in thousands)
10,000
7,500
5,000
2,500
-
60.00%
30.00%
0.00%
-30.00%
-60.00%
Annual TSR
2020
2021
2022
CEO CAP
Avg. non-CEO NEOs CAP
DOC TSR
Peer Group TSR

Compensation Actually Paid and Net Income
Compensation Actually Paid (in thousands)
10,000
7,500
5,000
2,500
-
140,000
120,000
100,000
80,000
60,000
Net Income (in thousands)
2020
2021
2022
CEO CAP
Avg. non-CEO NEOs CAP
Net Income

Compensation Actually Paid and Normalized FAD per Share
Compensation Actually Paid (in thousands)
10,000
7,500
5,000
2,500
-
$1.10
$1.05
$1.00
$0.95
$0.90
Normalized FAD per Share
2020
2021
2022
CEO CAP
Avg. non-CEO NEOs CAP
Normalized FAD per Share

Financial Performance Measures for Executive Compensation. In our assessment, the most important financial performance measures used to link compensation actually paid (as calculated in accordance with the SEC rules) to our NEOs in 2022 to our performance were:
•Relative Total Shareholder Return
•Normalized FAD per Share
•Net Debt to Gross Asset Value
Please see the Compensation Discussion and Analysis section in this proxy statement for more information on these measures and how they are taken into account in determining compensation for each of our NEOs.

CEO Pay Ratio
Pursuant to the Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose in this proxy statement the following information for the 2022 fiscal year:
•the median of the annual total compensation of all employees of our Company (excluding our CEO);
•the annual total compensation of our CEO; and
•the ratio of the annual total compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO).
Based on Item 402(u) and applicable SEC guidance and applying the methodology described below, we have determined that our CEO’s annual total compensation for 2022 was $5,348,447, and our reasonable good faith estimate of the median of the annual total compensation of all of our employees (excluding our CEO) for 2022 was $100,378. Accordingly, we estimate the ratio of our CEO’s annual total compensation for 2022 to the median of the annual total compensation of all of our employees (excluding our CEO) for 2022 was 53 to 1.
We selected December 31, 2022, which is a date within the last three months of fiscal 2022, as the date we would use to identify our median employee. To identify the median employee from our employee population, we used the amount of salary, bonus, other cash compensation, and, to the extent applicable, the value of equity awards made to employees under the Equity Plan. We used our payroll records to identify this information. In making this determination, we did not annualize compensation for those employees who did not work for the Company for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the median employee. We believe total compensation, including the value of equity awards granted to employees under the Company’s Equity Plan in 2022, is an appropriate and consistently applied compensation measure because a significant number of our employees participate in the Equity Plan.
Under Item 402(u) and applicable SEC guidance, each company has considerable flexibility to use a compensation measure to identify its median employee, provided the measure is consistently applied to all employees included in the calculation. Additionally, companies are afforded significant discretion as to the assumptions, adjustments and estimates it uses to identify the median employee or to determine annual total compensation of the median employee. Therefore, our 2022 pay ratio is not intended to facilitate a comparison to the pay ratio disclosed by any other company, including any company in our peer group.

PROPOSAL 4 Approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan
The Board believes that stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the officers, employees, and trustees of the Company the ability to acquire a proprietary interest in the Company. The Board believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
REQUIRED VOTE
Approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan requires the affirmative vote of a majority of the votes cast on Proposal 4 at the Annual Meeting in person or by proxy. Votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of a quorum. You may vote “FOR”, “AGAINST” or “ABSTAIN.”

The Board recommends a vote “FOR” the approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan.

Reasons for the Amendment and Restatement
The Company is requesting that shareholders approve the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan, as amended from time to time (the “Amended and Restated Plan”), to, among other things:
•Increase the number of common shares of the Company authorized for issuance under the plan by 4,000,000;
•Add environmental, social and governance (“ESG”) and safety metrics to the definition of “performance criteria” in the plan;
•Add a clawback provision providing that awards under the plan may be subject to recovery by the Company in certain circumstances;
•Add a provision concerning Section 409A of the Internal Revenue Code, as amended (the “Code”), and applicable guidance;
•Add a deferral election for plan participants;
•Extend the term of the plan to 2033; and
•Make certain other immaterial changes to the plan.
The Amended and Restated Plan was approved by our compensation committee subject to shareholder approval. If the Amended and Restated Plan is not approved by our shareholders at the Annual Meeting, no new shares will be added, none of the proposed amendments will be effective, and awards will continue to be granted under the existing plan as previously approved by shareholders.
Background
Shareholders approved an amendment to the Physicians Realty Trust 2013 Equity Incentive Plan in April 2019 to increase the number of shares authorized for issuance under the plan by 4,550,000, bringing the total number of common shares available for awards under the plan to 7,000,000 common shares. The Amended and Restated Plan, subject to shareholder approval, would, among other things, increase the number of common shares authorized for issuance under the plan by 4,000,000 common shares. The proposed 4,000,000 additional common shares represent approximately 2% of the total common shares outstanding as of the Record Date. In addition to the changes described above, the Amended and Restated Plan contains a number of provisions that the Company believes are consistent with the interests of our shareholders and sound corporate governance practices, including:
•No automatic grants. The Amended and Restated Plan does not provide for automatic grants to any participant.
•No tax “gross-ups.” The Amended and Restated Plan does not provide for any tax “gross-ups” or similar payments or reimbursements to defray any tax liability associated with the issuance of awards under the Amended and Restated Plan.
•No repricing of options or share appreciation rights. The Amended and Restated Plan prohibits the repricing of options and share appreciation rights without the prior approval of our shareholders.
•No discounted options or share appreciation rights. Options and share appreciation rights may not be granted with an exercise price that is less than 100% of the fair market value of our common shares on the date of grant.
•No liberal share recycling. Common shares retained by or delivered to the Company to pay the exercise price or purchase price of an award, common shares delivered to or withheld by the Company to pay withholding taxes related to an award, and unissued common shares subject to a stock appreciation right not delivered upon exercise shall be deemed to be delivered for purposes of the Amended and Restated Plan and therefore will not be deemed to remain or become available under the Amended and Restated Plan.
•Limit on stock awards. The Amended and Restated Plan limits the number of shares that may be granted to any one participant during any one fiscal year.
•Minimum vesting for equity awards. The Amended and Restated Plan generally provides for a minimum vesting period of one year for awards, except in the case of a participant’s death, total and permanent disability, or termination of service without cause or in the event of a change of control of the Company. The minimum vesting condition is subject to a 5% of shares in the available pool exception.
•No evergreen provision. There is no “evergreen” provision pursuant to which the shares authorized for issuance under the Amended and Restated Plan can be automatically replenished.
The purposes of the plan are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term company goals and to more closely align the participants’ interests with those of our other shareholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants, and non-employee trustees are eligible to participate in the plan. We believe that our long-term success and shareholder value depend on our ability to attract, retain, and motivate qualified officers, employees, consultants, and non-employee trustees of the Company. As a result, a significant component of our compensation program in fiscal 2022 consisted of awards under the plan. In March 2023, we granted time-based restricted stock units to our non-employee trustees and restricted common shares and performance-based restricted stock units to our executives and other key employees. The total target number of common shares subject to these March 2023 awards is 668,265. We expect to continue to grant equity awards to our non-employee trustees, executives, and personnel, including new hires, to incentivize, reward, and retain these individuals. We consider equity grants to be a key part of our overall compensation program. The existing plan is the only equity-based incentive plan used by the Company to provide equity-based awards to our executive officers, employees, consultants, and non-employee trustees. If the Amended and Restated Plan is not approved by shareholders, the Company currently projects it will not have sufficient common shares available for its future grant needs beyond 2024 and will lose a critical tool for attracting, retaining, and motivating our officers, employees, consultants, and non-employee trustees.
Request for Additional Common Shares, Overhang, and Burn Rate
In order to provide the Company with flexibility to responsibly address its future equity compensation needs and so that it may attract, retain and motivate officers, employees, consultants and non-employee trustees and to align their interests with the interests of shareholders, the Company is requesting that shareholders approve the Amended and Restated Plan, which, among other things, increases the number of common shares authorized for issuance under the plan by 4,000,000 common shares, bringing the total number of common shares available for awards under the plan to 11,000,000 common shares. As of the Record Date, there were 2,569,313 common shares remaining available for grant under the existing plan. Taking into account the March 2023 awards, 1,901,048 common shares remain available for future awards under the existing plan as of March 3, 2023. As of the Record Date, all 101 of our employees, including our officers, are eligible to participate in the existing plan, as are all of our eight non-employee trustees.
We are seeking to increase the number of common shares available for issuance under the plan by 4,000,000 common shares because our executive compensation program relies heavily on the use of performance-based restricted stock units where the number of shares actually earned and issued is unknown at the time of grant and may ultimately vary substantially based on performance over the three-year performance period. In order to appropriately motivate and incentivize our executives and other key employees to enhance long-term shareholder value, the performance awards are structured to provide the opportunity for greater awards for significant outperformance against the pre-established target goals. As a result, the Company needs to be able to reserve sufficient shares for issuance at performance levels above target even though actual performance following the performance period may result in a lower number of shares being issued than the reserved amounts.
As of the Record Date, 564,294 common shares underlying performance-based restricted stock units at target level are reserved for issuance and 2,569,313 common shares are available for issuance pursuant to future awards under the existing plan, which amounts to 2,005,019 common shares in the aggregate. This total of 2,005,019 common shares represents an overhang of approximately 0.8% based on 238,227,376 outstanding common shares and 9,842,400 OP Units outstanding that are not held by the Company as of the Record Date. If the Amended and Restated Plan is approved, the additional 4,000,000 common shares available for issuance under the plan would increase the overhang to 2.4%. Recent annual grant levels for the preceding three fiscal years have averaged approximately 663,208 common shares for an average annual burn rate of approximately 0.3%. As of the Record Date, the closing price of our common shares as reported on the NYSE was $15.05 per share. The following table provides detailed information regarding the Company’s burn rate for the last three fiscal years:

	2020	2021	2022	Three Year Average
Restricted shares granted	488,343	281,088	311,583	360,338
Performance shares vested	147,765	399,165	361,679	302,870
Total Shares	636,108	680,253	673,262	663,208
Performance shares granted (at target)	223,579	265,275	299,019	262,624
Weighted Average Shares Outstanding - Basic	204,243,768	216,135,385	226,598,474	215,659,209
Burn Rate	0.3%	0.3%	0.3%	0.3%

Additional Changes
In addition to increasing the number of common shares authorized for issuance, the Amended and Restated Plan would make certain conforming changes and other changes to reflect best practices in corporate governance. These changes include the following:
•Extension of the Term. The Amended and Restated Plan changes the effective date to May 3, 2023, which extends the term of the Amended and Restated Plan to May 3, 2033, as the plan terminates on the tenth anniversary of the effective date, unless sooner terminated by the compensation committee.

•Performance Criteria. The Amended and Restated Plan adds ESG and safety metrics to the definition of “performance criteria”.
•Clawback of Awards. The Amended and Restated Plan provides that awards under the Amended and Restated Plan will be subject to recovery by the Company if required by law, any recoupment, clawback or similar policy of the Company, or any recoupment, clawback or similar provisions included in an award agreement.
•Code Section 409A. The Amended and Restated Plan provides that payments made under the Amended and Restated Plan are intended to comply with, or be exempt from, Code Section 409A. The Amended and Restated Plan also gives the compensation committee the right to amend or modify the Amended and Restated Plan, as well as the participant’s award agreement to ensure that awards comply with Code Section 409A.
•Deferrals. The Amended and Restated Plan allows the compensation committee to permit (upon election by a participant) or require a participant to defer his or her receipt of the payment of cash or the delivery of common shares that would otherwise be due by virtue of the exercise of a nonqualified option or share appreciation right, the lapse or waiver of restrictions with respect to restricted shares or performance awards, or the satisfaction of any requirements or goals with respect to performance awards or other awards.
•Other Changes. The Amended and Restated Plan makes other clarifying or immaterial changes to the Amended and Restated Plan, as more fully set forth in Appendix B.
Summary of the Amended and Restated Plan
The following is a summary of the Amended and Restated Plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Plan, which is attached as Appendix B, and which is marked to show changes effected by the proposed amendment. Shareholders are encouraged to read the text of the Amended and Restated Plan in its entirety.
General
The purposes of the plan are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term company goals and to more closely align the participants’ interests with those of our other shareholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants, and non-employee trustees are eligible to participate in the plan. Under the plan, 6,569,313 common shares (which takes into account the proposed 4,000,000 common share increase) are available for issuance subject to adjustment as provided in the plan. The plan is administered by our compensation committee, which will interpret the plan and have broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions (including, without limitation, restrictive covenants) applicable to, awards.
Type and Amount of Awards
The plan allows us to grant the following types of awards:
•non-qualified options;
•share appreciation rights, or SARs;
•restricted shares;
•common shares;
•restricted share units;
•performance awards; and
•dividend equivalent rights.
In any calendar year, no participant may be granted awards for options, SARs, restricted shares, unrestricted shares, restricted share units, or performance awards (or any other award that is determined by reference to the value of our common shares or appreciation in the value of such shares) that exceed, in the aggregate, 500,000 underlying common shares, and the maximum value with respect to awards that may be granted to each non-employee trustee is $500,000. The following are descriptions of the types of awards allowed under the plan:
Stock Options
Options may be granted by our compensation committee and may be nonqualified options. Options are subject to the terms and conditions, including vesting conditions, set by our compensation committee. The exercise price for all options granted under the plan will be determined by our compensation committee, except that no options can be granted with an exercise price that is less than 100% of the fair market value of our common shares on the date of grant. The term of all options granted under the plan will be determined by our compensation committee, but may not exceed 10 years. Each option will be exercisable at such time and pursuant to such terms and conditions as determined by our compensation committee in the applicable option agreement. Each option gives the participant the right to receive a number of our common shares upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise of such option), our common shares (if approved by our compensation committee), or any combination of cash and such common shares or any other form of valid consideration that is acceptable to the compensation committee. In general, the exercise price of any option may not be reduced, directly or indirectly by cancellation and re-grant or otherwise, without the prior approval of the shareholders.
Share Appreciation Rights, or SARs
SARs may be granted on a stand-alone basis (i.e., not in conjunction with options granted under the plan) or may be granted in tandem with options granted under the plan. A SAR granted under the plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a common share over a specified price, known as the base price, fixed by our compensation committee, which will not be less than 100% of the fair market value of our common shares on the grant date of the SAR. Payment may be made in any manner as determined by our compensation committee. In general, the base price for any SAR may not be reduced, directly or indirectly by cancellation and re-grant or otherwise, without the prior approval of the shareholders.
Restricted Shares, Common Shares and Restricted Share Units
Restricted shares are our common shares that are forfeitable until the restrictions lapse. Unrestricted shares are our common shares that are not subject to time-based, performance-based, or other restrictions. Restricted share units are rights granted as an award to receive our common shares, conditioned upon the satisfaction of restrictions imposed by our compensation committee. Our compensation committee will determine the restrictions for each award and the purchase price in the case of restricted shares, if any. Restrictions on the restricted shares and restricted share units may include time-based restrictions, the achievement of specific performance goals or, in the case of restricted share units, the occurrence of a specific event. Vesting of restricted shares and restricted share units is conditioned upon the participant’s continued employment among other restrictions that may apply. Participants do not have voting rights in restricted share units. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted shares and/or restricted share units.
Performance Awards
Our compensation committee is authorized to grant performance awards under the plan, on which the right of a participant to exercise or receive a grant or settlement of an award, and the timing of the grant or settlement, may be subject to such performance conditions during a specified period as may be specified by our compensation committee. Performance and incentive awards may be settled in cash, our common shares or other consideration, or any combination thereof. Our compensation committee will determine award terms, including the required performance goals, the corresponding amounts payable upon achievement of such performance goals, termination and forfeiture provisions and the form of settlement (including, maximum or minimum settlement values), so long as such provisions are not inconsistent with the terms of the plan. In certain circumstances, our compensation committee may, in its discretion, modify the performance measures or objectives and/or the performance period. In addition, our compensation committee, in its discretion, may reduce the amount of a settlement of a performance or incentive award, but may not increase the amount payable to a participant. To the extent an award is subject to Code Section 409A, such award shall be in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance thereunder. If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units.
Dividend Equivalent Rights
Our compensation committee is authorized to grant a dividend equivalent right, either as a component of another award or as a separate award. The terms and conditions of the dividend equivalent right shall be specified by the grant. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional common shares. Any such reinvestment shall be at the fair market value at the time thereof. Dividend equivalent rights may be settled in cash, common shares, or a combination thereof, in a single payment or in installments. A dividend equivalent right granted as a component of another award may provide that such dividend equivalent may be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right granted as a component of another award may contain terms and conditions different from such other award.

Other Awards
Our compensation committee may grant other forms of awards payable in cash or our common shares if our compensation committee determines that such other form of award is consistent with the purpose and restrictions of the plan. The terms and conditions of such other form of award shall be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.
Performance Criteria
Awards of restricted shares, restricted share units, performance awards and other awards (whether relating to cash or common shares) under the plan may be made subject to the attainment of specific levels of one or more business criteria as the compensation committee considers appropriate or desirable in light of the business goals of the Company (“Performance Criteria”): cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margins; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s common shares; return on assets, equity or shareholders’ equity; market share; inventory levels, inventory turn or shrinkage; total return to shareholders; safety measures; ESG factors or such other business criteria as the compensation committee considers appropriate or desirable in light of the business goals of the Company. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report. However, the compensation committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a performance goal.
Clawback
Any award granted under the Amended and Restated Plan is subject to recovery by the Company if such recovery and repayment is required by (i) applicable laws, rules or regulations, (ii) the terms of any Company recoupment, clawback or similar policy in effect from time to time, or (iii) any recoupment, clawback or similar provisions specified in an award agreement.
Change in Control
In the event of a change in control of the Company, the acquirer or surviving or resulting corporation has the right to continue, assume or convert into replacement awards any then outstanding awards to the extent practicable. Outstanding awards that are not continued, assumed, or converted into replacement awards in connection with the change in control will accelerate and vest, be earned or become exercisable in full upon the change in control. With respect to outstanding awards that are subject to performance-based vesting conditions, the reference to “accelerate and vest” refers to vesting at the actual level of achievement of the performance goal or goals under the award, unless otherwise provided in an employment agreement or in an award agreement.
Reuse of Shares
To the extent that all or any portion of an award is forfeited, expired, or cancelled, or is settled or paid in cash, the number of common shares covered by the award, or a portion thereof, that was forfeited, expired, or cancelled or settled or paid in cash, may again be awarded under the plan. Common shares from an award that are withheld to pay the exercise price of an award or to satisfy a tax withholding obligation, and common shares subject to a stock appreciation right not delivered upon exercise, will be deemed delivered and therefore will not remain or become available under the plan.
Vesting
Awards have a minimum vesting period of one year, provided that over the life of the plan, up to 5% of the total number of common shares authorized for issuance under the plan may be issued without minimum vesting requirements. The compensation committee may accelerate the date on which all or any portion of the awards may be vested in connection with the participant’s death, total and permanent disability, or termination of service without cause.

Deferrals
The compensation committee may permit (upon timely election by the participant) or require a participant to defer such participant’s receipt of the payment of cash or the delivery of common shares that would otherwise be due to such participant by virtue of the exercise of a nonqualified option or SAR, the lapse or waiver of restrictions with respect to restricted shares or performance awards, or the satisfaction of any requirements or goals with respect to performance awards or other awards. If any deferral election is required or permitted, the compensation committee may, in its sole discretion, establish rules and procedures for such payment deferrals in a manner consistent with Code Section 409A and the regulations thereunder.
Amendment and Termination
Unless the plan is earlier terminated by our compensation committee, the plan will automatically terminate on May 3, 2033, which is ten years after the effective date of the Amended and Restated Plan. Awards granted before the termination of the plan may extend beyond that date in accordance with their terms. Our compensation committee is permitted to amend the plan or the terms and conditions of outstanding awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent. Shareholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the NYSE.
Transferability
Unless otherwise determined by our compensation committee, awards granted under the plan are not transferable except by will or the laws of descent and distribution. Our compensation committee will have sole discretion to permit the transfer of an award to certain family members and other entities specified in the plan.
Adjustments
In the event that a dividend or other distribution (whether in the form of cash, common shares, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of common shares or other securities of the Company, issuance of warrants or other rights to purchase common shares or other securities of the Company, or other similar corporate transactions or events that affect the fair value of an award such that our compensation committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan, the compensation committee will (among other actions and subject to certain exceptions) adjust the number and type of common shares available under the plan, the number and type of common shares subject to outstanding awards and the exercise price of outstanding options and other awards. Shareholder approval of any such adjustment will be obtained if required to comply with applicable law or the rules of the NYSE.
Registration with the SEC
If shareholders approved the Amended and Restated Plan, the Company intends to file with the SEC a registration statement on Form S-8 covering the new shares reserved for issuance under the Amended and Restated Plan as soon as reasonably practicable following approval.

Plan Benefits
Because the grant of awards pursuant to the plan is within the discretion of our compensation committee, it is not possible to determine the awards that will be made in the future under the plan. However, the following table outlines awards made pursuant to the existing plan in fiscal 2022 to the persons and groups identified:

Name and Principal Position	Dollar Value ($)(1)	Restricted Shares (#)	Performance-Based Restricted Units (#)(2)
John T. Thomas	2,752,641	54,429	81,644
President and Chief Executive Officer
Jeffrey N. Theiler	1,357,754	29,029	38,705
Executive Vice President - Chief Financial Officer
D. Deeni Taylor	1,357,754	29,029	38,705
Executive Vice President - Chief Investment Officer
Mark D. Theine	1,092,907	23,366	31,155
Executive Vice President - Asset Management
John W. Lucey	717,382	14,185	21,277
Chief Accounting and Administrative Officer
All current executive officers as a group (10 persons)	10,028,690	204,419	293,058
All current non-employee trustees as a group (8 persons)	920,059	56,204	N/A
All current Non-executive officer employees as a group (4 persons)	233,500	5,961	5,961
1.Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For executive officers and employees, represents restricted common shares granted in 2022. For non-employee trustees, represents time-based restricted stock units granted in 2022.
2.Represents the target number of common shares that could be issued in connection with performance-based restricted stock units granted in 2022.
Additional Information Regarding our Equity Compensation Plans
Please also refer to the section entitled “Stock Ownership – Equity Compensation Plan Information” for further information about all of our equity compensation plans as of December 31, 2022.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
The following is a brief description of the current federal income tax treatment generally arising with respect to grants of awards under the plan for participants subject to taxation in the United States. This summary is not intended to constitute tax advice, is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences nor certain employment tax consequences.
Restricted Shares. Restricted shares are not taxable to a participant at the time of grant but instead are included in ordinary income (at their then fair market value) when the restrictions lapse. A participant may elect, however, under Code Section 83(b) to recognize income at the time of grant, in which case the fair market value of the restricted shares at the time of grant is included in ordinary income, and there is no further income recognition when the restrictions lapse. If a participant makes such an election and thereafter forfeits the restricted shares, the participant will be entitled to no tax deduction, capital loss or other tax benefit. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.
A participant’s tax basis for restricted shares will be equal to the amount of ordinary income recognized by the participant. The participant will recognize capital gain (or loss) on a sale of the restricted shares if the sale price exceeds (or is lower than) such basis. The holding period for restricted shares for purposes of characterizing gain or loss on the sale of any common shares as long- or short-term commences at the time the participant recognizes ordinary income pursuant to an award. The Company is not entitled to a tax deduction corresponding to any capital gain or loss of the participant.
Non-qualified Stock Options; SARs. A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a non-qualified stock option or a share appreciation right. When the option is exercised, the participant will recognize ordinary income equal to the difference, if any, between the aggregate exercise price paid and the fair market value, as of the date the option is exercised, of the shares received. Similarly, when the share appreciation right is exercised, the participant will recognize ordinary income equal to the appreciation, if any, between the aggregate SAR price paid and the fair market value, as of the date the right is exercised, of the underlying shares. The Company will be entitled to a federal income tax deduction in the tax year in which the option or right is exercised, equal to the ordinary income recognized by the participant as described above.
Restricted Stock Units. Restricted stock units generally are subject to tax at the time of settlement and the Company generally will have a corresponding deduction when the participant recognizes income.
Performance Awards. Typically, the Company’s performance awards are restricted stock units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award is granted (for example, when the performance goals are established). Upon receipt of common shares or cash (or a combination thereof) in settlement of a performance award, the participant will recognize ordinary income equal to the fair market value of the common shares and cash received, and the Company will be allowed a corresponding federal income tax deduction at that time.
Dividend Equivalent Rights. Dividend equivalent rights may be granted separately or as a component of another award, such as an award of restricted share units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a dividend equivalent right is granted. Upon receipt of common shares or cash (or a combination thereof) in settlement of a dividend equivalent right, the participant will recognize ordinary income equal to the fair market value of the common shares and cash received, and the Company will be allowed a corresponding federal income tax deduction at that time.
Other Awards. Other forms of awards based upon, payable in, or otherwise related to common shares may be granted. The tax treatment of such awards varies depending on the terms of the awards.
Code Section 409A. The terms of the plan and each award granted under the plan are intended to comply with or to be exempt from Code Section 409A, which imposes specific restrictions on nonqualified deferred compensation arrangements.
Required Vote
Approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan requires the affirmative vote of a majority of the votes cast on Proposal 4 at the Annual Meeting in person or by proxy. Votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum. You may vote “FOR”, “AGAINST” or “ABSTAIN.”
The Board recommends a vote “FOR” the approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan.

PROPOSAL 5 Approval of the Amended and Restated Physicians Realty Trust 2015 Employee Stock Purchase Plan
Our Board believes that it is in the best interests of our company and our stockholders to continue to provide eligible employees with the opportunity to purchase shares through the ESPP, which plays an important role in encouraging equity ownership among our employees and assisting our company to recruit, retain, and motivate talented employees. We strongly believe that the ESPP is essential for us to compete for talent in the labor markets in which we operate. If our stockholders do not approve the ESPP Amendment, our ESPP will remain in effect without the ESPP Amendment, but our goals of recruiting, retaining, and motivating talented employees will be more difficult to meet. We believe that the approval of the ESPP Amendment is important to our continued success.
REQUIRED VOTE
Approval of the Amended and Restated Physicians Realty Trust 2015 Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes cast on Proposal 5 at the Annual Meeting in person or by proxy. Votes cast does not include broker non-votes, and therefore, broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Abstentions will have the same effect as votes against the proposal. You may vote “FOR”, “AGAINST”, or “ABSTAIN.”

The Board recommends a vote “FOR” the approval of the Amended and Restated Physicians Realty Trust 2015 Employee Stock Purchase Plan.
Reasons for the Amendment and Restatement
The Company is requesting that shareholders approve the Physicians Realty Trust Amended and Restated 2015 Employee Stock Purchase Plan (the “ESPP”) to increase the number of common shares authorized for issuance under the plan by 400,000 and to make other immaterial changes.
The Company adopted the existing plan and shareholders approved the existing plan on July 1, 2015. As of March 31, 2023, there are 26,946 shares remaining available under the existing plan. The ESPP was approved by our compensation committee subject to shareholder approval and is being submitted for approval by the shareholders at the Annual Meeting. The Company believes that the ESPP provides a key benefit to eligible employees. In particular, the ESPP provides a convenient way for our employees to purchase our common shares at a discounted price, which gives employees a vested interest in our success and aligns their interests with that of our shareholders. The ESPP helps us attract, motivate, and retain highly qualified employees and promotes employee stock ownership, which aligns employees’ interests with those of our shareholders.
We believe that the number of shares remaining available for issuance under the existing plan will not be sufficient for the expected levels of ongoing participation in the plan. Therefore, increasing the number of shares available under the plan would be appropriate to help the Company meet the goals of its compensation strategy. The Board believes that the interests of the Company and its shareholders will be advanced if the Company can continue to offer employees the opportunity to acquire or increase their ownership interests in the Company.
If approved by the shareholders, the ESPP will become effective on May 3, 2023. If the ESPP is not approved by our shareholders at the Annual Meeting, the total amount of shares authorized for issuance under the existing plan will remain the same at 250,000, of which 26,946 remain available for issuance as of the Record Date. If the ESPP is not approved, it is anticipated that the existing plan will run out of shares by 2023, based on the Company’s current forecasts and participation rates, and the Company’s ability to recruit, attract and retain employees could be negatively impacted. As of the Record Date, 85% of our employees participated in the ESPP.
Summary of the ESPP
The following is a summary of the material terms of the ESPP. The following summary does not purport to be complete and is qualified in its entirety by reference to the full text of the ESPP, which is attached as Appendix C. Shareholders are encouraged to read the text of the ESPP in its entirety.

Purpose
The purpose of the ESPP is to provide an added incentive for eligible employees of the Company to promote the Company’s best interests by providing an opportunity to those employees to purchase the Company’s common shares at below-market prices through payroll deductions. The ESPP (i) aligns the interests of the Company’s shareholders and eligible employees by increasing the proprietary interest of such employees in the Company’s growth and success, (ii) advances the interests of the Company by attracting, retaining, and rewarding eligible employees, and (iii) motivates eligible employees to act in the long-term best interests of the Company.
Administration
The ESPP is administered by the compensation committee, which has the right to determine any questions which may arise regarding the interpretation and application of the provisions of the ESPP and to make, administer and interpret such rules and regulations as it deems necessary. Any determinations are made by the compensation committee in its sole discretion and are final and binding. The compensation committee is authorized from time to time to delegate some or all of its authority under the ESPP to a subcommittee or other individuals as it deems necessary, appropriate, or advisable.
The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code and is administered and interpreted in accordance with that provision.
Eligibility
Any individual who is an active employee of the Company (or its designated subsidiaries) is eligible to participate in the ESPP, provided that the individual is employed on the first day of an offering period and subject to certain limitations imposed by section 423 of the Code. As of December 31, 2022, approximately 101 individuals were eligible to participate in the ESPP.
Shares Available for Issuance
If the ESPP is approved by the shareholders at the Annual Meeting, the maximum number of the Company’s common shares that may be purchased under the ESPP is 650,000 common shares, subject to adjustment for stock dividends, stock splits or combinations of common shares. The proposed 400,000 additional common shares represent approximately 0.2% of the total common shares outstanding as of the Record Date. Common shares purchased under the ESPP may be any combination of authorized and newly issued common shares of the Company, common shares of the Company purchased by the Company on the open market or other common shares of the Company held by the Company as treasury shares.
Offering Periods
The ESPP is currently implemented by consecutive six-month offering periods, beginning on January 1st and July 1st of each year, and ending on the last day of June and December, respectively. Common shares of the Company are purchased on the last trading day of each six-month offering period.
Participation in the Plan
Eligible employees become participants in the ESPP by executing and delivering to the Company an enrollment form prior to the beginning of an offering period. The enrollment form specifies the employee’s contribution percentage (not to exceed 10% of base salary and wages) and authorizes the Company to make after-tax payroll deductions for the purchase of common shares under the ESPP.
A participant may discontinue his or her participation in the ESPP at any time up to five days before the last trading day in an offering period or may decrease the rate of payroll deductions during an offering period, in each case by delivering written notice to the Company and following any procedures established by the compensation committee. Upon a withdrawal from the ESPP during an offering period, all payroll deductions for the offering period will be returned to the participant in cash, without interest. The participant may not re-elect to participate in the ESPP during the applicable offering period but may make a new election to participate in any future offering period. Unless the participant’s participation is discontinued, the purchase of common shares occurs automatically at the end of the offering period. Once an employee becomes a participant, he or she is automatically enrolled in subsequent offering periods unless the employee withdraws from the ESPP or becomes ineligible to participate.
Purchase Price
The purchase price per share at which common shares are sold under the ESPP is the lower of (i) 85% of the fair market value of such common shares on the first trading day of the offering period or (ii) 85% of the fair market value of such common shares on the last trading day of the offering period. The fair market value of the common shares on a given date is the closing price per share on the NYSE as of such date. As of the Record Date, the closing price of our common shares as reported on the NYSE was $15.05 per share. Because employee participants may purchase our common shares at a discount to the fair market value of our common shares, the value of the purchase of common shares under the ESPP is not currently determinable.
Delivery of Common Shares
On the last trading day of the offering period, the balance of a participant’s account under the ESPP is applied to the purchase of the number of common shares determined by dividing the account balance by the purchase price. No fractional shares are delivered under the ESPP.
Common Share Purchase Limits
The maximum number of common shares that a participant may purchase during any offering period is 100,000 common shares. In addition, no participant will be granted a purchase right under the ESPP which would allow the maximum number of common shares that a participant may purchase under the ESPP (or any employee stock purchase plan sponsored by the Company (and its subsidiaries) to accrue at a rate that would exceed $25,000 in fair market value of such common shares (determined at the first trading day of the offering period) for each calendar year in which the purchase right is outstanding at any time. In addition, no participant is permitted to subscribe for common shares under the ESPP if, immediately after the grant of the purchase right, the participant would own 5% or more of the combined voting power or value of all classes of stock of the Company or of any of its subsidiaries (including any such common shares that may be purchased under the ESPP or pursuant to any other purchase rights).
Termination of Employment; Disability or Death
Upon the termination of a participant’s employment for any reason (other than death or disability), the participant (i) will immediately cease to participate in the ESPP and (ii) will receive any amounts being held in his or her account in cash. In the event of a participant’s termination of employment during an offering period due to death or disability, the participant or, in the case of his or her death, the participant’s heirs or estate or designated beneficiary will be entitled to receive the amount credited to the participant’s account in cash or to have the account applied to the purchase of common shares at the end of the offering period.
Adjustment or Changes in Capitalization
In the event of any change in the outstanding common shares of the Company by reason of a stock split, stock dividend, recapitalization, partial or complete liquidation, reclassification, merger, consolidation, reorganization, extraordinary cash dividend, spin-off, split-up, combination or other corporate event or distribution of stock or property affecting such common shares, the aggregate number of such common shares available under the ESPP, the maximum number of such common shares that each participant may purchase during an offering period or over a calendar year, and the per-share price used to determine the purchase price, will be appropriately adjusted in accordance with section 423 of the Code.
Dissolution or Liquidation
Unless provided otherwise by the compensation committee, in the event of the proposed dissolution or liquidation of the Company, the offering period then in progress will be shortened by the compensation committee. The compensation committee will set a new purchase date, which will result in the applicable offering period terminating immediately prior to the consummation of the proposed dissolution or liquidation.
Asset Sale, Merger or Consolidation
In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, each outstanding purchase right under the ESPP will be assumed, or an equivalent right to purchase common shares will be substituted, by the successor or resulting entity or a parent or subsidiary of such entity. In lieu of such substitution or assumption, the compensation committee may elect to shorten any offering period then in progress by setting a new purchase date and any offering period then in progress will end on the new purchase date.
Non-assignability
No rights or accumulated payroll deductions of a participant under the ESPP may be pledged, assigned, or transferred for any reason during the lifetime of a participant (other than by will or the laws of descent and distribution). If a participant attempts to make such a transfer, any purchase right held by the participant may be terminated by the compensation committee.
Amendment and Termination of the Plan
The ESPP may be amended, modified, suspended, or terminated by the compensation committee for any reason subject to applicable laws, rules, and regulations. However, if the compensation committee elects to amend the ESPP to increase the number of outstanding common shares available for issuance, the amendment must be approved by the Company’s shareholders within twelve months. The ESPP shall terminate on the earlier of (i) the date the ESPP is terminated by the compensation committee and (ii)

the date on which all purchase rights are exercised in connection with a dissolution or liquidation pursuant to Section 15(b) or a change in control pursuant to Section to 15(c) of the ESPP.
Registration with the SEC
If the shareholders approve the ESPP, the Company intends to file with the SEC a registration statement on Form S-8 covering the new shares reserved for issuance under the ESPP as soon as reasonably practicable following approval.
Plan Benefits
Because the number of common shares that may be purchased under the ESPP depends on each employee’s voluntary election to participate and not withdraw from the ESPP, the amount of payroll deduction contributions elected by each employee, and the fair market value of our common shares at various future dates, the actual number of common shares that may be purchased by any individual (or any group of individuals) is not determinable. However, the following table outlines the number of common shares purchased by the persons and groups identified through December 31, 2022, pursuant to the ESPP:

Name and Principal Position	Number of Common Shares (#)
John T. Thomas	1,339
President and Chief Executive Officer
Jeffrey N. Theiler	1,339
Executive Vice President - Chief Financial Officer
D. Deeni Taylor	1,339
Executive Vice President - Chief Investment Officer
Mark D. Theine	1,339
Executive Vice President - Asset Management
John W. Lucey	1,341
Chief Accounting and Administrative Officer
All current executive officers as a group (10 persons)	12,570
All current non-employee trustees as a group (8 persons)(1)	—
Non-executive officer employees as a group (78 persons)	28,202
(1) Non-employee trustees are not eligible to participate in the ESPP.
Additional Information Regarding our Equity Compensation Plans
Please also refer to the section entitled “Stock Ownership – Equity Compensation Plan Information” for further information about all of our equity compensation plans as of December 31, 2022.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
The following is a brief description of federal income taxation upon employees and the Company under the ESPP. This summary is not intended to constitute tax advice, is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences or the tax consequences arising in the context of the employee’s death.
The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of section 421 and 423 of the Code. Under these provisions, no income is taxable to a participant at the time of purchase of common shares.
Upon disposition of the common shares, the participant is subject to tax and the amount of the tax depends on the period of time that the participant holds the common shares.
If the common shares are disposed of by the participant two years or more after the first day of the offering period, the lesser of (i) the excess of the fair market value of the common shares at the time of such disposition over the purchase price, and (ii) 15% of the fair market value of the common shares on the first trading day of the offering period, is treated as ordinary income. The portion of the gain that is in excess of the cost basis in the common shares, if any, is taxed at long-term capital gain rates. If the common shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but instead a capital loss for the difference between the sale price and the purchase price.

If the common shares are disposed of by the participant within two years of the first day of the offering period, the participant recognizes compensation taxable as ordinary income, in an amount equal to the excess of the fair market value of the common shares on the last trading day of the offering period over the purchase price of the common shares under the ESPP. In addition, on the disposition of the common shares, the participant recognizes capital gain or loss equal to the difference between the price at which the common shares are disposed of and the cost basis in the common shares.
The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant except to the extent of ordinary income recognized by participants upon disposition of common shares within two years from the date of grant.
Required Vote
Approval of the Physicians Realty Trust Amended and Restated 2015 Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes cast on Proposal 5 at the Annual Meeting in person or by proxy. Votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum. You may vote “FOR”, “AGAINST” or “ABSTAIN.”
The Board recommends a vote “FOR” the approval of the Physicians Realty Trust Amended and Restated 2015 Employee Stock Purchase Plan.

STOCK OWNERSHIP
Equity Compensation Plan Information
The table below presents information as of December 31, 2022, for the Equity Plan and the Employee Stock Purchase Plan. The Company does not have any equity compensation plans that have not been approved by shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)
Equity compensation plans approved by shareholders	3,067,554	(1)	—	2,031,965	(2)
Equity compensation plans not approved by shareholders	—		—	—
Total	3,067,554		—	2,031,965
(1)Includes (i) 2021 and 2022 performance-based restricted stock units at target level granted to our officers under the Equity Plan, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant, (ii) a 2020 time-based restricted stock unit award to our CEO, which vests one-half after four years and one-half after five years from the grant date, and (iii) time-based restricted stock units granted to our non-employee trustees under the Equity Plan. Performance-based restricted stock units granted in 2020 vested at the actual performance level of 292.0% based on performance as of December 31, 2022. With the exception of the 2020 performance-based restricted stock units, the actual number of performance-based restricted stock units granted has not been determined and will be determined based on the Company’s performance over the 3-year performance periods applicable to each award.
(2)Represents 2,005,019 shares under the Equity Plan and 26,946 shares under the 2015 Employee Stock Purchase Plan available for future issuance as of December 31, 2022.

Beneficial Ownership of the Company’s Securities
The following table sets forth certain information known to the Company with respect to beneficial ownership of our common shares and common shares issuable upon redemption of common units in our operating partnership (“OP Units”) as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s common shares; (ii) each member of the Board; (iii) the Company’s President and CEO and each of its other NEOs in the Summary Compensation Table in this proxy statement; and (iv) all trustees and executive officers as a group. The percentage of shares owned is based on 238,227,376 common shares outstanding and 9,842,400 OP Units outstanding that are not held by the Company as of February 24, 2023.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date, including through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this proxy statement or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each named person is c/o Physicians Realty Trust, 309 N. Water Street, Suite 500, Milwaukee, Wisconsin 53202. No shares beneficially owned by any executive officer, trustee, or trustee nominee have been pledged as security for a loan, except as provided below.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Number of Common Shares and OP Units Beneficially Owned	Percentage of All Common Shares	Percentage of All Common Shares and OP Units
Executive Officers and Trustees:
John T. Thomas(1)	597,563	597,563	*	*
Jeffrey N. Theiler	333,293	333,293	*	*
D. Deeni Taylor	343,790	343,790	*	*
Mark D. Theine	239,653	239,653	*	*
John W. Lucey	186,006	186,006	*	*
Tommy G. Thompson(2)	177,883	177,883	*	*
Stanton D. Anderson(3)	69,193	69,193	*	*
Mark A. Baumgartner(4)	58,515	58,515	*	*
Albert C. Black, Jr.(5)	115,880	115,880	*	*
William A. Ebinger, M.D.	57,739	57,739	*	*
Pamela J. Kessler(6)	33,972	33,972	*	*
Ava E. Lias-Booker	3,360	3,360	*	*
Richard A. Weiss	62,590	62,590	*	*
All executive officers and trustees as a group (18 people)	2,698,331	2,698,331	*	*
Other 5% Shareholders:
BlackRock, Inc.(7)	38,748,352	38,748,352	17.0%	17.0%
The Vanguard Group(8)	34,077,692	34,077,692	14.9%	14.9%
State Street Corporation (9)	12,060,860	12,060,860	5.3%	5.3%
*    Less than 1.0%
(1)Includes 1,346 common shares held by accounts for the benefit of Mr. Thomas’ children, and 100,000 common shares subject to a margin loan that will be paid off in full over time.
(2)Includes 25,635 common shares held by Thompson Family Charitable Foundation.
(3)Includes 25,888 common shares held by the Stanton D. Anderson Trust.
(4)The 58,515 common shares are held by the Mark A. and Mary Jane Baumgartner Revocable Trust dated 09/16/07.
(5)Includes 16,366 common shares held by Mr. Black’s spouse and 1,327 shares held by the Black Family Capital Trust.
(6)The 24,707 common shares are held by the Kessler Family Trust dated 03/31/00 and 3,000 common shares held by Ms. Kessler’s spouse.
(7)Based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 23, 2023. These securities are owned by BlackRock directly or through wholly-owned subsidiaries of BlackRock. BlackRock has sole voting power with respect to 37,119,217 common shares and sole dispositive power with respect to 38,748,352 common shares. BlackRock lists its address as 55 East 52nd Street, New York, New York 10055.

(8)Based on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group (“Vanguard”) has sole dispositive power with respect to 33,496,431 common shares, shared voting power with respect to 356,863 common shares, and shared dispositive power with respect to 581,261 common shares. Vanguard lists its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(9)Based on a Schedule 13G filed with the SEC on February 6, 2023, State Street Corporation (“State Street Corp.”) has shared voting power with respect to 9,184,430 common shares, shared dispositive power with respect to 12,060,860 common shares. State Street Corp. lists its address as One Lincoln Street, Boston, Massachusetts 02111.

Certain Relationships and Related Party Transactions
We have adopted a related person transaction policy, which provides that we will not enter into any transaction required to be disclosed under Item 404 of Regulation S-K unless the audit committee reviews and approves or ratifies such transaction in accordance with such policy. The audit committee consists of Mr. Baumgartner, who serves as Chairman, Mr. Anderson, and Ms. Kessler.
Related person transactions generally are identified in:
•questionnaires annually distributed to our trustees and executive officers; and
•communications made directly by the related person to the principal financial officer, the principal accounting officer or, if neither are available, an officer of a similar position.
In the course of its review and approval or ratification of a disclosable related party transaction, the audit committee will consider all relevant factors, including whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the audit committee will consider the following:
•the size of the transaction and the amount of consideration payable to a related person;
•the nature of the interest of the applicable related person;
•whether the transaction may involve a conflict of interest; and
•whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties.
The audit committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the committee may request that the full Board consider the approval or ratification of any related person transaction if it deems advisable.
Finally, it is our policy to make disclosures regarding any transactions in which we participate and in which any related person has a direct or indirect material interest and the amount involved exceeds $120,000 to the extent required by SEC rules. The related person transaction policy is available in the “Investors” section of our website (www.docreit.com) under “Governance Documents.”

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
How is the Company distributing proxy materials?
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2023
Our Notice of Annual Meeting of Shareholders, the Proxy Statement and the Company’s 2022 Annual Report
are available on the following website: www.investorvote.com/DOC
In accordance with SEC rules, we have elected to mail our proxy materials to the record holders of our common shares while also furnishing our proxy materials to our shareholders over the Internet and we have instructed brokers, banks, and similar intermediary organizations to provide to the beneficial shareholders that hold their common shares in “street name” (other than those beneficial shareholders who previously requested printed copy delivery) containing instructions on how to access the proxy materials online.
If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. If you receive the Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive a copy electronically or in printed form free of charge on a one-time or on-going basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.
In addition to this proxy statement, our proxy materials include our 2022 Annual Report, which includes the Form 10-K. Copies of the Form 10-K, as well as other periodic filings by the Company with the SEC, also are available in the “Investors” section of our website (www.docreit.com) under “SEC Filings.” The information included in our website is not incorporated herein by reference.
What proposals will be voted on at the Annual Meeting?
Three proposals will be voted on at the Annual Meeting:
1.The election of nine trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;
2.The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.The approval on a non-binding advisory basis of the compensation paid to the Company’s named executive officers;
4.The approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan; and
5.The approval of the Amended and Restated Physicians Realty Trust 2015 Employee Stock Purchase Plan.
What are the Board’s recommendations?
Our Board unanimously recommends that you vote:
1.“FOR” the election of nine trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified (Proposal 1);
2.“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2);
3.“FOR” the non-binding advisory approval of executive compensation (Proposal 3);
4.“FOR” the approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan (Proposal 4); and
5.“FOR” the approval of the Amended and Restated Physicians Realty Trust 2015 Employee Stock Purchase Plan (Proposal 5).

What happens if additional matters are presented at the Annual Meeting?
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, John T. Thomas, Jeffrey N. Theiler, and John W. Lucey, or any of them, will have discretion to vote on those matters in accordance with his or their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
Who is entitled to vote?
Shareholders of record at the close of business on the Record Date may vote at the Annual Meeting. As of the close of business on the Record Date, there were 238,541,308 common shares outstanding. Each common share is entitled to one vote on all matters being considered at the Annual Meeting.
What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Both abstentions and broker non-votes (as discussed under “What vote is required to approve each item?”) are counted for the purpose of determining the presence of a quorum.
What is the difference between holding shares as a registered shareholder and holding shares in street name?
If your common shares are owned directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a registered holder of those common shares.
If your common shares are held by a broker, bank, or nominee, you hold those common shares in street name. Your broker, bank, or other nominee will vote your common shares as you direct.
How do I vote?
Whether you hold shares as the shareholder of record or in street name, you may direct how your shares are voted without attending the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance of the meeting in order to ensure that your vote is counted.
Shareholders of Record. As a shareholder of record, you may vote in person at the meeting, send a representative to the meeting with a signed proxy vote on your behalf, or vote by authorizing a proxy by completing, signing, and dating a proxy card and mailing it in the accompanying pre-addressed envelope in accordance with the instructions included on your proxy card.
Beneficial (“Street Name”) Shareholders. The broker, bank, or similar intermediary that holds your common shares in an account is considered to be the holder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct the intermediary how to vote the common shares held in your account. You may vote by submitting voting instructions to your broker, bank, trustee, or other intermediary in accordance with the Notice, including by submitting a voting form provided to you by such intermediary. If you wish to vote at the meeting, you must obtain a legal proxy issued in your name from the broker, bank, or nominee that holds your common shares giving you the right to vote the common shares.
You can ensure your vote is cast at the meeting by completing, signing, dating, and returning your proxy card or voting form. Your vote will be cast in accordance with the instructions included on a properly signed and dated proxy card or voting form.
If you do not return a signed proxy card or voting form (or, if you are a beneficial owner, otherwise submit your vote in accordance with the instructions provided in the Notice) or attend the Annual Meeting in person or by representative and vote, no vote will be cast on your behalf. The proxy card indicates on its face the number of common shares registered in your name at the close of business on the Record Date, which number corresponds to the number of votes you will be entitled to cast at the meeting on each proposal.
You are urged to follow the instructions on your proxy card or your Notice and voting form, as applicable, to indicate how your vote is to be cast.
If you return your signed proxy but do not indicate your voting preferences, your common shares will be voted on your behalf as follows:
1.“FOR” the election of nine trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified (Proposal 1);
2.“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2);
3.“FOR” the non-binding advisory approval of executive compensation (Proposal 3);
4.“FOR” the approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan (Proposal 4); and

5.“FOR” the approval of the Amended and Restated Physicians Realty Trust 2015 Employee Stock Purchase Plan (Proposal 5).
Can I change my vote or revoke my proxy?
If you are a shareholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions (including a voting form) to your broker, bank, or nominee, or, if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your common shares, by attending the meeting and voting in person.
What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 - The election of nine trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified	Majority of Votes Cast	No
Proposal 2 - The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023	Majority of Votes Cast	Yes
Proposal 3 - The non-binding advisory approval of executive compensation	Majority of Votes Cast	No
Proposal 4 - The approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan	Majority of Votes Cast	No
Proposal 5 - The approval of the Amended and Restated Physicians Realty Trust 2015 Employee Stock Purchase Plan	Majority of Votes Cast	No
With respect to Proposal 1, which is an uncontested election, the vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a trustee. For purposes of the election of trustees, votes cast do not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of a quorum. You may vote “FOR” each nominee or “AGAINST” each nominee. Each nominee receiving more “FOR” votes than “AGAINST” votes will be elected. Proxies may not be voted for more than nine trustees.
With respect to Proposal 2, the affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Votes cast do not include abstentions, and therefore, abstentions will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Because brokers are entitled to vote on Proposal 2 without specific instructions from beneficial owners, there will be no broker non-votes on this matter. You may vote “FOR”, “AGAINST”, or “ABSTAIN.” The Company’s declaration of trust and bylaws do not require that the shareholders ratify the selection of the Company’s independent registered public accounting firm. However, the Company is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year, if it determines that such a change would be in the best interests of the Company and its shareholders.
With respect to Proposal 3, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for the non-binding advisory approval of executive compensation. Votes cast do not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of a quorum. You may vote “FOR”, “AGAINST”, or “ABSTAIN.”
With respect to Proposal 4, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for approval of the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan. Votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of a quorum. You may vote “FOR”, “AGAINST”, or “ABSTAIN.”
With respect to Proposal 5, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for approval of the Amended and Restated Physicians Realty Trust 2015 Employee Stock Purchase Plan. Votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of a quorum. You may vote “FOR”, “AGAINST”, or “ABSTAIN.”
If your common shares are held in “street name,” and you do not instruct the broker as to how to vote these shares on Proposal 1, 3, 4 or 5 the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.
Is cumulative voting permitted for the election of trustees?
No. The Company’s declaration of trust and bylaws do not permit cumulative voting at any election of trustees.
Who is soliciting my proxy, and how are proxies solicited?
Our Board is soliciting your proxy. The costs and expenses of soliciting proxies from shareholders will be paid by the Company. Employees, officers, and trustees of the Company may solicit proxies. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common shares.
What is householding?
The SEC has adopted rules that allow a company to deliver a single Notice or set of proxy materials to an address shared by two or more of its shareholders. This method of delivery, known as “householding”, permits us to realize significant cost savings and reduces the amount of duplicate information shareholders receive. In accordance with notices sent to shareholders sharing a single address, we are sending only one set of proxy materials (or one Notice, if applicable) to that address unless we have received contrary instructions from a shareholder at that address. Any shareholders who object to, or wish to begin, householding may notify the Secretary orally or in writing at the telephone number or address, as applicable, set forth herein. In addition, shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future may also notify the Secretary orally or in writing at the telephone number or address, as applicable, set forth herein. We will deliver promptly an individual copy of the proxy materials (or one Notice, if applicable) to any shareholder who revokes its consent to householding upon our receipt of such revocation.
Who counts the votes?
Computershare Trust Company, N.A., our transfer agent, will act as inspector of elections and certify the voting results.
How do I find out the voting results?
We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 9, 2023. The Form 8-K will be available at our website (www.docreit.com) under the tab “SEC Filings” and on the SEC’s website at http://www.sec.gov.
How can I attend the Annual Meeting?
If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license, when you arrive. If you hold your common shares in “street name”, typically through a brokerage account, you also will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your common shares held in street name in person at the meeting, you must bring with you a legal proxy in your name from the broker, bank, or other nominee that holds your common shares.
For directions to the Annual Meeting, you may visit our website at www.docreit.com or call us at (414) 367-5600.

NEXT ANNUAL MEETING -SHAREHOLDER PROPOSALS AND TRUSTEE NOMINATIONS
The deadline for submitting a shareholder proposal for inclusion in the proxy materials to be distributed by the Company in connection with the 2024 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act, is November 24, 2023. Such proposals must comply with SEC regulations under Rule 14a-18 of the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
In addition, our bylaws contain additional advance notice requirements for shareholders who wish to present a proposal, including shareholder nominees for election to the Board, before an annual meeting of shareholders (and not pursuant to Rule 14a-8 of the Exchange Act). According to our bylaws, with respect to an annual meeting of shareholders, nominations of individuals for election to our Board at an annual meeting and the proposal of other business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board, or (iii) by a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws. Our bylaws require the shareholder to provide notice in writing to the Secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date our proxy statement is released to our shareholders for the preceding year’s annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the bylaws (and not pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than October 25, 2023, and no later than 5:00 p.m. Eastern Standard Time on November 24, 2023. However, if we hold our 2024 Annual Meeting of Shareholders more than 30 days from the first anniversary of this year’s Annual Meeting, then in order for notice by the shareholder to be timely, such notice must be delivered not less than 120 days nor more than 150 days prior to the date of the 2024 Annual Meeting, as originally convened, or the 10th day following the date on which public announcement of the date of the 2024 Annual Meeting is first made.
In addition to satisfying the foregoing requirements under our by-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 4, 2023.
A shareholders’ notice must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.
All notices of proposals by shareholders, whether or not intended to be included in the Company’s proxy materials, should be sent to Physicians Realty Trust, Board c/o Office of the Secretary, 309 N. Water Street, Suite 500, Milwaukee, WI 53202.

INFORMATION NOT INCORPORATED INTO THIS PROXY STATEMENT
The information on our website (www.docreit.com) is not and shall not be deemed to be a part of this Proxy Statement by reference or otherwise incorporated into any other filings we make with the SEC, except to the extent we specifically incorporate it by reference.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

APPENDIX A
Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Year Ended December 31,
	2022	2021	2020
Net income	$110,036	$86,783	$68,488
Earnings per share - diluted	$0.46	$0.39	$0.32

Net income	$110,036	$86,783	$68,488
Net income attributable to noncontrolling interests - partially owned properties	(430)	(607)	(574)
Preferred distributions	—	(13)	(1,241)
Depreciation and amortization expense	189,221	157,437	149,208
Depreciation and amortization expense - partially owned properties	(379)	(280)	(297)
Gain on sale of investment properties, net	(57,375)	(24,165)	(5,842)
Impairment loss	—	340	4,872
Proportionate share of unconsolidated joint venture adjustments	9,289	8,860	7,063
FFO applicable to common shares	$250,362	$228,355	$221,677
Loss on extinguishment of debt	—	4,025	—
Net change in fair value of contingent consideration	—	—	(715)
Proportionate share of unconsolidated joint venture adjustments	(340)	—	—
Normalized FFO applicable to common shares	$250,022	$232,380	$220,962

FFO per common share - diluted	$1.04	$1.02	$1.05
Normalized FFO per common share - diluted	$1.04	$1.04	$1.05

Normalized FFO applicable to common shares	$250,022	$232,380	$220,962
Non-cash share compensation expense	15,672	15,032	12,486
Straight-line rent adjustments	(6,847)	(8,671)	(12,395)
Amortization of acquired above/below-market leases/assumed debt	4,924	3,459	3,462
Amortization of lease inducements	900	1,157	1,156
Amortization of deferred financing costs	2,314	2,325	2,372
TI/LC and recurring capital expenditures	(23,853)	(25,532)	(19,042)
Loan reserve adjustments	75	(133)	84
Proportionate share of unconsolidated joint venture adjustments	(1,018)	(998)	(624)
Normalized FAD applicable to common shares	$242,189	$219,019	$208,461

Weighted average common shares outstanding - diluted	239,610,285	223,060,556	211,145,917

APPENDIX B
PHYSICIANS REALTY TRUST
AMENDED AND RESTATED
2013 EQUITY INCENTIVE PLAN
(Amended and restated effective as of May 3, 2023)
ARTICLE 1
PURPOSE
The purpose of the Physicians Realty Trust 2013 Equity Incentive Plan, as amended and restated (the "Plan"), is to attract and retain the services of key Employees, key Consultants, and Outside Trustees upon whom, in large measure, the Company's sustained progress, growth and profitability depend, to motivate such persons to achieve the long-term goals of the Company and to more closely align such persons' interests with those of the Company's shareholders by providing such persons with a proprietary interest in the Company's growth and performance through the granting of Nonqualified Options, Share Appreciation Rights, Restricted Shares, Common Shares, Restricted Share Units, Performance Awards, Dividend Equivalent Rights, and Other Awards.
With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.
ARTICLE 2
DEFINITIONS
For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
2.1"Applicable Law" means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of Common Shares, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company's securities are listed or quoted, and any other applicable law, rule or restriction.
2.2"Award" means the grant of any Nonqualified Option, Restricted Shares, Common Shares, SAR, Restricted Share Units, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an "Award").
2.3"Award Agreement" means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.
2.4"Award Period" means the period set forth in the Award Agreement during which one or more Awards may be exercised.
2.5"Board" means the Board of Trustees of the Company.
2.6"Change in Control" means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:
(a)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, the event described in this paragraph (a) shall not be deemed to be a Change in Control if such event results from the acquisition of Company Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below);
(b)individuals who, on the Effective Date, constitute the Board (the "Incumbent Trustees") cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a trustee subsequent to the Effective Date, whose election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee without written objection to such nomination) by a vote of at least two-thirds of the trustees who were, as of the date of such approval, Incumbent Trustees, shall be an Incumbent Trustee; provided, further, that no individual initially appointed, elected or nominated as a trustee of the Company as a result of an actual or threatened election contest with respect to the election or removal of trustees or as a result of any other actual or threatened solicitation of proxies or consents or pursuant to any proxy access right by or on behalf of any person other than the Board shall be deemed to be an Incumbent Trustee;
(c)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (A) the Company or (B) any of its wholly owned subsidiaries pursuant to which, in the case of this clause (B), Company Voting Securities are issued or issuable (any event described in the immediately preceding clause (A) or (B), a "Reorganization") or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an

Affiliate of the Company (a "Sale"), unless immediately following such Reorganization or Sale (1) more than fifty percent (50%) of the total voting power (in respect of the election of trustees, or similar officials in the case of an entity other than a trust) of (x) the Company (or, if the Company ceases to exist, the entity resulting from such Reorganization), or, in the case of a Sale the entity which has acquired all or substantially all of the assets of the Company (in either case, the "Surviving Entity"), or (y) if applicable, the ultimate parent entity that directly or indirectly has Beneficial Ownership of more than fifty percent (50%) of the total voting power (in respect of the election of trustees, or similar officials in the case of an entity other than a trust) of the Surviving Entity (the "Parent Entity"), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), (2) no Person is or becomes the Beneficial Owner, directly or indirectly, of fifty percent (50%) or more of the total voting power (in respect of the election of trustees or similar officials in the case of an entity other than a trust) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (3) at least a majority of the members of the board of trustees (or similar officials in the case of an entity other than a trust) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale; Incumbent Trustees (any Reorganization or Sale which satisfies all of the criteria specified in (1), (2) and (3) above being deemed to be a "Non-Qualifying Transaction"); or
(d)the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, if any Person becomes the Beneficial Owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of Company Voting Securities solely as a result of the, acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased amount shall be deemed not to result in a Change in Control; provided, however, that if such Person subsequently becomes the Beneficial Owner, directly or indirectly, of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities Beneficially Owned by such Person to a percentage equal to or greater than fifty percent (50%), a Change in Control of the Company shall then be deemed to occur.
For purposes hereof:
"Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
"Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, accept that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares of the Company or (v) the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant).
Notwithstanding the foregoing provisions of this Section 2.6, if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company's ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.
2.7"Code" means the United States Internal Revenue Code of 1986, as amended.
2.8"Committee" means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.
2.9"Common Shares" means the common shares of beneficial interest, par value $0.01 per share of the Company, or any securities into which or for which the common shares of the Company may be converted or exchanged, as the case may be pursuant to the terms of this Plan.
2.10"Company" means Physicians Realty Trust, a Maryland real estate investment trust, and any successor entity.
2.11"Consultant" means any natural person, who is not an Employee rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent Consultant agreement between such person (or any entity employing such person) and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities.
2.12"Date of Grant" means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of shareholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.13"Dividend Equivalent Right" means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the Common Shares specified in the Award if such shares were held by the Participant to whom the Award is made.
2.14“Effective Date” means May 3, 2023.
2.15"Employee" means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.
2.16" Exchange Act" means the United States Securities Exchange Act of 1934, as amended.
2.17"Executive Officer" means an officer of the Company or a Subsidiary subject to Section 16 of the Exchange Act.
2.18"Fair Market Value" means, as of a particular date (a) if the Common Shares are listed on any established national securities exchange the closing sales price per Common Share on the consolidated transaction reporting system for the principal securities exchange for the Common Shares on that date, or, if there shall have been no such sale so reported on that date on the last preceding date on which such a sale was so reported; (b) if the Common Shares are not so listed, but are quoted on an automated quotation system, the closing sales price per Common Share reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date on the last preceding date on which such a sale was so reported; (c) if the Common Shares are not so listed or quoted, the mean between the closing bid and asked price on that date or, if there are no quotations available for such date on the last preceding date on which such quotations shall be available, as reported by the OTC Bulletin Board operated by the Financial Industry Regulation Authority, Inc. or the OTC Markets Group Inc., formerly known as Pink OTC Markets Inc.; or (d) if none of the above is applicable such amount as may be determined by the Committee in good faith, to be the fair market value per Common Share. The determination of Fair Market Value shall, where applicable be in compliance with Section 409A of the Code.
2.19"Nonqualified Option" means a nonqualified option, granted pursuant to this Plan, which is not an "incentive stock option" within the meaning of Section 422 of the Code.
2.20"Option Price" means the price which must be paid by a Participant upon exercise of a Nonqualified Option to purchase a Common Share.
2.21"Other Award" means an Award issued pursuant to Section 6.8 hereof.
2.22"Outside Trustee" means a trustee of the Company who is not an Employee or a Consultant.
2.23"Participant" means an Employee or Consultant of the Company or a Subsidiary or an Outside Trustee to whom an Award is granted under this Plan.
2.24"Performance Award" means an Award hereunder of cash, Common Shares, units or rights based upon, payable in, or otherwise related to, Common Shares pursuant to Section 6.6 hereof.
2.25"Performance Goal" means any of the goals set forth in Section 6.9 hereof.
2.26"Plan" means this Physicians Realty Trust 2013 Equity Incentive Plan, as amended and restated and as further amended from time to time.
2.27"Reporting Participant" means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.
2.28"Restricted Shares" means Common Shares issued or transferred to a Participant pursuant to Section 6.3 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.
2.29"Restricted Share Units" means units awarded to Participants pursuant to Section 6.5 hereof, which are convertible into Common Shares at such time as such units are no longer subject to restrictions as established by the Committee.
2.30"Retirement" means any Termination of Service solely due to retirement upon or after attainment of age sixty-five (65), or permitted early retirement as determined by the Committee.
2.31"SAR" or "Share Appreciation Right" means the right to receive an amount, in cash and/or Common Shares, equal to the excess of the Fair Market Value of a specified number of Common Shares as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.
2.32"SAR Price" means the exercise price or conversion price of each Common Share covered by a SAR, determined on the Date of Grant of the SAR.
2.33"Subsidiary" means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. "Subsidiaries" means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.
2.34"Termination of Service" occurs when a Participant who is (i) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (ii) an Outside Trustee of the Company or a Subsidiary ceases to serve as a trustee of the Company for any reason; or (iii) a Consultant of the Company or a Subsidiary ceases to serve as a Consultant of the Company and its Subsidiaries for any reason. Except as may be necessary a desirable to comply with applicable federal or state law, a "Termination of Service" shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Trustee or Consultant or vice versa. Notwithstanding the foregoing provisions of this Section 2.34, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of "Termination of Service" for purposes of such Award shall be the definition of "separation from service" provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.
2.35"Total and Permanent Disability" means a Participant is qualified for long-term disability benefits under the Company's or Subsidiary's disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee. Notwithstanding the foregoing provisions of this Section 2.35, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code the definition of "Total and Permanent Disability" for purposes of such Award shall be the definition of "disability" provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.
ARTICLE 3
ADMINISTRATION
Subject to the terms of this Article 3. the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the "Committee"). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.
If necessary to satisfy the requirements of Rule 16b-3 promulgated under the Exchange Act, membership on the Committee shall be limited to those members of the Board who are "non-employee trustees" as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.
The Committee shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or by the Board.
The Committee in its discretion, shall (i) interpret the Plan and Award Agreements, (ii) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan, (iii) establish performance goals for an Award and certify the extent of their achievement, and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.
The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee. Notwithstanding the foregoing, to the extent necessary to satisfy the requirements of Rule 16b-3 promulgated under the Exchange Act, any function relating to a Reporting Participant shall be performed solely by the Committee.
With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, the rules of any exchange or inter-dealer quotation system upon which the Company's securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4
ELIGIBILITY
Any Employee (including an Employee who is also a trustee or an officer), Consultant or Outside Trustee of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Consultant or Outside Trustee. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee's determinations under the Plan (including without limitation determinations of which Employees, Consultants or Outside Trustees, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.
ARTICLE 5
SHARES SUBJECT TO PLAN
5.1Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of Common Shares that may be delivered pursuant to Awards granted under the Plan is 11,000,000 shares. Subject to adjustment pursuant to Articles 11 and 12, during any one calendar year, the maximum number of Common Shares with respect to Awards that may be granted to an Executive Officer is Five Hundred Thousand (500,000) Common Shares and the maximum value with respect to Awards that may be granted to an Outside Trustee is Five Hundred Thousand Dollars ($500,000). Shares to be issued may be made available from authorized but unissued Common Shares, Common Shares held by the Company in its treasury, or Common Shares purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of Common Shares that shall be sufficient to satisfy the requirements of this Plan.
5.2Reuse of Shares. Except as otherwise expressly provided in this Section 5.2, to the extent that all or any portion of an Award under this Plan shall be forfeited, shall expire or be canceled, in whole or in part, or shall be settled or paid in cash, then the number of Common Shares covered by the Award (or portion thereof) so forfeited, expired or canceled or settled or paid in cash may again be awarded pursuant to the provisions of this Plan. Common Shares from an Award that are withheld in payment of the exercise price or taxes, and Common Shares subject to a Stock Appreciation Right not delivered upon exercise shall be deemed to be delivered for purposes of the Plan and therefore will not be deemed to remain or to become available under the Plan.
ARTICLE 6
GRANT OF AWARDS
6.1In General.
(a)The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the type of Award being granted, the total number of Common Shares subject to the Award, the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the Effective Date of this Plan. The Plan shall be submitted to the Company's shareholders for approval as required by Applicable Law; however, the Committee may grant Awards under the Plan prior to the time of shareholder approval. Any such Award granted prior to such shareholder approval shall be made subject to such shareholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.
(b)If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.
(c)Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.
6.1Option Price The Option Price for any Common Share which may be purchased under a Nonqualified Option for any Common Share may be equal to or greater than the Fair Market Value of the share on the Date of Grant. Except as otherwise provided by Article 11 or Article 12, the Option Price for any Nonqualified Option may not be reduced, directly or indirectly by cancellation and re-grant or otherwise, without the prior approval of the shareholders.
6.2Restricted Shares and Common Shares. If Restricted Shares or Common Shares are granted to or received by a Participant under an Award (including a Nonqualified Option), the Committee shall set forth in the related Award Agreement: (i) the number of Common Shares awarded, the price, if any, to be paid by the Participant for such Common Shares and the method of payment of the price, (ii) the time or times within which such Award may be subject to forfeiture, if at all, (iii) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (iv) all other terms, limitations, restrictions, and conditions of the Common Shares, which shall be consistent with this Plan and, to the extent Restricted Shares granted under the Plan are subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Shares need not be the same with respect to each Participant.
(a)Legend on Shares. The Company shall electronically register the Restricted Shares or Common Shares awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares or Common Shares, substantially as provided in Section 15.12 of the Plan. No certificate or certificates in respect of such Restricted Shares or Common Shares shall be issued with respect to such Common Shares, unless, following the expiration of the Restriction Period (as defined in Section 6.3(b)(i)) without forfeiture in respect of such Restricted Shares, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates and the Company, in its sole discretion, elects to issue such certificates (as opposed to electronic book entry form with respect to its Common Shares). The Company shall deliver the certificates it elects to issue to the Participant as soon as administratively practicable following the Company's receipt of such request.
(b)Restrictions and Conditions. Restricted Shares shall be subject to the following restrictions and conditions:
(i)Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the "Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Shares. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Shares whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.
(ii)Except as provided in sub-paragraph (i) above or in the applicable Award Agreement or under Section 6.6 below, the Participant shall have, with respect to his or her Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon.
(iii)The Restriction Period of Restricted Shares shall commence on the Date of Grant or the date of exercise of an Award, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Shares, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on such Performance Goals, as may be determined by the Committee in its sole discretion.
(iv)Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested Restricted Shares shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Shares, the Committee shall specify in the Award Agreement that either (i) the Company shall be obligated to, a (ii) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee; in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited Restricted Shares shall cease and terminate, without any further obligation on the part of the Company.
6.4SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Nonqualified Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (i) not inconsistent with the Plan, and (ii) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in Common Shares, or a combination thereof. In the event of the exercise of a SAR payable in Common Shares, the holder of the SAR shall receive that number of whole Common Shares having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (i) the difference between the Fair Market Value of a Common Share on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (ii) the number of Common Shares as to which the SAR is exercised, with a cash settlement to be made for any fractional Common Shares. The SAR Price for any Common Share subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted. Except as otherwise provided by Article 11 or Article 12, the SAR Price for any SAR may not be reduced, directly or indirectly by cancellation and re-grant or otherwise, without the prior approval of the shareholders.
6.5Restricted Share Units. Restricted Share Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (i) not inconsistent with the Plan, and (ii) to the extent a Restricted Share Unit issued under the Plan is subject to

Section 409A of the Code; in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Share Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale; assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of Common Shares or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.
6.6Performance Awards.
(a)The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in Common Shares, the Performance Award may provide for the issuance of the Common Shares at the time of the grant of the Performance Award or at the time of the determination by the Committee that the Performance Goals for the performance period have been met. The forfeiture of Common Shares issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such Common Shares. Each Performance Award granted to one or more Participants shall have its own terms and conditions.
If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company's business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.
(b)Performance Awards may be valued by reference to the Fair Market Value or according to any formula or method deemed appropriate by the Committee; in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company's business and/or remaining in the employ of the Company or a Subsidiary for a specific period of time. Performance Awards may be paid in cash, Common Shares, or other consideration, or any combination thereof. If payable in Common Shares, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.
6.7Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award, provided, however, that to the extent any Dividend Equivalent Right granted as a component of a Nonqualified Option or SAR is subject to Section 409A of the Code, both the Dividend Equivalent Right and the Nonqualified Option or SAR, as applicable, must be granted with terms that are compliant with Section 409A of the Code. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Common Shares (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall beat the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or Common Shares or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award. Notwithstanding anything to the contrary herein, Dividend Equivalent Rights may not be granted as a component of Restricted Shares.
6.8Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, Common Shares, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.
6.9Performance Goals. Awards of Restricted Shares, Restricted Share Units, Performance Award and Other Awards (whether relating to cash or Common Shares) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria that may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before taxes, interest, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or other extraordinary business transactions; sales growth; price of the Company’s Common Shares; return on assets, equity or shareholders’ equity; market share; inventory levels, inventory turn or shrinkage; total return to shareholders; safety measures; environmental, social or governance factors or such other business criteria as the

Committee considers appropriate or desirable in light of the business goals of the Company ("Performance Criteria"). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company's quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company's financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company's annual report. However, the Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.
6.10Tandem Awards The Committee may grant a "tandem Award," so that the right of the Participant to exercise one type of Award shall be canceled if, and to the extent, the other Award is exercised. For example, if a Nonqualified Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to one hundred (100) Common Shares, the right of the Participant to exercise the related Nonqualified Option shall be canceled to the extent of one hundred (100) Common Shares.
ARTICLE 7
AWARD PERIOD; VESTING
7.1.Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Award may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Award may be exercised in whole or in part at any time during its term. The Award Period for an Award shall be reduced or terminated upon Termination of Service. No Award granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Awarde may be exercised after the expiration of ten (10) years from its Date of Grant.
7.2.Vesting. Notwithstanding any other provision of the Plan (but except as provided in this Section 7.2), Awards shall have a minimum vesting period of one (1) year, provided that over the life of the Plan up to 5% of the total number of Common Shares authorized under Section 5.1 subject to Awards may be issued without minimum vesting requirements. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Award may be vested in the event of the Participant's death, Total and Permanent Disability or Termination of Service without cause or as otherwise provided in Article 12.
ARTICLE 8
EXERCISE OR CONVERSION OF AWARD
8.1In General. A vested Award may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.
8.2Securities Law and Exchange Restrictions. In no event may an Award be exercised or Common Shares be issued pursuant to an Award if a necessary listing or quotation of the Common Shares on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.
8.3Exercise of Nonqualified Option.
(a)In General. If a Nonqualified Option is exercisable prior to the time it is vested, the Common Shares obtained on the exercise of the Nonqualified Option shall be Restricted Shares which are subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Nonqualified Option may be exercised. No Nonqualified Option may be exercised for a fractional Common Share. The granting of a Nonqualified Option shall impose no obligation upon the Participant to exercise that Nonqualified Option.
(b)Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Nonqualified Option may be exercised by the delivery of written notice to the Committee setting forth the number of Common Shares with respect to which the Nonqualified Option is to be exercised and the date of exercise thereof (the "Exercise Date") which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (a) cash or check, bank draft, or money order payable to the order of the Company, (b) Common Shares (including Restricted Shares) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (c) by delivery (including by facsimile or other electronic means) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the Common Shares purchased upon exercise of the Nonqualified Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that Restricted Shares are tendered as consideration for the exercise of a Nonqualified Option, a number of Common Shares issued upon the exercise of the Nonqualified Option equal to the number of Restricted Shares used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Shares so tendered.
(c)Issuance of Certificate. Except as otherwise provided in Section 6.3 hereof (with respect to Restricted Shares) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Shares then being purchased to be registered in the Participant's name (or the person exercising the Participant's Option in the event of his or her death), but shall not issue certificates for the Common Shares unless the Participant or such other person requests delivery of the certificates for the Common Shares, in writing in accordance with the procedures established by the Committee, and the Company has elected to issue certificates (as opposed to electronic book entry form with respect to its Common Shares); in which case, the Company shall deliver certificates to the Participant (or the person exercising the Participant's Option in the event of his or her death) as soon as administratively practicable following the Company's receipt of a written request from the Participant or such other person for delivery of the certificates. Any obligation of the Company to deliver Common Shares shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Nonqualified Option or the Common Shares upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Nonqualified Option or the issuance or purchase of Common Shares thereunder, the Nonqualified Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.
(d)Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Shares specified in such notice or fails to accept delivery thereof, that portion of the Participant's Nonqualified Option and right to purchase such Common Shares may be forfeited by the Participant.
8.4SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by facsimile or other electronic means) of written notice to the Committee setting forth the number of Common Shares with respect to which the SAR is to be exercised and the date of exercise thereof (the "Exercise Date") which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:
(a)cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per Common Share over the SAR Price per share specified in such SAR, multiplied by the total number of Common Shares of the SAR being surrendered;
(b)that number of Common Shares having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or
(c)the Company may settle such obligation in part with Common Shares and in part with cash.
The distribution of any cash or Common Shares pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.
ARTICLE 9
AMENDMENT OR DISCONTINUANCE
Subject to the limitations set forth in this Article 9, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which shareholder approval is required by any securities exchange or inter-dealer quotation system on which the Common Shares are listed or traded, or by other Applicable Law shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Awards theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Award outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by Applicable Law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Award theretofore granted under the Plan without the consent of the affected Participant.
ARTICLE 10
TERM
The Plan shall be effective from the date that this Plan is adopted by the Board. Unless sooner terminated by action of the Committee; the Plan will terminate on the tenth anniversary of the Effective Date; but Awards granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11
CAPITAL ADJUSTMENTS
In the event that any dividend or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Common Shares or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (i) the number of shares and type of Common Shares (or the securities or property) which thereafter may be made the subject of Awards, (ii) the number of shares and type of Common Shares (or other securities or property) subject to outstanding Awards, (iii) the number of shares and type of Common Shares (or other securities or property) specified as the annual per-participant limitation under Section 5.1 of the Plan, (iv) the Option Price of each outstanding Award, (v) the amount, if any, the Company pays for forfeited Common Shares in accordance with Section 6.3, and (vi) the number of or SAR Price of Common Shares then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company's issued and outstanding Common Shares in each instance shall remain subject to exercise at the same aggregate SAR Price; provided however, that the number of Common Shares (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Nonqualified Option to violate Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange stock market, or stock quotation system to which the Company is subject.
Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.
ARTICLE 12
RECAPITALIZATION, MERGER AND CONSOLIDATION
12.iNo Effect on Company's Authority. The existence of this Plan and Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Shares or the rights thereof (or any rights options or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
12.iiConversion of Awards Where Company Survives. Subject to any required action by the shareholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Award granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of Common Shares subject to the Award would have been entitled.
12.iiiExchange or Cancellation of Awards Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each Common Share subject to the unexercised portions of outstanding Awards, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the shareholders of the Company in respect to each Common Share held by them, such outstanding Awards to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.
12.ivCancellation of Awards. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Awards granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Shares or the rights thereof (or any rights options or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:
(a)giving notice to each holder thereof or his personal representative of its intention to cancel those Awards for which the issuance of Common Shares involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the Common Shares subject to such outstanding Awards, including in the Board's discretion some or all of the shares as to which such Awards would not otherwise be vested and exercisable, or
(b)in the case of Awards that are either (i) settled only in Common Shares, or (ii) at the election of the Participant, settled in Common Shares paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such

Award to be paid by the Participant (hereinafter the "Spread"), multiplied by the number of shares subject to the Award. In cases where the shares constitute or would after exercise constitute Restricted Shares, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Awards shall be made, such as deeming the Awards to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Awards as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to Common Shares upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.
12.5Change in Control. In the event of a Change in Control, the acquirer or surviving or resulting corporation has the right to continue, assume or convert into replacement awards any then outstanding Awards to the extent practicable. Outstanding Awards that are not continued, assumed or converted into replacement awards in connection with the Change in Control shall accelerate and vest, be earned or become exercisable in full upon the Change in Control. With respect to outstanding Awards that are subject to performance-based vesting conditions, the reference to "accelerate and vest" refers to vesting based on the actual level of achievement of the performance goal or goals under the Award as of the date of the Change in Control unless otherwise provided in an employment agreement or in an Award agreement. An Award that either by its terms or this Section 12.5 would be fully vested a exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4 hereof.
ARTICLE 13
LIQUIDATION OR DISSOLUTION
Subject to Section 12.4 hereof, in case the Company shall, at any time while any Award under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each Common Share of the Company which such Participant would have been entitled to receive under the Award, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each Common Share of the Company. If the Company shall, at any time prior to the expiration of any Award, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.
ARTICLE 14
AWARDS IN SUBSTITUTION FOR AWARDS GRANTED BY OTHER ENTITIES
Awards may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent consultants or trustees of a corporation, partnership, or limited liability company who become or are about to become Employees, Consultants or Outside Trustees of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted. To the extent permitted by Applicable Law, any Awards granted in accordance with this Article 14 shall not reduce the number of Common Shares available for grant under Section 5.1 above.
ARTICLE 15
MISCELLANEOUS PROVISIONS
15.1Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Awards granted or the Common Shares to be purchased or transferred are being acquired for investment and not with a view to their distribution.
15.2No Right to Continued Employment. Neither the Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.
15.3Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.
15.4Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5Clawback. Any Award granted under the Plan shall be subject to recovery by the Company if such recovery and repayment is required by (i) applicable laws, rules, or regulations, (ii) the terms of any Company recoupment, clawback or similar policy in effect from time to time, or (iii) any recoupment, clawback or similar provisions specified in an Award Agreement.
15.6Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue Common Shares under any Award if the issuance thereof would constitute a violation by the Participant or the Company of any Applicable Law; and, as a condition of any sale or issuance of Common Shares under an Award, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such Applicable Law. The Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to sell and deliver Common Shares, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.
15.7Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.7, the term "Company" shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving Common Shares issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant's income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing Common Shares, if such certificate is requested by the Participant in accordance with Section 6.4(a) or Section 8.3(c) above and the Company has elected to issue certificates (as opposed to electronic book entry form with respect to its Common Shares). Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of Common Shares that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company's withholding of a number of shares to be delivered upon the exercise of the Nonqualified Option, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.
15.8Code Section 409A. Code Section 409A, when referred to in the Plan, means such Section, and any replacement thereof or successor thereto, as well as the guidance and Treasury Regulations issued thereunder. Payments hereunder shall be made upon the date specified or a later date within the same taxable year of the Participant or, if later, by the 15th day of the third calendar month following the date specified; provided, however, the Participant may not, directly or indirectly, designate the taxable year of the payment. Notwithstanding the foregoing, the Committee reserves the right to delay any payment to the extent permitted by Code Section 409A. Payments made hereunder are intended to comply with, or be exempt from, Section 409A of the Code. Accordingly, other provisions of the the Award Agreement or the Plan notwithstanding, the provisions of this Section 15.7 will apply in order that the Awards comply with Code Section 409A, to the extent applicable. In addition, the Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan, and the Committee may, to the extent the Committee deems necessary or advisable in its sole discretion, unilaterally amend or modify the Participant's Award Agreement to ensure that all Awards have terms that comply, and in operation comply, with Code Section 409A (including, without limitation, the avoidance of penalties thereunder). Other provisions of the Award Agreement and the Plan notwithstanding, the Company and the Committee make no representations that the Awards will be exempt from any penalties that may apply under Code Section 409A or other applicable law, make no undertaking to preclude Code Section 409A from applying to the Awards and will not indemnify or provide a gross up payment to a Participant (or any beneficiary) for any taxes, interest or penalties imposed under Code Section 409A or other applicable law.
15.9Deferrals. The Committee may permit (upon timely election by the Participant) or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Common Shares that would otherwise be due to such Participant by virtue of the exercise of a Nonqualified Option or SAR, the lapse or waiver of restrictions with respect to Restricted Shares or Performance Awards, or the satisfaction of any requirements or goals with respect to Performance Awards or Other Awards. If any such deferral election is required or permitted, the Committee may, in its sole discretion, establish rules and procedures for such payment deferrals in a manner consistent with Code Section 409A and the regulations thereunder.
15.10 Assignability. Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. The Committee may, in its discretion, authorize all or a portion of an Award to be granted to a Participant on terms which permit transfer by such Participant to (i) the spouse (or former spouse), children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by Immediate Family Members, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Award is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section 15.10, and (z) subsequent transfers of transferred Awards shall be prohibited except those by will or the laws of descent and distribution.
Following any transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediate) y prior to transfer, provided that for purposes of Articles 8, 9, 11, 12, 13 and 15 hereof the term "Participant" shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which, if such Awards are Nonqualified Options or SARs, such Nonqualified Options and SARs shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Award. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Shares issuable or issued under a Nonqualified Option or SAR that has been transferred by a Participant under this Section 15.10.
15.11Use of Proceeds. Proceeds from the sale of Common Shares pursuant to Awards granted under this Plan shall constitute general funds of the Company.
15.12Legend. Restricted Shares electronically registered in a Participant's name shall note that the shares are Restricted Shares. If a certificate for Restricted Shares is issued to a Participant, the certificate shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof:
On the face of the certificate:
"Transfer of these Common Shares is restricted in accordance with conditions printed on the reverse of this certificate"
On the reverse:
"The Common Shares are subject to and transferable only in accordance with that certain Physicians Realty Trust 2013 Equity Incentive Pan, a copy of which is on file at the principal office of the Company in Milwaukee Wisconsin. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan and Award Agreement. By acceptance of these Common Shares, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan and Award Agreement."
If a certificate for Common shares is issued to a Participant, the following legend shall be inserted on a certificate evidencing Common Shares issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:
"Common Shares represented by this certificate have been acquired by the holder for investment and not for resale transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company."
A copy of this Plan shall be kept on file in the principal office of the Company.

APPENDIX C
PHYSICIANS REALTY TRUST
AMENDED AND RESTATED 2015 EMPLOYEE STOCK PURCHASE PLAN

1.Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Shares of the Company. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and the Plan shall be construed so as to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2. Definitions.

a.“Administrator” means one or more of the Company’s officers or management team appointed by the Committee to administer the day-to-day operations of the Plan. Except as otherwise provided in the Plan, the Committee may assign any of its administrative tasks to the Administrator.

b.“Board” means the Board of Trustees of the Company.

c.“Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

i. any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below;

ii.the following individuals cease for any reason to constitute a majority of the number of trustees then serving: individuals who, on the Effective Date, constitute the Board and any new trustee (other than a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the trustees then still in office who either were trustees on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

iii. there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

iv.the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of this Section 2(c):

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares of the Company.

Notwithstanding the foregoing provisions of this Section 2(c), if a purchase right granted under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such purchase right under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

d.“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

e.“Committee” means the Compensation Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

f.“Company” means Physicians Realty Trust.

g.“Compensation” means wages and salary but exclusive of overtime pay and regularly paid wage premiums (such as evening or shift premiums), commissions, income from stock options or equity compensation awards, bonuses and other compensation, unless otherwise determined by the Committee.

h. “Designated Subsidiary” means any Subsidiary selected by the Committee.

i.“Disability” means the Participant becoming unable to engage in any substantial gainful activity by reason of any medical determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, within the meaning of Code Section 422(c)(6).

j.“Effective Date” shall mean the date the Plan becomes effective in accordance with Section 25.

k.“Eligible Employee” means any individual who is treated as an active employee in the records of the Company or any Designated Subsidiary, regardless of any subsequent reclassification by the Company or by any Designated Subsidiary, any governmental agency, or any court, provided, however, in all cases, only as of the first day of the month following the start of service as an active employee of the Company or Designated Subsidiary. The Committee, in its discretion, from time to time may, prior to an Offering Date for a particular Offering and for all purchase rights to be granted on such Offering Date under such Offering, determine that the definition of Eligible Employee will or will not include an individual if he or she customarily works not more than twenty (20) hours per week or not more than five (5) months in any calendar year (or, in each case, such lesser period of time as may be determined by the Committee in its discretion), provided that any such exclusion is applied with respect to each Offering in a uniform manner to all similarly situated employees who otherwise would be Eligible Employees for that Offering. The employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company or the Designated Subsidiary so long as the leave does not exceed three (3) months or if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence. The employment relationship shall be treated as continuing intact where an Eligible Employee transfers employment between the Company and Designated Subsidiaries. The Committee shall establish rules to govern other transfers into the Plan, and between any separate Offerings established thereunder, consistent with the applicable requirements of Section 423 of the Code.

l. “Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.

m. “Fair Market Value” means, with respect to the Shares, as of any date, (i) the closing per-share sales price of the Shares (A) as reported by the NYSE composite tape for such date or (B) if the Shares are no longer listed on the NYSE but are listed on any other national stock exchange or national market system, as reported on the stock exchange composite tape for securities traded on such exchange for such date, or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or, (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee upon the reasonable application of a reasonable valuation method.

n.“NYSE” means the New York Stock Exchange.

o.“Offering” means an offer under the Plan of a purchase right that may be exercised during an Offering Period as further described in Section 2(q). For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Subsidiaries will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

p.“Offering Date” means the first Trading Day of each Offering Period.

q.“Offering Period” means a period of six (6) months during which a purchase right granted pursuant to the Plan may be offered, or such different period for the offer of the purchase right as may be established by the Committee. In no event shall an Offering Period exceed 27 months. The duration and timing of Offering Periods may be changed pursuant to Section 4. It is the intent of the Company that the initial Offering Period will be the six-month period ending December 31, 2023.

r. “Parent” means a “parent corporation” of the Company whether now or hereinafter existing as defined in Section 424(e) of the Code.

s. “Participant” means any Eligible Employee who participates in the Plan as described in Section 5.

t.“Participation Election” means any written agreement, enrollment form, contract or other instrument or document (in each case in paper or electronic form) evidencing that an Eligible Employee has elected to become a Participant in the Plan, which may, but need not, require execution by a Participant.

u.“Plan” means the Physicians Realty Trust Amended and Restated 2015 Employee Stock Purchase Plan.

v.“Purchase Date” means the last Trading Day of each Offering Period.

w.“Purchase Price” means a per-Share amount to be paid by a Participant to purchase a Share on the Purchase Date. Such Purchase Price shall be established in the manner initially specified by the Committee and in effect thereafter unless otherwise changed by the Committee, for each Offering prior to an Offering Period and shall be no less than the lower of (i) eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date for the relevant Offering Period or (ii) eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date for the relevant Offering Period. Such Purchase Price may be established by the Committee by any manner or method the Committee determines, pursuant to Section 16, and subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule).

x.“Share” means a share of common stock of the Company or such other security of the Company (i) into which such share shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 16.

y.“Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.

z. “Trading Day” means a day on which the NYSE is open for trading.

aa. “Trustee” means a member of the Board.

3.Eligibility.

a.Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan, provided, however, that employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. Further, notwithstanding any provisions of the Plan to the contrary, no Eligible Employee may be granted a purchase right under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding purchase rights to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) worth of such stock (determined at the Fair Market Value of the shares of such stock at the time such purchase right is granted) for each calendar year in which such purchase right is both outstanding and exercisable.

b.The Committee may provide that each employee who, during the course of an Offering, first becomes an Eligible Employee shall, on a date specified in the Offering that coincides with the day on which such employee becomes an Eligible Employee or that occurs thereafter, receive a purchase right under that Offering, which purchase right shall thereafter be deemed to be a part of that Offering. Such purchase right shall have the same characteristics as any purchase rights originally granted under that Offering, as described herein, except that:
i.the first Trading Day on or immediately following the date on which such purchase right is granted shall be the “Offering Date” of such purchase right for all purposes, including determination of the Purchase Price of such purchase right;

ii.the period of the Offering with respect to such purchase right shall begin on its Offering Date and end coincident with the end of such Offering; and

iii.the Committee may provide that if such employee first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she shall not receive any purchase right under that Offering.

4.Offering Periods. The first Offering Period under the Plan will commence on July 1, 2023 and will end on December 31, 2023. Subsequently, the Plan shall be implemented by consecutive six-month Offering Periods with a new Offering Period commencing on each January 1 and July 1, or on such other date as the Committee shall determine, and continuing thereafter to the last day of the respective six-month period or until terminated in accordance with Section 20. Within the limitations set forth in Section 2(q), the Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.Participation. An Eligible Employee may become a Participant in the Plan by completing, within any prescribed enrollment period prior to the applicable Offering Date, a Participation Election (electronic or otherwise) and/or any other forms and following any procedures for enrollment in the Plan as may be established by the Administrator from time to time.

6. Payroll Deductions.

a.At the time a Participant completes any Participation Election, enrollment form and/or procedure to enroll in the Plan, as provided in Section 5, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation that he or she receives on each pay day during the Offering Period, provided that should a pay day occur on a Purchase Date, a Participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period, unless otherwise provided by the Administrator and subject to withdrawal by the Participant as provided in Section 10. A Participant’s enrollment in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10.

b. Payroll deductions for a Participant shall commence on the first pay day following the Offering Date and shall end on the last pay day in the Offering Period to which such authorization is applicable (subject to Section 6(a)), unless sooner terminated by the Participant as provided in Section 10.

c.A Participant may discontinue his or her participation in the Plan as provided in Section 10 by completing any forms and following any procedures for withdrawal from the Plan as may be established by the Administrator from time to time. Further, the Participant may increase or decrease payroll deductions by completing any form or following any procedure established by the Administrator from time to time.

d.At the time that Shares are purchased under the Plan, or at the time some or all of the Company’s Shares issued under the Plan are disposed of, the Participant must make adequate provision for the Company’s or its Subsidiary’s federal, state, or any other tax liability payable to any authority, national insurance, social security, payment-on-account or other tax obligations, if any, which arise as a result of participation in the Plan, including, for the avoidance of doubt, any liability of the Participant to pay an employer tax or social insurance contribution obligation, which liability has been shifted to the Participant as a matter of law or contract. At any time, the Company or its Subsidiary, as applicable, may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or its Subsidiary, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or its Subsidiary, as applicable, any tax deductions or benefits attributable to sale or early disposition of Shares by the Eligible Employee. In addition, the Company or its Subsidiary, as applicable, may withhold from the proceeds of the sale of Shares, may withhold a sufficient whole number of Shares otherwise issuable following purchase having an aggregate fair market value sufficient to pay applicable withholding obligations or may withhold by any other means set forth in the applicable Participation Election. Where necessary to avoid negative accounting treatment, the Company or its Subsidiary shall withhold taxes at the applicable statutory minimum withholding rates.

7.Grant of Purchase Right. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a purchase right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of Shares determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Purchase Date by the applicable Purchase Price, provided, however, that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than 100,000 Shares subject to adjustment pursuant to Section 15, and provided further that such purchase shall be subject to the limitations set forth in Sections 3 and 14. The Committee may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that an Eligible Employee may purchase during each Offering Period. The purchase of Shares pursuant to the purchase right shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. Each purchase right expires on the last day of the Offering Period.

8.Purchase of Shares.

a.Unless a Participant withdraws from the Plan as provided in Section 10, on the Purchase Date, the maximum number of whole Shares as may be purchased with the accumulated payroll deductions in the Participant’s account shall be purchased for such Participant at the applicable Purchase Price, subject to the limitations in Section 7 and Section 8(b). Unless specifically permitted by the Committee, fractional shares shall not be purchased, and in such event, any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full Share shall, at the discretion of the Committee, be returned to the Participant or be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. During a Participant’s lifetime, Shares may be purchased pursuant to the Participant’s purchase right only by the Participant.

b.No Participant is permitted to purchase shares under all employee stock purchase plans of the Company and its subsidiaries at a rate that exceeds $25,000 in Fair Market Value (determined at the time the purchase right is granted) for each calendar year in which any purchase right is both outstanding and exercisable.

c. If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which purchase rights are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Committee shall make a pro-rata allocation of the Shares available for purchase on such Purchase Date in as uniform a manner as shall be practicable to be equitable among all Participants exercising purchase rights on such Purchase Date. The Committee may make a pro-rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date. In such event, any residual payroll deductions accumulated in a Participant’s account which are not used to purchase Shares shall be promptly refunded to the relevant Participant or beneficiary, as applicable.

9. Delivery. By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Company. Alternatively, the Company may provide for Plan share accounts for each Participant to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. As soon as reasonably practicable after each Purchase Date on which a purchase of Shares occurs, the Company shall arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her purchase right to the Participant’s brokerage or Plan share account in a form determined by the Company. Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any purchase under the Plan, and instead such Shares shall be recorded in the books of the brokerage firm or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

10.Withdrawal.

a.A Participant may decide not to purchase Shares on a given Purchase Date and opt to withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to purchase Shares under the Plan at any time by giving notice in a form or manner prescribed by the Administrator from time to time, except that no withdrawals shall be permitted for the five day period immediately preceding each Purchase Date, or as may be specified by the Administrator in its discretion. All of the Participant’s payroll deductions credited to his or her account shall, at the discretion of the Administrator, (i) be retained in the Participant’s account and used to purchase Shares at the next Purchase Date, or (ii) be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s purchase right for the Offering Period shall be terminated automatically, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless he or she satisfactorily completes the process to re-enroll in the Plan as prescribed by the Administrator from time to time.

b.A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offerings which commence after the termination of the Offering Period from which he or she has withdrawn.

11. No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary, as applicable. Furthermore, the Company or a Subsidiary may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

12.Termination of Employment. Unless otherwise determined by the Administrator, upon a Participant’s ceasing to be an Eligible Employee, due to termination of employment for any reason (other than death or Disability), he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering Period but not yet used to purchase Shares under the Plan shall be returned to such Participant and such Participant’s purchase right shall be terminated automatically. Unless otherwise determined by the Administrator, upon a Participant’s ceasing to be an Eligible Employee, due to termination of employment on account of death or Disability, the Participant or, in the case of his or her death, the person or persons entitled thereto under Section 17 may elect to (i) purchase Shares on the next applicable Purchase Date, as may be purchased with the accumulated payroll deductions in the Participant’s account in accordance with the terms of the Plan and Section 8 or (ii) elect to withdraw from the Plan as described in this Section 12.

13. Interest. No interest will accrue on the payroll deduction contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Administrator.

14.Shares Available for Purchase under the Plan.

a.Basic Limitation. Subject to adjustment pursuant to Section 15 , the aggregate number of Shares authorized for sale under the Plan is 650,000 (six hundred fifty thousand) Shares. If any purchase right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such purchase right shall again become available for issuance under the Plan.

b.Rights as an Unsecured Creditor. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly-authorized transfer agent of or broker selected by the Company), a Participant shall only have the rights of an unsecured creditor with respect to such Shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such Shares.

c.Sources of Shares Deliverable at Purchase. Any Shares issued after purchase may consist, in whole or in part, of authorized and unissued or reacquired Shares, including Shares purchased on the open market, or of treasury Shares.

15. Adjustments for Changes in Capitalization and Similar Events.
a.Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of Shares that shall be made available for sale under the Plan, the maximum number of Shares that each Participant may purchase during the Offering Period (pursuant to Section 7) or over a calendar year under the $25,000 limitation (pursuant to Section 8(b)), and the per Share price used to determine the Purchase Price shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from any nonreciprocal transaction between the Company and its shareholders (such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend) that affects the Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding purchase rights. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. The Committee may not delegate its authority to make adjustments pursuant to this paragraph. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a purchase right.

b.Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company as contemplated by Section 2(c)(iv), the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

c.Change in Control. In the event of a Change in Control, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period then in progress shall be shortened by setting a New Purchase Date and shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed merger or Change in Control. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

16.Administration.

a.Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, without limitation, the authority to:

i.construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any Participation Election or other instrument or agreement relating to the Plan;

ii.determine eligibility and adjudicate all disputed claims filed under the Plan, including which entities shall be Designated Subsidiaries;

iii.determine the terms and conditions of any purchase right to purchase Shares under the Plan;

iv. establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

v. amend an outstanding purchase right or grant a replacement purchase right for a purchase right previously granted under the Plan if, in the Committee’s discretion, it determines that (A) the tax consequences of such purchase right to the Company or the Participant differ from those consequences that were expected to occur on the date the purchase right was granted, or (B) clarifications or interpretations of, or changes to, tax law or regulations permit purchase rights to be granted that have more favorable tax consequences other than initially anticipated; and

vi.make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. The Committee may assign any of its administrative tasks set forth in this paragraph to the Administrator, including the designation of a Designated Subsidiary under the Plan, unless constrained by applicable law. However, the Committee may not delegate its authority to make adjustments pursuant to Section 15(a).

b.Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any right to purchase Shares granted under the Plan made by the Committee or its delegate, including, but not limited to decisions of the Administrator in fulfilling its duties under the Plan, shall be final, conclusive, and binding upon all persons, including the Company, Designated Subsidiary, Participant, Eligible Employee, or any beneficiary of such person, as applicable.

c.Indemnification. To the extent allowable pursuant to applicable law, each member of the Board, the Committee, the Administrator or any employee of the Company, or a Designated Subsidiary (each such person, a “Covered Person”) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Covered Person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she has acted in accordance with his or her duties and responsibilities to the Company under applicable law, and provided that he or she gives the Company an opportunity, at its own expense, to handle and defend any claim, action, suit, or proceeding to which he or she is a party before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Covered Persons may be entitled pursuant to the Company’s Declaration of Trust or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

17. Death. Unless otherwise provided in an enrollment form or procedures established by the Administrator from time to time, in the event of the Participant’s death, any accumulated payroll deductions not used to purchase Shares shall be paid to and any Shares credited to his or her brokerage or Plan share account shall be transferred to the Participant’s heirs or estate as soon as reasonably practicable following the Participant’s death.

18.Transferability. Payroll deductions credited to a Participant’s account and any rights with regard to the purchase of Shares pursuant to a purchase right or to receive Shares under the Plan may not be assigned, alienated, pledged, attached, sold or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 17) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

19.Use of Funds. All payroll deductions received by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until Shares are issued, Participants shall only have the rights of an unsecured creditor.

20.Amendment and Termination.

a.Subject to any applicable law or government regulation and to the rules of the NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended, modified, suspended or terminated by the Committee without the approval of the shareholders of the Company. This termination authority may not be delegated. Except as provided in Section 15, no amendment may make any change in any purchase right previously granted which adversely affects the rights of any Participant or any beneficiary (as applicable) without the consent of the affected Participant or beneficiary. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval of any amendment in such a manner and to such a degree as required.

b.Without shareholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee or its delegate, including the Administrator, in each case to the extent permitted under the terms of the Plan, applicable law, the By-laws of the Company and under the Committee Charter, may change the Offering Periods, limit the frequency or number of changes in the amount withheld by payroll deduction during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant to adjust for delays or mistakes in the Company’s processing of properly completed Participant Elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee deems appropriate.

21.Notices. All notices or other communications by a Participant to the Company, the Committee or the Administrator under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

22. Conditions Upon Issuance of Shares.

a. Shares shall not be issued with respect to a purchase right unless the purchase of Shares pursuant to such purchase right and the issuance and delivery of such Shares comply with all applicable law. This may include, without limitation, federal, state and local rules and regulations promulgated under securities laws, and the requirements of any stock exchange upon which the Shares may then be listed. Share issuance is subject to the approval of counsel for the Company with respect to such compliance. In the event that any payroll deductions cannot be used to purchase shares due to noncompliance with applicable rules and regulations, such payroll deductions shall be promptly refunded to the relevant Participant or beneficiary, as applicable.

b.As a condition to the purchase of Shares pursuant to a purchase right, the Company may require the person on whose behalf Shares are purchased to represent and warrant at the time of any such purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the applicable provisions of law described in subsection (a) above.

23.Share Issuance. All Shares delivered under the Plan pursuant to the exercise of a purchase right to purchase Shares shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, the NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Company may take whatever steps are necessary to effect such restrictions.

24.Term of Plan. The Plan shall terminate on the earlier of (i) the date the Plan is terminated by the Committee in accordance with Section 20 and (ii) the date on which all purchase rights are exercised in connection with a dissolution or liquidation pursuant to Section 15(b) or Change in Control pursuant to Section 15(c). No further purchase rights shall be granted or Shares purchased, and no further payroll deductions shall be collected under the Plan following such termination.

25. Shareholder Approval. The Plan will become effective upon approval by the Committee. The Plan will not be presented for approval by the Company shareholders until the annual shareholder meeting to be held on May 3, 2023. If the Company shareholders do not approve the Plan, any amounts deducted from Participants will be refunded to the Participants and the Plan will terminate.

26.Code Section 409A; Tax Qualification.

a.Purchase rights granted under the Plan are intended to be exempt from the application of Section 409A of the Code. Subject to Section 26(b), in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Committee determines that a purchase right or the exercise, payment, settlement or deferral is subject to Section 409A of the Code, the purchase right shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a Participant or any other party if the purchase right that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.

b. Although the Company may endeavor to (i) qualify a purchase right for favorable tax treatment under the laws of the U.S. or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 26(a). The Company is not constrained in its corporate activities by any potential negative tax impact on Participants under the Plan.

27.Severability. If any particular provision of this Plan is found to be invalid or otherwise unenforceable, such determination shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.

28. Governing Law and Jurisdiction. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with the laws of the state of Wisconsin, without giving effect to the conflict of laws principles thereof. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Plan shall be exclusively in the courts in the State of Wisconsin, County of Milwaukee, including the Federal Courts located therein (should Federal jurisdiction exist).

29.Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

APPENDIX D

PHYSICIANS REALTY TRUST

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 PM, EST, on May 2, 2023.

Online
Go to **www.investorvote.com/DOC** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Trustees recommend a vote FOR all the nominees listed and FOR Proposals 2 – 5.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - John T. Thomas	☐	☐	☐	02 - Tommy G. Thompson	☐	☐	☐	03 - Stanton D. Anderson	☐	☐	☐
04 - Mark A. Baumgartner	☐	☐	☐	05 - Albert C. Black, Jr.	☐	☐	☐	06 - William A. Ebinger, M.D.	☐	☐	☐
07 - Pamela J. Kessler	☐	☐	☐	08 - Ava E. Lias-Booker	☐	☐	☐	09 - Richard A. Weiss	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐	3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
4. To approve the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan.	☐	☐	☐	5. To approve the Amended and Restated Physicians Realty Trust 2015 Employee Stock Purchase Plan.	☐	☐	☐

Note: Such other business as may come before the meeting or any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03R56B

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Physicians Realty Trust

Notice of 2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Trustees for Annual Meeting — May 3, 2023

The undersigned hereby appoints John T. Thomas, Jeffrey N. Theiler, and John W. Lucey, and any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Physicians Realty Trust to be held on May 3, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the election of the Board of Trustees and FOR items 2-5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

PHYSICIANS REALTY TRUST®

309 N. Water Street, Suite 500
Milwaukee, WI 53202

DOCREIT.COM | 844-DOC-REIT

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